Exhibit 4.1

SABRE GLBL INC.

AND EACH OF THE GUARANTORS PARTY HERETO

9.250% SENIOR SECURED NOTES DUE 2025

INDENTURE

Dated as of April 17, 2020

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee and Collateral Agent

i

EXHIBITS

Exhibit A1	FORM OF NOTE
Exhibit A2	FORM OF REGULATION S TEMPORARY GLOBAL NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS
Exhibit E	FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT

v

INDENTURE dated as of April 17, 2020 among Sabre GLBL Inc., a Delaware corporation, the Guarantors (as defined herein) and Wells Fargo Bank, National Association, a national banking association, as trustee and collateral agent.

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 9.250% Senior Secured Notes due 2025 (the “Notes”):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01    Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)    Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional First Lien Secured Party” means the holders of any Additional First Lien Obligations, including the Holders, and any Authorized Representative with respect thereto, including the Trustee and the Collateral Agent.

“Additional First Lien Obligations” means any Notes Obligations and any other First Lien Obligations, in each case, that are incurred prior to or after the Issue Date and secured by Collateral on a first- priority basis pursuant to the Security Documents (in the case of Notes Obligations) and the relevant security documents (in the case of any other First Lien Obligations).

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Authorized Representative” has the meaning assigned to such term in the Intercreditor Agreement.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Premium” means, with respect to any Note being redeemed on any Redemption Date, the greater of:

(1)    1.0% of the principal amount of such Note; and

(2)    the excess, if any, of (a) the present value at such Redemption Date of all required remaining scheduled interest payments due on such Note through March 16, 2025 (excluding accrued but unpaid interest to the Redemption Date) computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1)    the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions of property or assets of the Company or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2)    the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof), whether in a single transaction or a series of related transactions;

in each case, other than:

(a)    any disposition of Cash Equivalents or obsolete or worn-out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b)    the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries in a manner permitted pursuant to Section 5.01 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c)    the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 hereof including the making of any Permitted Investment;

(d)    any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $75,000,000;

(e)    any disposition (i) of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary and (ii) to the Company or a Restricted Subsidiary constituting debt forgiveness;

(f)    to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)    the lease, sublease, license or sublicense (including the provision of software under an open source license) of any real or personal property, or intellectual property or other intangible assets, in the ordinary course of business;

(h)    any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)    foreclosures, condemnation, expropriation or any similar action with respect to assets or the granting of Liens not prohibited by this Indenture;

(j)    sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Financing;

(k)    any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Indenture;

(l)    sales, discounts or forgiveness of accounts receivable, or participations therein, in connection with the collection or compromise thereof;

(m)    the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(n)    any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(o)    the unwinding or voluntary termination of any Hedging Obligations;

(p)    sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)    failing to pursue or allowing any registrations or any applications for registration of any intellectual property rights to lapse or go abandoned in the ordinary course of business if, in the reasonable determination of the Company or a Restricted Subsidiary, such discontinuance is desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

(r)    the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by Section 4.09 hereof;

(s)    the granting of a Lien that is permitted under Section 4.12 hereof; and

(t)    the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law; and

(u)    dispositions of property by the Company or a Restricted Subsidiary pursuant to Sale and Lease-Back Transactions.

“Authorized Representative” means (i) in the case of any Senior Credit Facilities Obligations or the First Lien Secured Parties under the Senior Credit Facilities, the administrative agent under the Senior Credit Facilities, (ii) in the case of the Notes Obligations or the Holders, the Trustee, (iii) in the case of any Series of Additional First Lien Obligations or Additional First Lien Secured Parties that become subject to the Intercreditor Agreement, the Authorized Representative named for such Series in the applicable joinder agreement and (iv) in the case of any Series of Junior Lien Obligations or Junior Lien Secured Parties that become subject to the Junior Lien Intercreditor Agreement, the Authorized Representative named for such Series in the Junior Lien Intercreditor Agreement or the applicable joinder agreement.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Business Day” means each day which is not a Legal Holiday.

“Business Successor” means (a) any former Subsidiary of the Company and (b) any Person that, after the Issue Date, has acquired, merged or consolidated with a Subsidiary of the Company (that results in such Subsidiary ceasing to be a Subsidiary of the Company), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Company.

“Capital Stock” means:

(1)    in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (after giving effect to the proviso in the definition thereof).

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP (after giving effect to the proviso in the definition thereof), recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) of such Person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are, or are required to be, reflected as capitalized costs on the consolidated balance sheet of such Person.

“Cash Equivalents” means:

(1)    United States dollars;

(2)    (a) Canadian dollars, Yen, pounds sterling, euros or any national currency of any participating member state of the EMU; or (b)     (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3)    securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)    certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)    repurchase obligations for underlying securities of the types described in clauses (3), (4) or (7) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6)    commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P or at least F2 by Fitch (or, if at any time neither Moody’s nor S&P nor Fitch shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s or “A” or higher from Fitch with maturities of 24 months or less from the date of acquisition;

(7)    marketable short-term money market and similar securities having a rating of at least P-2, A-2 or F2 from any of Moody’s, S&P or Fitch, respectively (or, if at any time neither Moody’s nor S&P nor Fitch shall be rating such obligations, an equivalent rating from another Rating Agency);

(8)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from any of Moody’s, S&P or Fitch (or, if at any time neither Moody’s nor S&P nor Fitch shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9)    readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from any of Moody’s, S&P or Fitch (or, if at any time neither Moody’s nor S&P nor Fitch shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(10)    Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AA- (or the equivalent thereof) or better by S&P or Aa3 (or the equivalent thereof) or better by Moody’s or AA- (or the equivalent thereof) or better by Fitch (or, if at any time neither Moody’s nor S&P nor Fitch shall be rating such obligations, an equivalent rating from another Rating Agency); and

(11)    investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (10) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (11) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (11) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) or (2) above or the immediately preceding paragraph; provided that such amounts are converted into any currency set forth in clauses (1) or (2) above or the immediately preceding paragraph as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For purposes of determining the maximum permissible maturity of any investments described in this definition, the maturity of any obligation is deemed to be the shortest of the following: (i) the stated maturity date; (ii) the weighted average life (for amortizing securities); (iii) the next interest rate reset for variable rate and auction-rate obligations; or (iv) the next put exercise date (for obligations with put features).

“Change of Control” means the occurrence of any of the following:

(1)    the sale, lease, transfer or other disposition, in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the consolidated properties and assets of Holdings or the Company and their respective subsidiaries, in each case, taken as a whole, to any Person other than one or more Permitted Holders; or

(2)    the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person (other than a Permitted Holder) or Persons (other than one or more Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Company.

“Clearstream” means Clearstream Banking, S.A.

“Collateral” means all assets and properties subject to Liens created pursuant to any Security Document to secure any Notes Obligations.

“Collateral Agent” means Wells Fargo Bank, National Association, until a successor collateral agent replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Company” means Sabre GLBL Inc., a Delaware corporation, and its successors.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense for such period, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person for such period (including such expense attributable to held-for-sale discontinued operations) determined on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of: (1) cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income, of such Person determined on a consolidated basis in accordance with GAAP, including all commissions, discounts and other fees and charges payable in cash with respect to letters of credit and bankers’ acceptance financing, net cash payments made under Hedging Obligations and (2) cash interest expense that is capitalized in accordance with GAAP, but, in the case of each of (1) and (2), excluding:

(a)    amortization of deferred financing costs, debt issuance costs and commissions, fees and expenses and any other amounts of non-cash interest;

(b)    the accretion or accrual of discounted liabilities during such period;

(c)    any interest expense in respect of items excluded from Indebtedness in clause (c), or the proviso at the end, of the definition thereof;

(d)    non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Obligations or other derivative instruments pursuant to Accounting Standards Codification Topic 815 “Derivatives and Hedging” and all costs associated with Hedging Obligations;

(e)    any one-time costs associated with the unwinding, termination or breakage in respect of Hedging Obligations;

(f)    all non-recurring cash interest expense consisting of liquidated damages or additional interest for failure to timely comply with registration rights obligations or financing and commitment fees; and

(g)    cash payments made on account of accrued interest with respect to any Qualified Holding Company Debt to the extent such payments are required by the terms of such Indebtedness to be made before the close of any “accrual period” (as defined in Treasury Regulation Section 1.1272-1(b)(1)(ii)) ending after five years from the date of original issuance of such Indebtedness (any such cash payments, “Catch-Up Payments”); provided that such Catch-Up Payments will be included in Consolidated Interest Expense solely for purposes of determining compliance with clause (20)(ii) of Section 4.07(b) hereof and not for any other purpose.

“Consolidated Leverage Ratio” means, as of the date of determination, the ratio of (a) the sum of (i) the Consolidated Total Indebtedness of Holdings, the Company and its Restricted Subsidiaries as of such date and (ii) the Reserved Indebtedness Amount applicable at such time to the calculation of the Senior Secured Leverage Ratio to (b) EBITDA of Holdings, the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available. The Consolidated Leverage Ratio will be calculated on a pro forma basis with the same adjustments applicable to the calculation of the Senior Secured Leverage Ratio.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(1)    any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction Expenses or any multi-year strategic cost-saving initiatives), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(2)    the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded, in each case in accordance with GAAP;

(3)    the Net Income for such period of any Person that is an Unrestricted Subsidiary or any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of such other Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents to such other Person or a Restricted Subsidiary of such other Person by such Person in such period;

(4)    solely for the purpose of determining the amount available for Restricted Payments under clause (3)(B) of Section 4.07(a) hereof the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such other Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to such other Person or a Restricted Subsidiary of such other Person thereof in respect of such period, to the extent not already included therein;

(5)    effects of adjustments (including the effects of such adjustments pushed down to Holdings, the Company and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other non-cash charges in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization, purchase or acquisition method accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(6)    any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(7)    any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to goodwill and other intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(8)    any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded;

(9)    any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence, amendment or repayment of Indebtedness (including such fees, expenses or charges related to the offering of the Notes, the Senior Credit Facilities, the Secured Notes and the Exchangeable Notes), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes, the Exchangeable Notes, the Secured Notes and the Senior Credit Facilities) and including, in each case, without limitation, any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded;

(10)    accruals and reserves that are established within twelve months after the closing of any acquisition that are required to be established as a result of such acquisition in accordance with GAAP shall be excluded;

(11)    any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture, to the extent actually reimbursed, or, so long as Holdings has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (i) not denied by the applicable carrier (without any right of appeal thereof) within 180 days and (ii) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(12)    to the extent covered by insurance and actually reimbursed, or, so long as Holdings has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(13)    any net pension costs or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Accounting Standards Codification Topic 712 “Compensation—Nonretirement Postemployment Benefits” and Accounting Standards Codification Topic 715 “Compensation—Retirement Benefits,” and any other non-cash items of a similar nature, shall be excluded;

(14)    losses or gains on asset sales (other than asset sales made in the ordinary course of business) or in connection with any Qualified Securitization Financing shall be excluded;

(15)    the following items shall be excluded:

(a)    any net unrealized gain or loss (after any offset) resulting in such period from obligations under any Hedging Obligations and the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging;” and

(b)    any net unrealized gain or loss (after any offset) resulting in such period from currency translation and transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net gain or loss resulting from obligations under Hedging Obligations for currency exchange risk) and any other monetary assets and liabilities; and

(16)    any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation, shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received by such Person and its Restricted Subsidiaries from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 4.07 hereof only (other than clause (3)(E) of Section 4.07(a) hereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(E) thereof.

“Consolidated Total Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of Holdings, the Company and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with any acquisition or investment permitted under this Indenture), consisting only of Indebtedness for borrowed money, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and Cash Equivalents, excluding cash and Cash Equivalents which are listed as “restricted” on the consolidated balance sheet of Holdings, the Company and the Restricted Subsidiaries as of such date; provided that Consolidated Total Indebtedness shall not include Indebtedness in respect of (i) any Qualified Securitization Financing, (ii) undrawn amounts under revolving credit facilities (except as otherwise provided in the definition of Senior Secured Leverage Ratio), (iii) all letters of credit, except to the extent of unreimbursed amounts thereunder, (iv) Unrestricted Subsidiaries and (v) obligations under Hedging Obligations.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)    to advance or supply funds:

(a)    for the purchase or payment of any such primary obligation, or

(b)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

“Corporate Trust Office of the Trustee” means the address of the Trustee specified in Section 13.01 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Facilities” means one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, securities, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures (including Additional Notes under this Indenture) or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, securities or other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof) or adds additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A1 hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by a financial officer of the Company, less the amount of Cash Equivalents received within 180 days in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-Cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Company or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members), of the Company, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Company (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the terms of this Indenture. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)    increased (without duplication) by the following, determined on a consolidated basis for such Person, in each case (other than clauses (h) and (k)) to the extent deducted (and not added back) in determining Consolidated Net Income of such Person for such period:

(a)    provision for taxes based on income or profits or capital, including, without limitation, federal, state, franchise, excise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (1) through (16) of the definition of “Consolidated Net Income”; plus

(b)    Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains with respect to such obligations plus bank fees, (y) costs of surety bonds in connection with financing activities and (z) amounts excluded from Consolidated Interest Expense as set forth in clauses (a) through (g) in the definition thereof); plus

(c)    Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d)    the amount of any restructuring charges, integration and facilities opening costs or other business optimization expenses, one-time restructuring costs incurred in connection with acquisitions made after the Issue Date, project start-up costs and costs related to the closure or consolidation of facilities; plus

(e)    any other non-cash charges, including, without limitation, any write-offs or write-downs reducing Consolidated Net Income for such period; provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(f)    the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(g)    the amount of board of directors fees and management, monitoring, consulting advisory and other fees (including termination and transaction fees) and related indemnities and expenses paid or accrued in such period under the Management Fee Agreement or otherwise to the Investors to the extent otherwise permitted under Section 4.11 hereof; plus

(h)    the amount of “run-rate” cost savings projected by the Company in good faith to result from actions either taken or expected to be taken within 12 months of such period (which cost savings shall be (i) added back to EBITDA until realized, (ii) subject only to certification by management of the Company and (iii) calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized from such actions (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or expected to be taken, provided that some portion of such benefit is expected to be realized within 12 months of taking such action) (which adjustments may be incremental to pro forma cost savings, operating improvements, synergies and operating expense reductions made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus

(i)    any costs or expense incurred by Holdings, the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or the Company or net cash proceeds of an issuance of Equity Interest of Holdings or the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof; plus

(j)    any net loss from discontinued operations; plus

(k)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(l)    Initial Public Company Costs;

(2)    decreased (without duplication) by the following, determined on a consolidated basis for such Person, in each case to the extent included in determining Consolidated Net Income of such Person for such period:

(a)    non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; plus

(b)    any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase EBITDA in such prior period; plus

(c)    any net income from discontinued operations (excluding held-for-sale discontinued operations).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1)    public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(2)    issuances to any Subsidiary of the Company; and

(3)    any such public or private sale that constitutes an Excluded Contribution or a Contributed Holdings Investment.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchangeable Notes” means, the Company’s unsecured exchangeable notes due 2025 (and any guarantees thereof) to be issued substantially concurrently with the Notes offered hereby.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company from:

(1)    contributions to its common equity capital; and

(2)    the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company;

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by a financial officer of the Company within 30 days of the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith.

“First Lien Obligations” means, collectively, (a) all Senior Credit Facilities Obligations, (b) the Notes Obligations and (c) any Series of Additional First Lien Obligations.

“First Lien Secured Parties” means (a) the Collateral Agent, (b) the Trustee, (c) the “Secured Parties,” as defined in the Senior Credit Facilities, (d) the “Secured Parties,” as defined in the Security Documents and (e) any Additional First Lien Secured Parties.

“Fitch” means Fitch, Inc., or any successor to its rating agency business.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holdings, the Company or any Restricted Subsidiary (or such other Person for which the Fixed Charge Coverage Ratio is being calculated (together with its Restricted Subsidiaries, a “Specified Person”)) incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility, unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

The Fixed Charge Coverage Ratio shall be calculated assuming the Reserved Indebtedness Amount as of the Fixed Charge Coverage Ratio Calculation Date were outstanding throughout the four-quarter reference period and calculated on a pro forma basis assuming that each Specified Transaction engaged in by Holdings, the Company or any of its Restricted Subsidiaries (or such other Specified Person) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge

Coverage Ratio Calculation Date assuming that each such Specified Transaction (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Holdings, the Company or any of its Restricted Subsidiaries (or such other Specified Person) since the beginning of such period shall have engaged in any Specified Transaction, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction had occurred at the beginning of the applicable four-quarter period. Notwithstanding the foregoing, at the election of the Company, pro forma effect need not be given to any Specified Transaction referred to in clause (a), (c), (d) or (e) of the definition thereof involving consideration of $50,000,000 or less or any Specified Transaction referred to in clause (b) or (f) of the definition thereof involving fair value of $50,000,000 or less as determined in good faith by the Company.

For purposes of this definition, whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Holdings or the Company (or such other Specified Person) (and may include, for the avoidance of doubt, reasonably identifiable and factually supportable cost savings, operating improvements, synergies and operating expense reductions resulting from such Specified Transaction that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Holdings or the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)    Consolidated Interest Expense of such Person for such period;

(2)    all dividends or other distributions paid to any Person other than such Person or any of its Restricted Subsidiaries (excluding items eliminated in consolidation) on any series of Preferred Stock of Holdings, the Company or a Restricted Subsidiary (or such other Specified Person or any of its Restricted Subsidiaries) during such period, excluding distributions in the form of additional Preferred Stock of Holdings; and

(3)    all dividends or other distributions paid to any Person other than such Person or any of its Restricted Subsidiaries (excluding items eliminated in consolidation) on any series of Disqualified Stock of Holdings, the Company or a Restricted Subsidiary (or such other Specified Person or any of its Restricted Subsidiaries) during such period, excluding distributions in the form of additional Preferred Stock of Holdings.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“Former 2019 Notes” means the Company’s 8.500% Senior Secured Notes due 2019, issued pursuant to the Former 2019 Notes Indenture, in an original principal amount of $800,000,000, no amount of which is currently outstanding.

“Former 2019 Notes Indenture” means that certain indenture, dated as of May 9, 2012, with Wells Fargo Bank, National Association, as trustee, as modified by the first supplemental indenture dated as of December 31, 2012, with Wells Fargo Bank, National Association, as trustee, and as the same may have been amended, supplemented or otherwise modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, except for any change occurring after the Issue Date in GAAP, in the event the Company delivers notice to the Trustee within 30 days of entry into effect of such change that such change will not apply for any determinations under this Indenture; provided that all calculations and determinations by the Company (other than in financial statements and related information filed, furnished or posted pursuant to Section 4.03 hereof related to leases and lease expenses under this Indenture shall be made by application of applicable accounting principles immediately prior to the entry into effect of Accounting Standards Codification Topic 842, Leases.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A1 hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4), 2.06(d)(2) or 2.06(f) hereof.

“Government Securities” means securities that are:

(1)    direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other monetary obligations.

“Guarantee” means the guarantee by any Guarantor of the Company’s Obligations under this Indenture.

“Guarantor” means Holdings and each Subsidiary Guarantor.

“Headquarters” means the properties (including buildings and real property) located in Southland, Texas and comprising Holdings’ corporate headquarters.

“Headquarters Financing” means any financing transaction principally secured by or involving a sale and leaseback of the Headquarters.

“Headquarters SPV” means Sabre Headquarters, LLC, a Delaware limited liability company formed to hold the Headquarters and enter into any Headquarters Financing, or any special-purpose entity formed for the same purpose.

“Hedging Obligations” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by, or subject to, any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Holdings” means Sabre Holdings Corporation, a Delaware corporation and the direct parent of the Company.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1)    any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)    in respect of borrowed money;

(b)    evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)    representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable and any purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business; or

(d)    representing net obligations under any Hedging Obligation;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP shall be excluded;

(2)    to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)    to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of a Qualified Securitization Financing.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of Holdings, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $775,000,000 aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Initial Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity securities held by the public, the rules of national securities exchange companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the initial listing of such Person’s equity securities on a national securities exchange; provided that any such costs arising from the costs described above in respect of the ongoing operation of such Person as a listed equity or its listed debt securities following the initial listing of such Person’s equity securities or debt securities, respectively, on a national securities exchange shall not constitute Initial Public Company Costs.

“Initial Purchasers” means the persons named as initial purchasers in the Purchase Agreement, dated as of April 13, 2020.

“Intercreditor Agreement” means the Intercreditor Agreement by and among the Company, the administrative agent under the Senior Credit Facilities, the trustee under the Former 2019 Notes Indenture, the collateral agent under the Former 2019 Notes Indenture and the other grantors party thereto, dated as of May 9, 2012, as supplemented by Intercreditor Joinder Agreement No. 1, Intercreditor Joinder Agreement No. 2, the Intercreditor Joinder Agreement No. 3, the Assumption Agreement to the Intercreditor Agreement by PRISM Group, Inc. and PRISM Technologies, LLC, dated as of April 14, 2015, the Assumption Agreement to the Intercreditor Agreement by Nexus World Services, Inc., IHS US Inc., Innlink, LLC and TravLynx LLC dated as of June 1, 2016, the Assumption Agreement to the Intercreditor Agreement by RSI Midco, Inc. and Radixx Solutions International, Inc., dated as of April 13, 2020 and as the same may be further amended, amended and restated, modified, renewed or replaced from time to time, including without limitation to add Additional First Lien Secured Parties.

“Intercreditor Joinder Agreement No. 1” means the Additional Senior Class Debt Joinder Agreement No. 1 by and between the Trustee and the Collateral Agent and acknowledged by the Company, the Guarantors and Holdings, dated as of April 14, 2015.

“Intercreditor Joinder Agreement No. 2” means the Additional Senior Class Debt Joinder Agreement No. 2 by and between the Trustee and the Collateral Agent and acknowledged by the Company, the Guarantors and Holdings, dated as of November 9, 2015.

“Intercreditor Joinder Agreement No. 3” means the Additional Senior Class Debt Joinder Agreement No. 3 by and between the Trustee and the Collateral Agent and acknowledged by the Company, the Guarantors and Holdings, dated as of the Issue Date.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if the Notes are not then rated by Moody’s or S&P, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)    debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings, the Company and its Subsidiaries;

(3)    investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)    corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants in each case made in the ordinary course of business and excluding, in the case of the Company and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Holdings in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof:

(1)    “Investments” shall include the portion (proportionate to the Company’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company or the applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)    the Company’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(b)    the portion (proportionate to the Company’s direct or indirect Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company, including its board of directors if such fair market value is in excess of $100,000,000.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or other property by the Company or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means April 17, 2020.

“Junior Lien Intercreditor Agreement” means the Junior Lien Intercreditor Agreement substantially in the form of Exhibit E hereto by and among the Company, the other grantors party thereto, the Trustee, the Collateral Agent and the Authorized Representatives for any other First Lien Obligations (including the Senior Credit Facilities) and Junior Lien Obligations outstanding at the time it is executed, as the same may be further amended, amended and restated, modified, renewed or replaced from time to time, including without limitation, to add Additional First Lien Secured Parties and Junior Lien Secured Parties.

“Junior Lien Obligations” means any Series of Indebtedness secured by Collateral on a second priority basis pursuant to the relevant security documents.

“Junior Lien Secured Parties” means the holders of any Junior Lien Obligations and any Authorized Representative with respect thereto.

“LC Assets” means all deposit and securities accounts (including all funds held in or credited to such accounts, interest, dividends or other property distributed in respect of such accounts and any proceeds thereof) that may be opened from time to time with one or more banks or other financial institutions (including with a foreign branch of such banks or other financial institutions) securing letters of credit, demand guarantees, bankers’ acceptances or similar obligations and reimbursement obligations in respect thereof, other than those provided under the Senior Credit Facilities.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or place of payment.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Fee Agreement” means the management services agreement between certain of the management companies associated with the Investors or their advisors, if applicable, and Holdings.

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members) of Holdings or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof (other than any Management Stockholders (or their Controlled Investment Affiliates or Immediate Family Members) who are not members of management as described in this definition on the Issue Date to the extent their beneficial ownership of Voting Stock (including that of their Controlled Investment Affiliates or Immediate Family Members), individually or collectively, would constitute a Change of Control were they not considered Management Stockholders).

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the Company or any applicable direct or indirect parent company of the Company on the date of the declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock or common equity interests for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash or Cash Equivalents proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-Cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or estimated to be payable as a result thereof, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness secured by a Lien (other than Liens on the Collateral securing the Senior Credit Facilities) on such assets and required (other than required by clause (1) of Section 4.10(b) hereof) to be paid as a result of such transaction (or in the case of Asset Sales of Collateral, which Senior Indebtedness shall be secured by a Lien on such Collateral that has priority over the Lien securing the Notes Obligations) and any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and of a pro rata portion of the Net Proceeds attributable to minority interests in a Restricted Subsidiary in connection with a disposition by, or of Capital Stock of, a Restricted Subsidiary that is not a Wholly- Owned Subsidiary to the extent such Net Proceeds are not available for application by the Company.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Notes Obligations” means Obligations in respect of the Notes, including for the avoidance of doubt, Obligations in respect of guarantees thereof.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of a Person.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person, who must be an executive officer, a financial officer, the treasurer or an accounting officer of such Person that meets the requirements of Section 13.04 hereof.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.04 hereof. The counsel may be an employee of or counsel to the Company.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any Cash Equivalents received must be applied in accordance with Section 4.10 hereof; provided further that the assets received are pledged as Collateral to the extent required by the Security Documents (except to the extent the Lien thereon is released by the lenders under the Senior Credit Facilities) to the extent that the assets disposed of constituted Collateral.

“Permitted Holders” means each of (i) the Management Stockholders and (ii) any direct or indirect holding company for Equity Interests of the Company, the beneficial owners of whose Voting Stock would not have caused a Change of Control if such beneficial owners had directly held the Voting Stock of the Company. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)    any Investment in Holdings, the Company or any Restricted Subsidiaries;

(2)    any Investment in Cash Equivalents or Investment Grade Securities;

(3)    any Investment by the Company or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product) that is engaged directly or through entities that will be Restricted Subsidiaries in a Similar Business if as a result of such Investment:

(a)    such Person becomes a Restricted Subsidiary; or

(b)    such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or a division, business unit or product line, including any research and development and related assets in respect of any product), or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(4)    any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 4.10(a) hereof or any other disposition of assets not constituting an Asset Sale;

(5)    any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Issue Date; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;

(6)    any Investment:

(a)    consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(b)    in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable (including any trade creditor or customer); or

(c)    in satisfaction of judgments against other Persons; or

(d)    as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)    Hedging Obligations permitted under clause (10) of Section 4.09(b) hereof;

(8)    any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of (a) $200,000,000 and (b) 4.0% of Total Assets;

(9)    Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of Section 4.07(a) hereof;

(10)    guarantees of Indebtedness permitted under Section 4.09 hereof and the creation of Liens on the assets of the Company or any Restricted Subsidiary in compliance with Section 4.12 hereof;

(11)    any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11(b) hereof (except transactions described in clauses (2) and (5) of Section 4.11(b) hereof);

(12)    Investments consisting of purchases or other acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13)    additional Investments, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or have not been subsequently sold or transferred for cash or marketable securities), not to exceed the greater of (a) $400,000,000 and (b) 5.0% of Total Assets;

(14)    (a) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Company, are necessary or advisable to effect any Qualified Securitization Financing or any repurchase obligation in connection therewith and (b) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(15)    advances to, or guarantees of Indebtedness of, employees not in excess of $15,000,000 outstanding at any one time, in the aggregate;

(16)    loans and advances to employees, directors, officers, managers, distributors and consultants of the Company and the Restricted Subsidiaries for business-related travel, entertainment, moving and analogous ordinary business purposes or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof;

(17)    advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(18)    any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(19)    Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(20)    Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(21)    Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(22)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(23)    any Investment in Headquarters SPV, the proceeds of which are applied to repay, redeem or repurchase a Headquarters Financing;

(24)    Investments to the extent that payment for such Investments is made solely with Equity Interests of the Company or Holdings or any other direct or indirect parent of the Company;

(25)    Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts; and

(26)    Investments in any Subsidiary or joint venture having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (26) that are at the time outstanding, not to exceed in the aggregate at any time outstanding the greater of $75,000,000 and 1.0% of Total Assets.

“Permitted Liens” means, with respect to any Person:

(1)    pledges, deposits or security by such Person under workers’ compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)    Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction contractors’, mechanics’ Liens or other like Liens, so long as, in each case, such Liens arise in the ordinary course of business;

(3)    Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;

(4)    Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Issue Date;

(5)    survey exceptions, encumbrances, ground leases, easements, covenants, encroachments, protrusions or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially and adversely impair their use in the operation of the business of such Person;

(6)    Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (4), (12)(b), (13), (23) or (24) of Section 4.09(b) hereof; provided that (a) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (13) relate only to Obligations relating to Refinancing Indebtedness that (x) is secured by Liens on the same assets as the assets securing the Refinancing Indebtedness or (y) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred or Disqualified Stock or Preferred Stock issued under clause (4) or (12)(b) of Section 4.09(b) hereof, (b) Liens securing Obligations relating to Indebtedness permitted to be incurred pursuant to clause (23) extend only to the assets of Foreign Subsidiaries, (c) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (24) are solely on acquired property or the assets of the acquired entity and (d) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to clause (4) of Section 4.09(b) hereof extend only to the assets so purchased, leased or improved;

(7)    Liens existing on the Issue Date (other than Liens securing the Senior Credit Facilities and the Secured Notes);

(8)    Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further that such Liens may not extend to any other property or other assets owned by the Company or any of its Restricted Subsidiaries;

(9)    Liens on property or other assets at the time the Company or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided further that the Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(10)    Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.09 hereof;

(11)    Liens securing Hedging Obligations; provided that, with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)    leases, subleases, licenses or sublicenses granted to others in the ordinary course of business (including the provision of software under an open source license) which do not (a) materially interfere with the operation of the business of the Company or any of its Restricted Subsidiaries, taken as a whole, or (b) secure any Indebtedness;

(14)    Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15)    Liens in favor of the Company or any Guarantor;

(16)    Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business to the Company’s clients;

(17)    Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Financing;

(18)    Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) and (9); provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and proceeds and products thereof and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount of the Indebtedness described under clauses (7), (8) and (9) at the time the original Lien became a Permitted Lien under this Indenture and (ii) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement;

(19)    deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(20)    other Liens securing obligations in an aggregate amount at any one time outstanding not to exceed the greater of (a) $200,000,000 and (b) 3.0% of Total Assets determined as of the date of incurrence;

(21)    Liens arising from judgments or orders for the payment of money not constituting an Event of Default under clause (5) of Section 6.01 hereof;

(22)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23)    Liens (a) of a collection bank arising under applicable law, including the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity or securities trading accounts or other commodity or securities brokerage accounts incurred in the ordinary course of business and (c) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking or financial institution’s general terms and conditions;

(24)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09 hereof; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25)    Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26)    Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the

Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(27)    Liens securing obligations owed by the Company or any Restricted Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(28)    any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(29)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(30)    Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted;

(31)    ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located;

(32)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(33)    Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(34)    Liens on the assets of non-Guarantor Subsidiaries securing Indebtedness of such Subsidiaries that were permitted by the terms of this Indenture to be incurred;

(35)    Liens arising solely from precautionary UCC financing statements or similar filings;

(36)    Liens (including Liens on cash collateral) securing letters of credit in a currency other than dollars permitted under clause (5) of Section 4.09(b) hereof in an aggregate amount at any time outstanding not to exceed $50,000,000;

(37)    the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any Restricted Subsidiary thereof or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(38)    security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(39)    Liens on LC Assets securing letters of credit, demand guarantees, bankers’ acceptances or similar obligations and reimbursement obligations in respect thereof; and

(40)    (a) Liens securing (x) Indebtedness and other Obligations permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was incurred pursuant to clause (1) of Section 4.09(b) hereof and (y) obligations of the Company or any Subsidiary in respect of any Bank Products provided by any lender party to any Senior Credit Facilities or any Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements pursuant to which such Bank Products are provided were entered into);

(b)    Liens securing the Secured Notes outstanding on the Issue Date and replacement notes therefor (and any related guarantees);

(c)    Liens securing the Notes issued on the Issue Date and replacement Notes therefor (and any related guarantee);

(d)    Liens securing Additional First Lien Obligations or Junior Lien Obligations permitted to be incurred under Section 4.09 hereof; provided that, with respect to Liens securing Indebtedness permitted under this subclause (d), at the time of incurrence and after giving pro forma effect thereto, the Senior Secured Leverage Ratio would be no greater than 5.0 to 1.0; and

(e)    Liens securing Additional First Lien Obligations or Junior Lien Obligations permitted to be incurred under clause (13) of Section 4.09(b) hereof, to the extent that such Additional First Lien Obligations or Junior Lien Obligations serve to extend, replace, refund, refinance, renew or defease First Lien Obligations or Junior Lien Obligations secured with a Lien incurred pursuant to subclause (b), (c), (d) or (e) of this clause (40);

provided that, in each case, on or before any such Indebtedness or other Obligations are incurred and secured with a Lien pursuant to this clause (40), such Indebtedness or other Obligations are designated, as the case may be, as “First Lien Obligations” under the Intercreditor Agreement and the applicable First Lien Secured Parties with respect to such First Lien Obligations enter into the Intercreditor Agreement or as “Junior Lien Obligations” and the applicable Junior Lien Secured Parties enter into the Junior Lien Intercreditor Agreement with respect to such Junior Lien Obligations.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Holding Company Debt” shall mean unsecured Indebtedness of Holdings (or any direct or indirect parent thereof), (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the final maturity of the Notes (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (i) the date that is five years from the date of the issuance or incurrence thereof and (ii) the date that is ninety one days after the final maturity of the Notes (it being understood that this clause (b) shall not prohibit Indebtedness, the terms of which permit the Company thereof to elect, at its option, to make payments in cash of interest or other amounts in respect of the principal thereof prior to the date determined in accordance with clauses (i) and (ii) of this clause (b)) and (c) that is not Guaranteed by the Company or any Restricted Subsidiary.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) the board of directors of the Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Company) and (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms (as determined in good faith by the Company). The grant of a security interest in any Securitization Assets of the Company or any of the Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Rating Agencies” means Moody’s and S&P or if Moody’s and S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of any Regulation S Temporary Global Note upon expiration of the Restricted Period therefor.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A2 hereto deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of Notes initially sold in reliance on Rule 903 of Regulation S.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Reserved Indebtedness Amount” has the meaning set forth in Section 4.09 hereof or in the definition of “Senior Secured Leverage Ratio,” as applicable.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend. “Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such

Subsidiary shall be included in the definition of “Restricted Subsidiary.” Unless otherwise specified or the context otherwise requires, a reference to a “Restricted Subsidiary” shall be a reference to a Restricted Subsidiary of the Company.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Secured Notes” means the Company’s 5.375% Senior Secured Notes due 2023 and 5.250% Senior Secured Notes due 2023 and, in each case, any guarantees thereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Company or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the Company or any other Subsidiary of the Company, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings, the Company or any other Subsidiary of the Company, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings, the Company or any other Subsidiary of the Company, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Holdings, the Company or any other Subsidiary of the Company, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to Holdings, the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company and (c) to which none of Holdings, the Company or any other Subsidiary of the Company, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Security Documents” means collectively, the security agreement, the intellectual property security agreement, any mortgages, the security agreement supplements and each other agreement, instrument or other document entered into in favor of the Collateral Agent for purposes of securing the Notes Obligations, the Intercreditor Agreement and, upon its entry into effect, the Junior Lien Intercreditor Agreement.

“Senior Credit Facilities” means the term and revolving credit facilities under the Amended and Restated Credit Agreement, dated as of February 19, 2013, among the Company, Holdings, Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C

Issuer, Deutsche Bank, AG New York Branch, as an L/C Issuer, and the lenders party thereto in their capacities as lenders thereunder, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures, guarantees, credit facilities or commercial paper facilities that replace, refund, exchange or refinance (or successively replace, refund, exchange or refinance) any part of the loans, notes, guarantees, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture (or successive replacement, refunding, exchange or refinancing facility or indenture) that increases the amount borrowable thereunder or alters the maturity thereof; provided that such increase in borrowings is permitted under Section 4.09 hereof.

“Senior Credit Facilities Obligations” means “Obligations” as defined in the Senior Credit Facilities.

“Senior Indebtedness” means Indebtedness of the Company or any Subsidiary Guarantor unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Secured Notes or any related Guarantee.

“Senior Secured Leverage Ratio” means, as of the date of determination (the “Senior Secured Leverage Ratio Calculation Date”), the ratio of (a) the sum of (i) the Consolidated Total Indebtedness of Holdings, the Company and its Restricted Subsidiaries as of such date that is secured by Liens (other than Liens permitted under this Indenture on assets not constituting Collateral) and (ii) the Reserved Indebtedness Amount (whether relating to existing revolving commitments or newly created commitments) described below as of such date to (b) EBITDA of Holdings, the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that Holdings, the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Senior Secured Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Senior Secured Leverage Ratio is made, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred immediately prior to the end of such most recent fiscal quarter end.

The Senior Secured Leverage Ratio will be calculated on a pro forma basis assuming that each Specified Transaction engaged in by Holdings, the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Senior Secured Leverage Ratio Calculation Date (and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Holdings, the Company or any of its Restricted Subsidiaries since the beginning of such period shall have engaged in any Specified Transaction that would have required adjustment pursuant to this definition, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Holdings or the Company (and may include, for the avoidance of doubt, reasonably identifiable and factually supportable cost savings, operating improvements, synergies and operating expense reductions resulting from such Specified Transaction that have been or are expected to be realized). Notwithstanding the foregoing, at the election of the Company, pro forma effect need not be given to any Specified Transaction referred to in clause (a), (c), (d) or (e) of the definition thereof involving consideration of $50,000,000 or less or any Specified Transaction referred to in clause (b) or (f) of the definition thereof involving fair value of $50,000,000 or less as determined in good faith by the Company.

In the event that Holdings, the Company or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility for which it elects to incur the Liens securing such revolving credit facility under clause (40)(d) of the definition of “Permitted Liens,” the Senior Secured Leverage Ratio for Liens securing borrowings and reborrowings thereunder (including the issuance of letters of credit) will be determined on the date of such revolving credit facility or such increase in commitments (assuming that the full amount thereof has been borrowed as of such date), and, if such Senior Secured Leverage Ratio test is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder will be permitted irrespective of the Senior Secured Leverage Ratio at the time of any borrowing or reborrowing (the committed amount permitted to be borrowed or reborrowed on a date pursuant to the operation of this paragraph shall be the “Reserved Indebtedness Amount” as of such date for purposes of this definition of Senior Secured Leverage Ratio).

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Senior Credit Facilities Secured Parties (in their capacities as such), (ii) the Holders and the Trustee (each in their capacity as such) and (iii) the Additional First Lien Secured Parties that become subject to the Intercreditor Agreement prior to or after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First Lien Secured Parties), (b) with respect to any First Lien Obligations, each of (i) the Senior Credit Facilities Obligations, (ii) the Notes Obligations and (iii) the Additional First Lien Obligations incurred pursuant to any applicable agreement, which, pursuant to any joinder agreement, are to be represented under the Intercreditor Agreement by a common Authorized Representative (in its capacity as such for such Additional First Lien Obligations), (c) with respect to the Junior Lien Secured Parties, each Junior Lien Secured Parties that become subject to the Junior Lien Intercreditor Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Junior Lien Secured Parties) and (d) with respect to any Junior Lien Obligations, the Junior Lien Obligations incurred pursuant to any applicable agreement, which, pursuant to any joinder agreement, are to be represented under the Junior Lien Intercreditor Agreement by a common Authorized Representative (in its capacity as such for such Junior Lien Obligations).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (1) any business conducted or proposed to be conducted by the Company or any of its Subsidiaries on the Issue Date or (2) any business or other activities that are reasonably similar, incidental, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and any of its Subsidiaries were engaged on the Issue Date.

“Specified Transaction” means, with respect to any Person:

(a)    any Investment that results in a Person becoming a Restricted Subsidiary of such Person;

(b)    any designation by such Person of any Subsidiary to be an Unrestricted Subsidiary of such Person or of an Unrestricted Subsidiary to be a Restricted Subsidiary of such Person, in each case, in accordance with this Indenture;

(c)    any issuance or disposition by such Person or any of its Restricted Subsidiaries of Equity Interests such that any of such Person’s Restricted Subsidiaries ceases to be a Restricted Subsidiary;

(d)    any acquisition or disposition by such Person or any of its Restricted Subsidiaries of property or assets constituting a business unit, line of business or division from or to any Person other than such Person or any of its Restricted Subsidiaries;

(e)    any merger, consolidation or amalgamation involving such Person or any of its Restricted Subsidiaries (other than with or into such Person or any of its Restricted Subsidiaries); or

(f)    any closure of a business unit, line of business or division by such Person or any of its Restricted Subsidiaries.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company in a Securitization Financing.

“Subordinated Indebtedness” means, with respect to the Notes,

(1)    any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes; and

(2)    any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary Guarantor” means each Subsidiary of the Company, if any, that Guarantees the Notes in accordance with the terms of this Indenture.

“Total Assets” means the total assets of Holdings, the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of Holdings or such other Person as may be expressly stated.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings, the Company or any Restricted Subsidiary in connection with the issuance of the Exchangeable Notes and the Notes issued on the Issue Date and the use of proceeds therefrom.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to March 16, 2025; provided that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means Wells Fargo Bank, National Association, until a successor trustee replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1)    any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below);

(2)    any Subsidiary of an Unrestricted Subsidiary; and

(3)    Sabre Headquarters SPV, Sabre Travel Network Middle East W.L.L., Sabre Travel Network Egypt LLC, Sabre Seyahat Dagitim Sistemleri A.S., Sabre Bulgaria AD and Abacus International Lanka (Pte) Ltd. On the Issue Date, all of the Unrestricted Subsidiaries (other than Headquarters SPV, which owns the Headquarters) operate outside the United States and either are or were joint venture entities with third parties.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(1)    such designation is not prohibited by Section 4.07 hereof; and

(2)    each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary except for guarantees by the Company or any of its Restricted Subsidiaries incurred in accordance with the applicable provisions of this Indenture.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1)    the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(2)    the Fixed Charge Coverage Ratio for the Company would be equal to or greater than such ratio for the Company immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)    the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)    the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02    Other Definitions.

term	Defined in Section
“Acceptable Commitment”	4.10
“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.16
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Fixed Charge Coverage Test”	4.07
“incur”	4.09
“Legal Defeasance”	8.02
“Offer Amount”.	3.09
“Offer Period”	3.09
“Other Guarantee”	11.05
“Paying Agent”	2.03
“Payment Default”	6.01
“Pari Passu Indebtedness”	3.09
“Purchase Date”	3.09
“Redemption Date”	3.07
“Refinancing Indebtedness”	4.09
“Refunding Capital Stock”	4.07

“Registrar”	2.03
“Restricted Payments”	4.07
“Reversion Date”	4.16
“Second Commitment”	4.10
“Successor Company”	5.01
“Successor Guarantor”	11.04
“Suspended Covenants”	4.16
“Suspension Period”	4.16
“Treasury Capital Stock”	4.07

Section 1.03    Rules of Construction.

Unless the context otherwise requires:

(1)    a term has the meaning assigned to it;

(2)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)    “or” is not exclusive;

(4)    “including” is not limiting;

(5)    words in the singular include the plural, and in the plural include the singular;

(6)    “will” shall be interpreted to express a command;

(7)    provisions apply to successive events and transactions; and

(8)    references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

THE NOTES

Section 2.01    Form and Dating.

(a)    General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibits A1 and A2 hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)    Global Notes. Notes issued in global form will be substantially in the form Exhibits A1 or A2 hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A1 hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)    Temporary Global Notes. Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Restricted Period therefor will be terminated upon the receipt by the Trustee of:

(1)    a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof) or such other method of obtaining such non-United States beneficial ownership certification as the Company and the Trustee shall determine; and

(2)    an Officer’s Certificate from the Company.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note and the exchange of all beneficial interests in the Regulation S Temporary Global Note, the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interests therein as hereinafter provided.

(3)    Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02    Execution and Authentication.

At least one Officer must sign the Notes on behalf of the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03    Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04    Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, or interest, if any, on, the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05    Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06    Transfer and Exchange.

(a)    Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1)    the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(2)    the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall the Regulation S

Temporary Global Note be exchanged by the Company for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act.

Beneficial interests in Global Notes may be exchanged in whole or in part for Definitive Notes upon request of the Holders if there has occurred and is continuing an Event of Default with respect to the Notes.

Upon the occurrence of either of the events in clauses (1) or (2) of this Section 2.06(a), Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a). However, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) hereof, the transferor of such beneficial interest must deliver to the Registrar either:

(A)    both:

(i)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)    instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)    both:

(i)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)    instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in clause (1) above;

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(3)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) hereof and the Registrar receives the following:

(A)    if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)    if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(4)    Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) hereof and the Registrar receives the following:

(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (4), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)    if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)    if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)    if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)    if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)    if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)    Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3)    Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (3), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4)    Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive

Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)    if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)    if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)    if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)    if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)    if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)    if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clauses (B), (D), (E) or (F) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(2)    Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)    if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B)    if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (2), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)    if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)    if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)    if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2)    Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A)    if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B)    if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (2), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)    Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)    Private Placement Legend.

(A)    Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.”

(B)    Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2), or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2)    Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3)    Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.”

(g)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)    General Provisions Relating to Transfers and Exchanges.

(1)    To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2)    No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.05 hereof).

(3)    The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)    Neither the Registrar nor the Company will be required:

(A)    to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before mailing of a notice of redemption of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of such mailing;

(B)    to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)    to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7)    The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(9)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(10)    Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

Section 2.07    Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note, including Trustee’s expenses.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08    Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or an Affiliate of the Company shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09    Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in conclusively relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.10    Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11    Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of canceled Notes (subject to the record retention requirements of the Exchange Act) in accordance with its customary procedures. Certification of the disposition of all canceled Notes will be delivered to the Company upon its written request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12    Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13    CUSIP Numbers.

The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that the Trustee shall have no liability for any defect in the “CUSIP” numbers as they appear on any Note, notice or elsewhere, and, provided further that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01    Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1)    the clause of this Indenture pursuant to which the redemption shall occur;

(2)    the redemption date;

(3)    the principal amount of Notes to be redeemed; and

(4)    the redemption price.

Section 3.02    Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase (1) if the Notes are listed on an exchange, in compliance with the requirements of such exchange or in accordance with customary DTC procedures or (2) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as most nearly approximates a pro rata basis subject to customary DTC procedures.

If any Notes are listed on an exchange, and the rules of such exchange so require, the Company will notify the exchange of any such notice of redemption. In addition, the Company will notify the exchange of the principal amount of any Notes outstanding following any partial redemption of Notes.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03    Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 hereof.

The notice will identify the Notes to be redeemed and will state:

(1)    the redemption date;

(2)    the redemption price;

(3)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4)    the name and address of the Paying Agent;

(5)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)    that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)    the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)    that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date (or such shorter period as agreed by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04    Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become due and payable on the redemption date at the redemption price, subject to the following sentence. Notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, without limitation, the consummation of an incurrence or issuance of debt or equity or a Change of Control.

Section 3.05    Deposit of Redemption or Purchase Price.

One Business Day prior to the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06    Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07    Optional Redemption.

Except as set forth below, the Notes will not be redeemable at the Company’s option prior to March 16, 2025. At any time prior to March 16, 2025, the Company may redeem all or a part of the Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to the redemption date (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. In addition, on and after March 16, 2025, the Company may, at its option, on one or more occasions, redeem the Notes at a redemption price equal to 100.000% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

At any time, in connection with any tender offer or other offer to purchase any series of Notes (including pursuant to a Change of Control Offer or Asset Sale Offer), if not less than 90% in aggregate principal amount of the outstanding Notes of such series validly tender and do not withdraw such Notes in such offer, all of the holders of such series of Notes will be deemed to have consented to such tender or other offer and accordingly, the Company or any third party purchasing or acquiring the Notes in lieu of the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase, to redeem all Notes of such series that remain outstanding following such purchase at a price equal to the price paid to holders in such purchase, plus accrued and unpaid interest, if any, on such Notes to (but not including) the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date).

Notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, without limitation, the consummation of an incurrence or issuance of debt or equity or a Change of Control. If any Notes are listed on an exchange, and the rules of such exchange so require, the Company will notify the exchange of any such notice of redemption. In addition, the Company will notify the exchange of the principal amount of any Notes outstanding following any partial redemption of Notes.

Section 3.08    Mandatory Redemption.

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under Sections 4.10 and 4.15 hereof. The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Section 3.09    Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and if required by the terms of any Indebtedness that is pari passu in right of payment with the Notes (“Pari Passu Indebtedness”) to the Holders of such Pari Passu Indebtedness. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such Pari Passu Indebtedness (on a pro rata basis based on the principal amount of Notes and such Pari Passu Indebtedness surrendered, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1)    that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2)    the Offer Amount, the purchase price and the Purchase Date;

(3)    that any Note not tendered or accepted for payment will continue to accrue interest;

(4)    that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5)    that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $2,000 or an integral multiple of $1,000 in excess thereof;

(6)    that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7)    that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)    that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Company will select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such Pari Passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased); and

(9)    that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01    Payment of Notes.

The Company will pay or cause to be paid the principal of, premium on, if any, and interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02    Maintenance of Office or Agency.

The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03    Reports and Other Information.

(a)    So long as any Notes are outstanding, unless Holdings is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise complies with such reporting requirements, Holdings will furnish without cost to the Trustee:

(1)    within 90 days after the end of each fiscal year of Holdings:

(w)	audited year-end consolidated financial statements of Holdings and its Subsidiaries, including balance sheets, statements of operations and statements of cash flows, prepared in accordance with GAAP;

(x)

a discussion and analysis in reasonable detail of Holdings’ consolidated results of operations for the period referred to in clause (1)(w) of this Section 4.03(a) and the most recent comparable prior period and liquidity and capital resources;

(y)	a presentation of EBITDA of Holdings derived from such financial statements referred to in clause (1)(w) of this Section 4.03(a); and

(z)

all pro forma and historical information in respect of any significant transaction (as determined in accordance with Rule 3-05 of Regulation S-X under the Securities Act) consummated more than 75 days prior to the date such information is furnished to the extent not previously provided and for the time periods for which such financial information would be required (if Holdings were subject to the filing requirements of the Exchange Act) in a filing on Form 8-K with the SEC at such time;

(2)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings:

(w)

unaudited quarterly consolidated financial statements of Holdings and its Subsidiaries, including balance sheets, statements of operations and statements of cash flows, prepared in accordance with GAAP, subject to normal year-end adjustments;

(x)

a discussion and analysis in reasonable detail of the consolidated results of operations of Holdings for the period referred to in clause (2)(w) of this Section 4.03(a) and the most recent comparable prior period and liquidity and capital resources;

(y)	a presentation of EBITDA of Holdings derived from such financial statements referred to in clause (2)(w) of this Section 4.03(a); and

(z)

all pro forma and historical financial information in respect of any significant transaction (as determined in accordance with Rule 3-05 of Regulation S-X under the Securities Act) consummated more than 75 days prior to the date such information is furnished to the extent not previously provided and for the time periods such financial information would be required (if Holdings were subject to the filing requirements of the Exchange Act) in a filing on Form 8-K with the SEC at such time; and

(3)    within five Business Days following the occurrence of any of the following events, a description in reasonable detail of such event: (i) any change in the executive officers or directors of Holdings, (ii) any incurrence of any material long-term debt obligation or capital lease obligation (each as defined in Item 303 of Regulation S-K under the Securities Act) of or relating to Holdings, the Company or any of its Restricted Subsidiaries, (iii) the acceleration of any material Indebtedness of Holdings, the Company or any of its Restricted Subsidiaries, (iv) any issuance or sale by Holdings of Equity Interests of Holdings (excluding any issuance or sale pursuant to any stock option or similar compensation plan in the ordinary course of business), (v) the entry into of any agreement by Holdings, the Company or any of its Subsidiaries relating to a transaction that has resulted or may result in a Change of Control, (vi) any resignation or termination of the independent accountants of Holdings or any engagement of any new independent accountants of Holdings, (vii) any determination by Holdings or the receipt of advice or notice by Holdings from its independent accountants, in either case, relating to non-reliance on previously issued financial statements, a related audit opinion or a completed interim review and (viii) the completion by Holdings, the Company or any of its Restricted Subsidiaries of the acquisition or disposition of a significant amount of assets, otherwise than in the ordinary course of business, in the case of each of clauses (i) through (viii), only to the extent any such event would be required to be reported by a company subject to reporting under Section 13 or 15(d) of the Exchange Act on Form 8-K.

For purposes of the references to Rule 3-05 of Regulation S-X in clauses (1)(z) and (2)(z) of this Section 4.03(a) and notwithstanding any contrary provisions of such Rule 3-05, Holdings may elect to determine whether pro forma and historical financial information is required, and the time periods, if any, therefor, with reference to the proportion of the total EBITDA of Holdings, the Company and its Restricted Subsidiaries attributable to the relevant acquired business or businesses in lieu of using the conditions specified in Rule 1-02(w) of Regulation S-X. For the avoidance of doubt, this covenant shall not require the provision of any information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act.

(b)    Holdings shall provide S&P and Moody’s (and their respective successors) with information on a periodic basis as S&P or Moody’s, as the case may be, shall reasonably require in order to maintain public ratings of the Notes. In addition, Holdings has agreed that, for so long as any Notes remain outstanding and Holdings is not subject to reporting under Section 13 or 15(d) of the Exchange Act, it will furnish to the Holders and to securities analysts and prospective investors that certify that they are qualified institutional buyers, upon their request, the information, to the extent not previously satisfied, required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c)    Holdings will make the reports and other information required by Section 4.03(a) hereof not filed with the SEC available to any Holder or beneficial owner of the Notes, any prospective investor in the Notes that certifies that it is a qualified institutional buyer or non-U.S. person, any securities analyst or any market maker affiliated with any Initial Purchaser by posting them on its website or Intralinks or any comparable password-protected online system; provided that Holdings will not be required to make available any password or other login information to any such person unless it establishes its qualification as such to the reasonable satisfaction of Holdings. The Trustee shall have no obligation whatsoever to determine whether or not such reports and other information have been posted.

(d)    Within 15 Business Days of furnishing the information specified in clauses (1) and (2) of Section 4.03(a) hereof to the Trustee, Holdings will hold a conference call for Holders, prospective investors in the Notes that certify that they are qualified institutional buyers, securities analysts and market makers affiliated with an Initial Purchaser to discuss the results of operations for the relevant period, following advance notice to such parties by commercially reasonable means expected to reach them (which may be by posting such notice on its website or Intralinks or any comparable password-protected online system; provided that the Trustee shall have no responsibility whatsoever to determine whether any such posting has occurred).

(e)    In addition, if at any time (i) any direct or indirect parent company becomes a Guarantor (there being no obligation of any such parent company to do so) or (ii) Sabre Corporation (or a successor thereto) is the direct or indirect parent company of Holdings and does not directly or indirectly own or operate any businesses which are material determined on a consolidated basis for Sabre Corporation (or such successor) and its consolidated Subsidiaries other than the direct or indirect ownership of Capital Stock of Holdings or the Company and activities of the type Holdings is permitted to do under Section 4.13 hereof, then, in each case, the reports, information and other documents required to be furnished to Holders of the Notes, and actions required to be taken, pursuant to this covenant may, at the option of Holdings, be furnished by and be those of, or taken by, as the case may be, such parent or Sabre Corporation (or its successor), as applicable, rather than Holdings; provided that in the case of (i) and (ii) above, a reasonably detailed description of any material differences between Sabre Corporation’s financial information and Holdings’ financial information will be provided within five Business Days after the furnishing of each annual and quarterly report pursuant to this covenant. Any report required to be furnished under this covenant will be deemed furnished upon public filing with the SEC; provided that the Trustee shall have no responsibility whatsoever to determine whether any such filing has occurred.

(f)    Notwithstanding anything herein to the contrary, Holdings will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) of Section 6.01 hereof until 90 days after the date any report hereunder is due.

(g)    The delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates), nor shall the Trustee have any responsibility or liability for the content, filing or timeliness of any report required under this Section 4.03 or any other reports, information and documents required under this Indenture (aside from any report that is expressly the responsibility of the Trustee subject to the terms hereof).

Section 4.04    Compliance Certificate.

(a)    The Company and each Guarantor shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and the Security Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the Security Documents, and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture or the Security Documents (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(b)    So long as any of the Notes are outstanding, the Company will deliver to the Trustee, within five Business Days of any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05    Taxes.

The Company will pay or discharge, and will cause each of its Subsidiaries to pay or discharge, prior to delinquency, all material taxes, lawful assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06    Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants (to the extent it may lawfully do so) that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07    Limitation on Restricted Payments.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I)     declare or pay any dividend or make any payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(A)    dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or

(B)    dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary of the Company, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II)    purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent company of the Company, including in connection with any merger, amalgamation or consolidation;

(III)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(A)    Indebtedness permitted under clauses (7) and (8) of Section 4.09(b) hereof; or

(B)    the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV)     make any Restricted Investment;

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)    no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)    immediately after giving effect to such transaction on a pro forma basis, (i) the Company could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof (the “Fixed Charge Coverage Test”) and (ii) other than in the case of any Restricted Investment, the Senior Secured Leverage Ratio shall be equal to or less than 5:00 to 1.0; and

(3)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after January 1, 2020 (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (c) thereof only), (6)(c), (9) and (13) of Section 4.07(b), but excluding all other Restricted Payments permitted by Section 4.07(b) hereof), is less than the sum of (without duplication):

(A)    (i) $2,820 million, less (ii) the amount of any net cash proceeds received by the Company prior to the Issue Date from the issue or sale of Equity Interests of the Company or from cash contributed to the capital of the Company to the extent there is any Indebtedness, Disqualified Stock or Preferred Stock outstanding pursuant to clause (12)(a) of Section 4.09(b) hereof in reliance on such net cash proceeds; plus

(B)    50% of the Consolidated Net Income of Holdings, the Company and its Restricted Subsidiaries for the period (taken as one accounting period) beginning on January 1, 2020 to the end of Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit (which amount shall not be less than zero); plus

(C)    100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Company, including its board of directors if such fair market value is in excess of $100,000,000, of marketable securities or other property received by the Company after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b) hereof) from the issue or sale of:

(i)    (A) Equity Interests of the Company, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Company, including its board of directors if such fair market value is in excess of $100,000,000, of marketable securities or other property received from the sale of:

(x)    Equity Interests to any future, present or former employees, directors, officers, managers, distributors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any direct or indirect parent company of the Company or any of the Company’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b) hereof; and

(y)    Designated Preferred Stock; and

(B)    to the extent such net cash proceeds or other property are actually contributed to the capital of the Company or any Restricted Subsidiary (without the issuance of additional Equity Interests of such Restricted Subsidiary), Equity Interests of any direct or indirect parent company of the Company (excluding Contributed Holdings Investments (as defined below) and contributions of the proceeds from the sale of Designated Preferred Stock of such company or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b) hereof); or

(ii)    debt securities of the Company or any Restricted Subsidiary that have been converted into or exchanged for such Equity Interests of the Company or a direct or indirect parent company of the Company;

provided that this clause (C) shall not include the proceeds from

(w)    Refunding Capital Stock (as defined below);

(x)    Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary;

(y)    Disqualified Stock or debt securities that have been converted into Disqualified Stock; or

(z)    Excluded Contributions and Contributed Holdings Investments; plus

(D)    100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Company, including its board of directors if such fair market value is in excess of $100,000,000, of marketable securities or other property contributed to the capital of the Company following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b) hereof) (other than by a Restricted Subsidiary and other than any Excluded Contributions and Contributed Holdings Investments); plus

(E)    100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, including its board of directors if such fair market value is in excess of $100,000,000, of marketable securities or other property received by the Company or a Restricted Subsidiary by means of:

(i)    the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such

Restricted Investments from the Company or its Restricted Subsidiaries (other than by the Company or a Restricted Subsidiary) and repayments of loans or advances, which constitute Restricted Investments made by the Company or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii)    the sale or other disposition (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) or (11) of Section 4.07(b) hereof or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(F)    in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment shall exceed $100,000,000, shall be determined in good faith by the board of directors of the Company whose resolution with respect thereto will be delivered to the Trustee) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) or (11) of Section 4.07(b) hereof or to the extent such Investment constituted a Permitted Investment.

(b) The	limitations of Section 4.07(a) hereof will not prohibit:

(1)    the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Indenture;

(2)    (a) the redemption, repurchase, retirement or other acquisition of any (i) Equity Interests (“Treasury Capital Stock”) of the Company or any Restricted Subsidiary or Subordinated Indebtedness of the Company or any Guarantor or (ii) Equity Interests of any direct or indirect parent company of the Company, in the case of each of clause (i) and (ii), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Company or a Restricted Subsidiary) of, Equity Interests of the Company or any direct or indirect parent company of the Company to the extent contributed to the capital of the Company or any Restricted Subsidiary (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”),

(b)    the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Company or a Restricted Subsidiary) of the Refunding Capital Stock and

(c)    if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3)    the defeasance, redemption, repurchase, exchange or other acquisition or retirement of (i) Subordinated Indebtedness of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Subordinated Indebtedness of the Company or a Subsidiary Guarantor or (ii) Disqualified Stock of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Company or a Subsidiary Guarantor, that, in each case, is incurred in compliance with Section 4.09 hereof so long as:

(a)    the principal amount (or accreted value, if applicable) of such new Subordinated Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired, defeasance costs and any fees and expenses incurred in connection with the issuance of such new Subordinated Indebtedness or Disqualified Stock;

(b)    such new Subordinated Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, exchanged, acquired or retired;

(c)    such new Subordinated Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired;

(d)    such new Subordinated Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired; and

(e)    (i) if the Subordinated Indebtedness being so defeased, redeemed, repurchased, exchanged, acquired or retired is not secured by any Liens, such new Subordinated Indebtedness is not secured by any Liens, and (ii) if the Subordinated Indebtedness being so defeased, redeemed, repurchased, exchanged, acquired or retired is secured by any Liens, the Liens securing such new Subordinated Indebtedness have the same priority as, and are limited to the same property and assets (including additional future assets and proceeds) subject to, the Liens securing such Subordinated Indebtedness being so defeased, redeemed, repurchased, exchanged, acquired or retired;

(4)    the Company may pay (or make Restricted Payments to allow any direct or indirect parent company thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company (or of any such direct or indirect parent company of the Company) or its Restricted Subsidiaries held by any future, present or former employee, director, consultant or distributor (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Company (or any direct or indirect parent company of the Company) or any of its Subsidiaries so long as such purchase is pursuant to and in accordance with the terms of any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement and including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Company or any direct or indirect parent company of the Company in connection with such repurchase, retirement or other acquisition) with any employee, director, consultant or distributor of the Company (or any direct or indirect parent company of the Company) or any of its Subsidiaries; provided that cancellation of Indebtedness owing to the Company from any future, present or former employees, directors, officers, managers or consultants of the Company (or their respective Controlled Investment Affiliates or Immediate Family Members), any direct or indirect parent company of the Company or any of the Company’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company or any of the Company’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Indenture;

(5)    the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 4.09 hereof to the extent such dividends are included in the definition of “Fixed Charges”;

(6)    (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company or any of its Restricted Subsidiaries after the Issue Date;

(b)    the declaration and payment of dividends to any direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Issue Date; provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the capital of the Company from the sale of such Designated Preferred Stock; or

(c)    the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided that, in the case of each of (a), (b) and (c) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio Test;

(7)    Investments in any Unrestricted Subsidiary or joint venture having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (a) $75,000,000 and (b) 1.0% of Total Assets;

(8)    payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(9)    the declaration and payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent company of the Company to fund a payment of dividends on such company’s common stock), in an amount not to exceed in any fiscal year the greater of (a) 6.0% of the net cash proceeds received by or contributed to the Company in or from any public offering of the Company’s common stock or the common stock of any direct or indirect parent company of the Company occurring after May 9, 2012 other than public offerings with respect to the Company’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution and (b) following an initial public offering of the Company’s common stock or of any such direct or indirect parent company of the Company (whether occurring prior to or after the Issue Date), an amount equal to 6.0% of the Market Capitalization; provided that in the case of this clause (b), after giving pro forma effect to such dividends, the Consolidated Leverage Ratio shall be equal to or less than 4.0 to 1.0;

(10)    Restricted Payments that are made with Excluded Contributions;

(11)    other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed the greater of (a) $175,000,000 and (b) so long as at the time of incurrence and after giving pro forma effect thereto, the Consolidated Leverage Ratio would be no greater than 6.0 to 1.0, 3.0% of Total Assets;

(12)    distributions or payments of Securitization Fees;

(13)    the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described under Section 4.10 and Section 4.15 hereof; provided that a Change of Control Offer or Asset Sale Offer, as applicable, have been made and all Notes validly tendered by Holders in connection with such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(14)    the declaration and payment of dividends or the payment of other distributions by the Company or a Restricted Subsidiary to, or the making of loans or advances to, any of their respective direct or indirect parent companies in amounts required for any direct or indirect parent companies to pay, in each case without duplication:

(a)    franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b)    tax liability to each foreign, federal, state or local jurisdiction in respect of consolidated, combined, unitary or affiliated returns for such jurisdiction of any direct or indirect parent company of the Company attributable to the Company or its Subsidiaries determined as if the Company and its Subsidiaries filed separately;

(c)    customary salary, bonus and other benefits payable to employees, directors, officers and managers of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(d)    operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of the Company and its Subsidiaries;

(e)    fees and expenses other than to Affiliates of the Company related to any equity or debt offering of such parent company (whether or not successful);

(f)    amounts payable pursuant to the Management Fee Agreement, (including any amendment thereto so long as any such amendment is not materially disadvantageous in the good faith judgment of the board of directors of the Company to the Holders when taken as a whole, as compared to the Management Fee Agreement as in effect on the Issue Date), solely to the extent such amounts are not paid directly by the Company or its Subsidiaries;

(g)    to finance Investments otherwise permitted to be made pursuant to this covenant if made by the Company; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not prohibited by Section 5.01 hereof) in order to consummate such Investment (any such property or assets so contributed, merged or amalgamated shall constitute “Contributed Holdings Investments” and shall be disregarded for purposes of determining any amount calculated under this Indenture with respect to contributions to the capital of the Company or any of its Restricted Subsidiaries); and

(h)    amounts that would be permitted to be paid by the Company under clauses (4), (7), (12) and (13) (but, in the case of clause (13), only in respect of indemnities and expenses) of Section 4.11 hereof; provided that the amount of any dividend or distribution under this clause (14)(h) to permit such payment shall reduce Consolidated Net Income of the Company to the extent, if any, that such payment would have reduced Consolidated Net Income of the Company if such payment had been made directly by the Company and increase (or, without duplication of any reduction of Consolidated Net Income, decrease) EBITDA to the extent, if any, that Consolidated Net Income is reduced under this clause (14)(h) and such payment would have been added back to (or, to the extent excluded from Consolidated Net Income, would have been deducted from) EBITDA if such payment had been made directly by the Company, in each case, in the period such payment is made;

(15)    cash payments (or the declaration and payment of dividends or the payment of other distributions to any direct or indirect parent company of the Company to permit cash payments) in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company or any direct or indirect parent company of the Company;

(16)    the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash Equivalents);

(17)    payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, that complies Section 5.01 hereof; provided that as a result of such consolidation, merger or transfer of assets, the Company shall have made a Change of Control Offer and that all Notes tendered by Holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

(18)    the Company or any of the Restricted Subsidiaries may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(19)    [Reserved]; and

(20)    beginning on the fifth anniversary of the date of issuance of any Qualified Holding Company Debt, the Company may pay dividends to Holdings, the proceeds of which are promptly applied by Holdings to fund cash interest payments on Qualified Holding Company Debt, so long as after giving effect to the payment of such dividends (i) the Senior Secured Leverage Ratio would not be greater than 4.5 to 1.0 and (ii) the Fixed Charge Coverage Ratio would not be less than 1.75 to 1.0;

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clause (16) of this Section 4.07(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)    The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments and/or Permitted Investments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment and/or Permitted Investment in such amount would be permitted at such time, whether pursuant to Section 4.07(a) hereof or under clause (7), (10) or (11) of Section 4.07(b) hereof, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.

(d)    For purposes of determining compliance with the provisions set forth above, in the event that a Restricted Payment or Permitted Investment meets the criteria of more than one of the types of Restricted Payments or Permitted Investments described in the above clauses or the definitions thereof, Holdings, in its sole discretion, may order and classify, and from time to time may reorder and reclassify (based on circumstances existing at the time of such reclassification), such Restricted Payment or Permitted Investment if it would have been permitted at the time such Restricted Payment or Permitted Investment was made and at the time of any such reclassification.

Section 4.08    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)    (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b)    pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries that is a Guarantor;

(2)    make loans or advances to the Company or any of its Restricted Subsidiaries that is a Guarantor; or

(3)    sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries that is not a Guarantor;

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a)    contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation, the Secured Notes and the related documentation and Hedging Obligations;

(b)    this Indenture, the Security Documents, the Notes and the guarantees thereof; (c) purchase money obligations for property acquired in the ordinary course of

(c)    business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d)    applicable law or any applicable rule, regulation or order;

(e)    any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(f)    contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g)    Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 and Section 4.12 hereof that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i)    other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of Section 4.09 hereof;

(j)    customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k)    customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l)    restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of the Company are necessary or advisable to effect such Qualified Securitization Financing;

(m)    restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(n)    other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to the provisions of Section 4.09 hereof; provided that, in the judgment of the Company, such incurrence will not materially impair the Company’s ability to make payments under the Notes when due;

(o)    any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.08(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (n) of Section 4.08(a) hereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(p)    restrictions created in connection with any Securitization Financing that, in the good faith determination of the Company, are necessary or advisable to effect such Securitization Financing; and

(q)    any encumbrance or restriction with respect to a Subsidiary Guarantor or a Foreign Subsidiary or Securitization Subsidiary which was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property of such Subsidiary.

Section 4.09    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and, subject to clause (c) of this Section 4.09, any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for Holdings, the Company and its Restricted Subsidiaries for Holdings’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b)    The provisions of Section 4.09(a) hereof will not apply to:

(1)    the incurrence by the Company or any Restricted Subsidiary that is a Guarantor of Indebtedness pursuant to Credit Facilities and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $4,265,000,000;

(2)    the incurrence by the Company and any Subsidiary Guarantor of Indebtedness represented by the Notes issued on the Issue Date and any replacement Notes therefor (including any Guarantee thereof);

(3)    Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date, including the Secured Notes and Exchangeable Notes (other than Indebtedness described in clauses (1) and (2) of this Section 4.09(b));

(4)    (i) Indebtedness (including Capitalized Lease Obligations) and Disqualified Stock incurred or issued by the Company or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, lease or improvement of property (real or personal), equipment or other assets that in each case are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and (ii) Indebtedness arising under Capitalized Leases other than those in effect on the Issue Date or entered into pursuant to subclause (i) of this clause (4), in an aggregate principal amount, together with any refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock or Preferred Stock incurred or issued and outstanding under this clause (4), not to exceed the greater of (a) $150,000,000 and (b) 3.0% of Total Assets (in each case, determined at the date of incurrence) at any time outstanding;

(5)    Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6)    Indebtedness arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7)    Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8)    Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Subsidiary Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9)    shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another of its Restricted Subsidiaries) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10)    Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred under this Indenture, exchange rate risk or commodity pricing risk;

(11)    obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Company or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business;

(12)    (a) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary that is a Guarantor in an aggregate principal amount or liquidation preference up to 200% of the net cash proceeds received by the Company since May 9, 2012 from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (3)(C) and (3)(D) of Section 4.07(a) hereof to the extent such net cash proceeds or cash have not been applied pursuant to such clauses or, in the case of proceeds received prior to the Issue Date, clause (3)(A) of Section 4.07(a) hereof to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.07(b) hereof or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof); and

(b)    Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed the greater of (i) $350,000,000 and (ii) 5.0% of Total Assets; provided that no more than the greater of (x) $300,000,000 and (y) 4.5% of Total Assets may be incurred by any Restricted Subsidiary that is not a Guarantor pursuant to this clause (12)(b) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13)    the incurrence by the Company or any Restricted Subsidiary of Indebtedness, the issuance by the Company or any Restricted Subsidiary of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 4.09(a) hereof and clauses (2), (3), (4) and (12)(a) of this Section 4.09(b), this clause (13) and clauses (14) and (24) of this Section 4.09(b) or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums),defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:

(a)    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(b)    if such Indebtedness is Subordinated Indebtedness or Disqualified Stock, has a final scheduled maturity date equal to or later than the final scheduled maturity date of such Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired;

(c)    to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively;

(d)    if the Indebtedness extended, replaced, refunded, refinanced, renewed or defeased is secured by any Liens, the Liens securing such Indebtedness have the same priority as, and are limited to the same property and assets (including additional future assets and proceeds) subject to, the Liens securing such Indebtedness being so extended, replaced, refunded, refinanced, renewed or defeased; and

(e)    shall not include:

(i)    Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Company;

(ii)    Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or

(iii)    Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(14)    (a) Indebtedness or Disqualified Stock of the Company or, subject to the third paragraph of this covenant, Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance an acquisition or

(b) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any Restricted Subsidiary or merged into or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that in the case of clauses (a) and (b), after giving effect to such acquisition, merger, amalgamation or consolidation, either (x) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test or (y) the Fixed Charge Coverage Ratio for the Company is equal to or greater than immediately prior to such acquisition, merger, amalgamation or consolidation;

(15)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(16)    Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities that is incurred under clause (1) of this Section 4.09(b), in a principal amount not in excess of the stated amount of such letter of credit;

(17)    (a) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture or (b) any guarantee by a Restricted Subsidiary of Indebtedness of the Company; provided that such guarantee is incurred in accordance with Section 4.17 hereof;

(18)    Indebtedness consisting of Indebtedness issued by the Company or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, managers and consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in clause (4) of Section 4.07(b) hereof;

(19)    customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(20)    Indebtedness in respect of Bank Products provided by banks or other financial institutions to the Company and its Restricted Subsidiaries in the ordinary course of business;

(21)    Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(22)    Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(23)    the incurrence of Indebtedness by Foreign Subsidiaries of the Company in an amount not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (23), $100,000,000;

(24)    Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance or assumed in connection with an acquisition in a principal amount not to exceed the greater of (a) $125,000,000 and (b) 2.5% of Total Assets in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and Preferred Stock incurred or issued under this clause (24) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (24) shall cease to be deemed incurred, issued or outstanding for purposes of this clause (24) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (24));

(25)    Indebtedness of the Company or any of its Restricted Subsidiaries incurred in connection with cash management, netting services, automatic clearinghouse payments, overdraft protection, employee credit card programs and similar and related activities in the ordinary course of business;

(26)    Indebtedness of the Company or any Restricted Subsidiary undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business; and

(27)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (26) of this Section 4.09(b).

(c)    Restricted Subsidiaries of the Company that are not Guarantors may not incur Indebtedness or Disqualified Stock or Preferred Stock pursuant to the Fixed Charge Coverage Test under Section 4.09(a) or clause (14)(a) of Section 4.09(b) hereof if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness and Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors incurred or issued pursuant to the Fixed Charge Coverage Test under the first paragraph of this covenant and clause (14)(a) of Section 4.09(b) would exceed $250,000,000.

(d)    For purposes of determining compliance with this Section 4.09:

(1)    in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (27)

of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the clauses of Section 4.09(b) or in Section 4.09(a) hereof; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date or any refinancing thereof that is secured by Liens on Collateral will at all times be treated as incurred on the Issue Date under clause (1) of Section 4.09(b) hereof;

(2)    at the time of incurrence or reclassification, the Company will be entitled to divide and classify or reclassify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b) hereof; and

(3)    in the event that the Company or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility that it elects to incur under Section 4.09(a) hereof, the Fixed Charge Coverage Ratio for borrowings and reborrowings (including the issuance of letters of credit) thereunder will be determined on the date of such revolving credit facility or such increase in commitments (assuming that the full amount thereof has been borrowed as of such date), and, if such Fixed Charge Coverage Ratio test is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder will be permitted under Section 4.09(a) irrespective of the Fixed Charge Coverage Ratio at the time of any borrowing or reborrowing (the committed amount permitted to be borrowed or reborrowed on a date pursuant to the operation of this paragraph shall be the “Reserved Indebtedness Amount” as of such date for purposes of the Fixed Charge Coverage Ratio).

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be. This Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same Collateral.

Section 4.10    Asset Sales.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1)    the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (such fair market value to be determined in good faith by the Company, including its board of directors if such fair market value is in excess of $100,000,000, at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2)    except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(A)    any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes or that are owed to the Company or a Restricted Subsidiary, that (x) are assumed by the transferee of any such assets or (y) are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Company or its Restricted Subsidiaries) and, in each case, for which the Company and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(B)    any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale, and

(C)    Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Sale (other than intercompany debt owed to the Company or any Restricted Subsidiary), to the extent that the Company and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale, and

(D)    any (i) Designated Non-Cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, as determined by the Company in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (D)(i) that is at that time outstanding, not to exceed 5.0% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, or (ii) any Investment (not constituting a Permitted Asset Swap) received by the Company or a Restricted Subsidiary that is treated by the Company as a Restricted Payment under Section 4.07(a) or 4.07(b) hereof or a Permitted Investment under clause (8), (13) or (26) of the definition thereof, with the fair market value of each such item of Designated Non-Cash Consideration, Restricted Payment or Permitted Investment being measured pursuant to this clause (D) at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

(b)    Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

(1)    to permanently reduce:

(A)    Obligations constituting First Lien Obligations and, if the Indebtedness repaid is revolving credit facilities or other similar Indebtedness, to correspondingly permanently reduce commitments with respect thereto (other than Obligations owed to the Company or a Restricted Subsidiary); provided that (x) to the extent that the terms of First Lien Obligations (other than Obligations under the Notes) require that such First Lien Obligations be repaid with the Net Proceeds of Asset Sales prior to repayment of other Indebtedness (including the Notes), the Company and its Restricted Subsidiaries shall be entitled to repay such other First Lien Obligations prior to repaying the Obligations under the Notes and (y) except as provided in the foregoing clause (x), if the Company or any Restricted Subsidiary shall so reduce First Lien Obligations, the Company will equally and ratably reduce Obligations under the Notes as provided in Section 3.07 hereof through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth herein for an Asset Sale Offer) to all Holders to purchase their Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the principal amount of Notes so purchased;

(B)    Obligations ranking pari passu with the Notes other than First Lien Obligations so long as the relevant Net Proceeds are received with respect to non- Collateral; provided that if the Company or any Restricted Subsidiary shall so reduce any such pari passu Obligations, the Company will equally and ratably reduce or offer to reduce Obligations under the Notes in any manner set forth in clause (A) above; or

(C)    Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary;

(2)    to make (a) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock that results in the Company or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary or increases the Company’s direct or indirect percentage ownership of the Capital Stock of a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in the case of each of (a), (b) and (c), used or useful in a Similar Business; provided that the assets (including Capital Stock) acquired with the Net Proceeds of a disposition of Collateral are pledged as Collateral to the extent required under the Security Documents (except to the extent the Lien thereon is released by the lenders under the Senior Credit Facilities); or

(3)    to make an Investment in (a) any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock that results in the Company or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary or increases the Company’s direct or indirect percentage ownership of the Capital Stock of a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in the case of each of (a), (b) and (c), replace the businesses, properties or assets that are the subject of such Asset Sale; provided that the assets (including Capital Stock) acquired with the Net Proceeds of a disposition of Collateral are pledged as Collateral to the extent required under the Security Documents (except to the extent the Lien thereon is released by the lenders under the Senior Credit Facilities);

provided that, in the case of clauses (2) and (3) of this Section 4.10, a binding commitment entered into not later than such 450th day shall extend the period for such Investment or other payment for an additional 180 days after the end of such 450-day period so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within such 180-day period; provided further that (x) if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied or (y) such Net Proceeds are not actually so invested or paid in accordance with clauses (2) or (3) of this Section 4.10 by the end of such 180-day period, then such Net Proceeds shall constitute Excess Proceeds on the date of such cancellation or termination, or such 180th day, as applicable.

(c)    Any Net Proceeds from any Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100,000,000, the Company shall make an offer to all Holders of the Notes and, if required by the terms of any indebtedness that is pari passu in right of payment with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer” in accordance with Section 3.09 hereof), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $100,000,000 by delivering the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Company may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to Excess Proceeds of $100,000,000 or less in accordance with Section 3.09 hereof.

(d)    To the extent that the aggregate principal amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Company shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero.

(e)    Pending the final application of any Net Proceeds pursuant to this covenant, the Company and its Restricted Subsidiaries may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise use or invest such Net Proceeds in any manner not prohibited by this Indenture. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of such compliance.

The provisions under this Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Section 4.11    Transactions with Affiliates.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $35,000,000, unless:

(1)    such Affiliate Transaction is on terms that are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2)    the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $75,000,000, a resolution adopted by the majority of the board of directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

(b)    The provisions of Section 4.11(a) hereof will not apply to the following:

(1)    transactions between or among Holdings, the Company or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2)    Restricted Payments permitted by the provisions of Section 4.07 hereof and Permitted Investments;

(3)    the payment of management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and other similar amounts) pursuant to the Management Fee Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and similar amounts) accrued in any prior year) or any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the board of directors of the Company to the Holders when taken as a whole, as compared to the Management Fee Agreement as in effect on the Issue Date;

(4)    the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, current or former employees, directors, officers, managers, distributors or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries (to the extent attributable to the ownership of the Company and its Restricted Subsidiaries and related activities);

(5)    transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6)    any agreement as in effect as of the Issue Date, or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not disadvantageous in any material respect in the good faith judgment of the board of directors of the Company to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date) and any agreement with Headquarters SPV similar to the one in effect on the Issue Date entered into in connection with the refinancing or replacement of the Headquarters Financing;

(7)    the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect to the Holders or otherwise customary, in the good faith judgment of the board of directors of the Company when taken as a whole;

(8)    transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9)    transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or indirectly through an Unrestricted Subsidiary, an Equity Interest in or controls such Person;

(10)    the issuance of Equity Interests (other than Disqualified Stock) of the Company to any direct or indirect parent company of the Company or to any Permitted Holder or to any employee, director, officer, manager, distributor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(11)    transfers of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Financing;

(12)    payments by the Company or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Company in good faith;

(13)    payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Company and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the board of directors of the Company in good faith;

(14)    investments by any of the Investors in securities of the Company or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Investors in connection therewith) so long as (a) the investment is being offered generally to other investors on the same or more favorable terms and (b) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;

(15)    payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(16)    (a) tax sharing agreements among one or more of the Company, the Company’s Subsidiaries, the Company’s direct or indirect parent and such parent’s other Subsidiaries and payments thereunder by the Company and its Subsidiaries on customary terms to the extent attributable to the ownership and operations of the Company and its Subsidiaries and (b) transactions undertaken in good faith (as certified by the Company in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Company and its Subsidiaries;

(17)    any lease or sublease entered into between the Company or any Restricted Subsidiary, as lessee or sublessee and any Affiliate of the Company, as lessor or sublessor, which is approved by a majority of the disinterested members of the board of directors of the Company in good faith;

(18)    intellectual property licenses or sublicenses (including the provision of software under an open source license) in the ordinary course of business; and

(19)    any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Equity Interests in any Restricted Subsidiary permitted under Section 4.10 or entered into with any Business Successor, in each case, that the Company determines in good faith is either fair to the Company or otherwise on customary terms for such type of arrangements in connection with similar transactions.

Section 4.12    Liens.

The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or permit to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related guarantee of Indebtedness, upon any asset or property of the Company or any Subsidiary Guarantor, whether now owned or hereafter acquired.

Section 4.13    Limitation on Holdings.

Holdings shall not conduct, transact or otherwise engage in any business or operations other than (i) those incidental to its ownership of the Equity Interests of the Company, (ii) the maintenance of its legal existence and general operating (including the ability to incur fees, costs and expenses relating to such maintenance and general operating including professional fees for legal, tax and accounting issues), (iii) the performance of its obligations, including the incurrence, and performance in respect, of guarantees and other liabilities, with respect to the Notes, the Secured Notes, the Senior Credit Facilities, any subordinated notes or any Qualified Holding Company Debt, (iv) any public offering of its common stock or any other issuance of its Equity Interests or any corporate transaction permitted under the Indenture, (v) financing activities, including, without limitation, Credit Facilities, the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of its Subsidiaries and guaranteeing any Indebtedness, liabilities or other obligations of its Subsidiaries or its direct or indirect parent companies and the performance of its obligations with respect thereto, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Company or any direct or indirect parent of Holdings and its Subsidiaries, (vii) holding any cash or property received in connection with Restricted Payments made by the Company in accordance with under Section 4.07 hereof pending application thereof by Holdings, (viii) providing indemnification to officers and directors, (ix) conducting, transacting or otherwise engaging in any business or operations of the type that it conducts, transacts or engages in on the Issue Date, (x) any transaction that Holdings is permitted to enter into or consummate under the Indenture and any transaction between Holdings and the

Company or any Restricted Subsidiary permitted under the Indenture, including: (1) making any dividend or distribution or other transaction similar to a Restricted Payment not prohibited under Section 4.07 hereof (or the making of a loan to any direct or indirect parent of Holdings in lieu of any such dividend or distribution or other transaction similar to a Restricted Payment) or holding any cash received in connection with Restricted Payments made by the Company permitted under the Indenture pending application thereof by Holdings, (2) making any Investment to the extent (A) payment therefor is made solely with the Equity Interests of Holdings (other than Disqualified Stock), the proceeds of Restricted Payments received from the Company and/or proceeds of the issuance of, or contribution in respect of the, Equity Interests (other than Disqualified Stock) of Holdings and (B) any property (including Equity Interests ) acquired in connection therewith is contributed to the Company or a Subsidiary Guarantor (or, if otherwise permitted by the Indenture, a Restricted Subsidiary) or the Person formed or acquired in connection therewith is merged with the Company or a Restricted Subsidiary, (3) the (A) incurrence of Indebtedness of Holdings representing deferred compensation to employees, consultants or independent contractors of Holdings and unsecured Indebtedness consisting of promissory notes issued by the Company or any Subsidiary Guarantor to current or former officers, managers, consultants, directors and employees (or their respective Controlled Investment Affiliates or Immediate Family Members) to finance the retirement, acquisition, repurchase, purchase or redemption of Equity Interests of Holdings, and (B) granting of Liens to the extent the Indebtedness secured thereby is permitted to be secured under clauses (20) and (40) under the definition of “Permitted Liens”, and (4) engaging in any consolidation, amalgamation or merger or sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of its consolidated properties or assets to the extent permitted under Article V hereof and (xi) activities incidental to the businesses or activities described in the foregoing clauses (i) through (x); provided that, notwithstanding the foregoing, Holdings shall not create or acquire (by way of merger, consolidation or otherwise) any material direct Subsidiaries, other than the Company or any holding company for the Company.

Section 4.14    Corporate Existence.

Subject to Article 5 hereof, Holdings and the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1)    its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Holdings, the Company or any such Subsidiary; and

(2)    the rights (charter and statutory), licenses and franchises of Holdings, the Company and its Subsidiaries;

provided, however, in the case clauses (1) and (2) above, that neither Holdings nor the Company shall be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if Holdings or the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings, the Company and their Subsidiaries, taken as a whole.

Section 4.15    Offer to Repurchase Upon Change of Control.

(a)    Upon the occurrence of a Change of Control, unless the Company has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as described under Section 3.07 hereof and all conditions precedent applicable to such redemption notice have been satisfied, the Company will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will deliver notice of such Change of Control Offer by electronic transmission or by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with applicable procedures, with the following information:

(1)    that a Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(2)    the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3)    that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)    that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)    that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)    that Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the paying agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a facsimile transmission, electronic transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)    that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess thereof;

(8)    if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9)    the other instructions, as determined by the Company, consistent with this Section 4.15, that a Holder must follow.

(b)    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of such compliance.

(c)    On the Change of Control Payment Date, the Company will, to the extent permitted by law:

(1)    accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)    deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)    deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.

The Paying Agent will promptly mail (but in any case not later than five days after the Change of Control Payment Date) to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d)    The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(e)    Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Section 4.16    Covenant Suspension.

(a)    If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from two Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and its Restricted Subsidiaries will not be subject to Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.17 and clause (4) of Section 5.01(a) hereof (collectively, the “Suspended Covenants”).

(b)    In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) two or more Rating Agencies have withdrawn their Investment Grade Rating or assigned to the Notes a rating below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events.

(c)    The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset to zero. In the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to Notes; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though Section 4.07 hereof had been in effect prior to, but not during the Suspension Period (provided that any Subsidiaries designated as Unrestricted Subsidiaries during the Suspension Period shall automatically become Restricted Subsidiaries on the Reversion Date (subject to the Company’s right to subsequently designate them as Unrestricted Subsidiaries in compliance with Article 4 hereof) and (2) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been incurred or issued pursuant to clause (3) of Section 4.09(b) hereof.

(d)    The Company shall provide a written notice to the Trustee upon the occurrence of a Covenant Suspension Event or a Reversion Date.

Section 4.17    Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.

The Company will not permit any of its Restricted Subsidiaries, other than a Subsidiary Guarantor, or a Securitization Subsidiary, to guarantee the payment of any Indebtedness of the Company or any other Guarantor under the Senior Credit Facilities, any Additional First Lien Obligations, any Junior Lien Obligations or, if the Senior Credit Facilities cease to be outstanding, any capital markets debt securities of the Company or any Guarantor, unless such

Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to this Indenture providing for a Guarantee by such Restricted Subsidiary. The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 30 day period described above.

ARTICLE 5

SUCCESSORS

Section 5.01    Merger, Consolidation or Sale of All or Substantially All Assets.

(a)    The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its consolidated properties or assets taken as a whole, in one or more related transactions, to any Person unless:

(1)    the Company is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2)    the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Notes and the Security Documents pursuant to supplemental indentures or other documents or instruments;

(3)    immediately after such transaction, no Default exists;

(4)    immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(A)    the Successor Company or the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(B)    the Fixed Charge Coverage Ratio for the Company would be greater than the Fixed Charge Coverage Ratio for the Company immediately prior to such transaction;

(5)    each Guarantor, unless it is a Subsidiary Guarantor that is the other party to the transactions described above, in which case clause (1) of Section 5.01(b) hereof shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture, the Notes and the Security Documents; and

(6)    the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with this Indenture.

(b)    The Successor Company will succeed to, and be substituted for the Company under this Indenture and the Notes. Notwithstanding the foregoing,

(1)    any Restricted Subsidiary that is not a Subsidiary Guarantor may consolidate or amalgamate with or merge into or transfer all or part of its properties and assets to the Company or any Restricted Subsidiary,

(2)    any Subsidiary Guarantor may consolidate or amalgamate with or merge into or transfer all or part of its properties and assets to the Company or a Subsidiary Guarantor (or to a Restricted Subsidiary if that Restricted Subsidiary becomes a Subsidiary Guarantor); and

(3)    the Company may transfer all or part of its property or assets to a Subsidiary Guarantor.

Notwithstanding clauses (3) and (4) of Section 5.01(a) hereof,

(1)    the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby; and

(2)    Holdings may consolidate or amalgamate with or merge into the Company; provided that if the Company has a new direct holding company parent following such consolidation, amalgamation or consolidation that guarantees the Senior Credit Facilities, such parent company will, within 30 days of such guarantee, become a guarantor of the Notes on the same terms as Holdings.

Section 5.02    Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of, premium on, if any, interest, if any, on, the Notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01    Events of Default.

Each of the following is an “Event of Default”:

(1)    default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)    default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3)    failure by Holdings, the Company or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (1) or (2) of this Section 6.01) contained in this Indenture, the Notes or the Security Documents;

(4)    default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Holdings, the Company or any of the Company’s Restricted Subsidiaries or the payment of which is guaranteed by Holdings, the Company or any of the Company’s Restricted Subsidiaries, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A)    such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity (a “Payment Default”); and;

(B)    the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $65,000,000 or more at any one time outstanding;

(5)    failure by Holdings, the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required under Section 4.03 hereof would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $65,000,000 (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)    the Guarantee of Holdings or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of Holdings or any Subsidiary Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that together (as of the most recent consolidated financial statement of the Company for a fiscal quarter end) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture; or

(7)    with respect to any Collateral constituting more than $80,000,000 individually or in the aggregate, any of the Security Documents ceases to be in full force and effect, or any of the Security Documents ceases to give the Holders of the Notes the Liens purported to be created thereby, or any of the Security Documents is declared null and void or Holdings, the Company or any Restricted Subsidiary denies in writing that it has any further liability under any Security Document or gives written notice to such effect (in each case (i) other than in accordance with the terms of this Indenture or the terms of the Senior Credit Facilities or the Security Documents, (ii) except to the extent that any such cessation of the Liens results from the failure of the administrative agent under the Senior Credit Facilities or the Applicable Authorized Representative, as the case may be, to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements, (iii) except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage or (iv) unless waived by the requisite lenders under the Senior Credit Facilities if, after that waiver, the Company is in compliance with Article 10 hereof); provided that if a failure of the sort described in this clause (7) is susceptible of cure, no Event of Default shall arise under this clause (7) with respect thereto until 30 days after notice of such failure shall have been given to the Company by the Trustee or the holders of at least 30% in principal amount of the then outstanding Notes issued under this Indenture;

(8)    Holdings, the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary) pursuant to or within the meaning of Bankruptcy Law:

(A)    commences a voluntary case,

(B)    consents to the entry of an order for relief against it in an involuntary case,

(C)    consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)    makes a general assignment for the benefit of its creditors, or

(E)    generally is not paying its debts as they become due; or

(9)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)    is for relief against Holdings, the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary) in an involuntary case;

(B)    appoints a custodian of Holdings, the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary) or for all or substantially all of the property of Holdings, the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary); or

(C)    orders the liquidation of Holdings, the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02    Acceleration.

In the case of an Event of Default specified in clause (8) or (9) of Section 6.01 hereof, with respect to Holdings, the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, the Notes shall become due and payable immediately. The Trustee shall have no obligation to accelerate the Notes if, in the best judgment of the Trustee, acceleration is not in the best interest of the Holders of the Notes.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration with respect to the Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) of Section 6.01 hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1)    the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)    holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)    the default that is the basis for such Event of Default has been cured.

Section 6.03    Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04    Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05    Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of other Holders of Notes or that would involve the Trustee in personal liability.

Section 6.06    Limitation on Suits.

Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1)    such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)    Holders of at least 30% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)    Holders of the Notes have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)    the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)    Holders of a majority in aggregate principal amount of the then total outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearance are unduly prejudicial to such Holders).

Section 6.07    Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium on, if any, or interest, if any, on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08    Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium on, if any, and interest, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09    Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10    Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee (acting in any capacity hereunder or in connection herewith, including, without limitation, in its capacity as Collateral Agent), its agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11    Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01    Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)    Except during the continuance of an Event of Default:

(1)    the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)    in the absence of willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)    this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2)    the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)    the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e)    No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights or powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)    The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02    Rights of Trustee.

(a)    The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)    The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)    The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f)    The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g)    In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h)    The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(i)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, the Collateral Agent and each agent, custodian and other Person employed to act hereunder.

(j)    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(k)    The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(l)    The Company will not, nor will the Trustee (in any of its capacities hereunder), have any responsibility or liability for any actions taken or not taken by DTC.

Section 7.03    Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 hereof.

Section 7.04    Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05    Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium on, if any, or interest, if any, on, any Note, the Trustee may withhold the notice if and so long as it determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06    Compensation and Indemnity.

(a)    The Company will pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as mutually agreed to in writing. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)    The Company and the Guarantors will indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or willful misconduct. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel of its choosing and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c)    The obligations of the Company and the Guarantors under this Section 7.06 will survive the satisfaction and discharge of this Indenture.

(d)    To secure the Company’s and the Guarantors’ payment obligations in this Section 7.06, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, or interest, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e)    When the Trustee incurs expenses or renders services after an Event of Default specified in clause (8) or (9) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07    Replacement of Trustee.

(a)    A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

(b)    The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may, upon 30 days advance written notice, remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1)    the Trustee fails to comply with Section 7.09 hereof;

(2)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)    a custodian or public officer takes charge of the Trustee or its property; or

(4)    the Trustee becomes incapable of acting.

(c)    If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d)    If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction at the expense of the Company for the appointment of a successor Trustee.

(e)    If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)    A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee. The retiring Trustee shall have no responsibility or liability for the action or inaction of any successor Trustee.

Section 7.08    Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.09    Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02    Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (4) below, and to have satisfied all their other obligations under such Notes, the Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)    the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, or interest, if any, on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)    the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3)    the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)    this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03    Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17 and 5.01 hereof and Article 10 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3), (4), (5), (6) and (7) hereof will not constitute Events of Default.

Section 8.04    Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1)    the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, on and interest, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)    in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions:

(A)    the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(B)    since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)    in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)    no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, or any other material agreement or instrument (other than this Indenture) to which, the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(6)    the Company must deliver to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7)    the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Guarantor or others; and

(8)    the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05    Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06    Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium on, if any, or interest, if any, on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest, if any, has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease.

Section 8.07    Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium on, if any, or interest, if any, on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01    Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, any Guarantor (with respect to a Guarantee, this Indenture, the Intercreditor Agreement or the Security Documents to which it is a party) and the Trustee (or the Collateral Agent, as applicable) may amend or supplement this Indenture or any Guarantee, Note, Security Documents, the Intercreditor Agreement or the Junior Lien Intercreditor Agreement without the consent of any Holder:

(1)    to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)    to provide for uncertificated Notes of such series in addition to or in place of certificated Notes;

(3)    to comply with Section 5.01 hereof;

(4)    to provide for the assumption of the Company’s or any Guarantor’s obligations to the Holders;

(5)    to make any change that would provide any additional rights or benefits to the Holders or that does not materially and adversely affect the legal rights of any such Holder under this Indenture, the Notes, the Guarantees, the Security Documents, the Intercreditor Agreement or the Junior Lien Intercreditor Agreement;

(6)    to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(7)    to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee hereunder pursuant to the requirements hereof;

(8)    to provide for the issuance of Additional Notes in accordance with this Indenture or exchange notes or private exchange notes with respect hereof;

(9)    to add a Guarantor under this Indenture, the Security Documents, the Intercreditor Agreement or the Junior Lien Intercreditor Agreement;

(10)    to conform the text of this Indenture, Guarantees, the Intercreditor Agreement, the Junior Lien Intercreditor Agreement, the Security Documents or the Notes to any provision of the “Description of Notes” section of the Company’s Offering Circular dated April 13, 2020, relating to the initial offering of the Notes, to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, Guarantees, the Intercreditor Agreement, the Junior Lien Intercreditor Agreement, the Security Documents or the Notes as set forth in an Officer’s Certificate;

(11)    to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes, including, without limitation to facilitate the issuance and administration of the Notes and to comply with applicable securities laws, including in connection with the issuance of additional notes;

(12)    to add or release Collateral from, or subordinate, the Lien of this Indenture and the Security Documents when permitted or required by the Security Documents, this Indenture the Intercreditor Agreement or the Junior Lien Intercreditor Agreement;

(13)    to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Collateral Agent for the benefit of itself, the Trustee and the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Notes Obligations, on any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or on which a Lien is required to be granted to, in favor of or for the benefit of the Trustee, the Collateral Agent or the Holders of the Notes pursuant to the Indenture, any of the Security Documents or otherwise; and

(14)    to add Additional First Lien Secured Parties or Junior Lien Secured Parties to any Security Documents, the Intercreditor Agreement or the Junior Lien Intercreditor Agreement.

Upon the request of the Company accompanied by a resolution of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding anything to the contrary herein, the Guarantors that are Guarantors at the time of the execution and delivery of any supplemental indenture, the sole purpose of which is to add one or more Guarantors, need not be a party to such supplemental indenture.

Section 9.02    With Consent of Holders of Notes.

Except as provided in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture (including, without limitation, Section 3.09, 4.10 and 4.15 hereof) and the Notes and the Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes. Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture, the Notes or the Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)    reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2)    reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (except as provided above with respect to Sections 3.09, 4.10 and 4.15 hereof);

(3)    reduce the rate of or change the time for payment of interest on any Note;

(4)    waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5)    make any Note payable in money other than that stated in the Notes;

(6)    make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7)    make any change in these amendment and waiver provisions;

(8)    impair the right of any Holder to receive payment of principal of, or premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9)    make any change to, or modification of, the ranking of the Notes that would adversely affect the Holders; or

(10)    except as expressly permitted by this Indenture, modify the Guarantees of Holdings or any Significant Subsidiary in any manner materially adverse to the Holders of the Notes.

In addition, without the consent of at least two-thirds in aggregate principal amount of Notes then outstanding, an amendment, supplement or waiver may not modify any Security Document or the provisions of this Indenture dealing with the Security Documents or application of trust moneys in any manner, in each case, that would subordinate the Lien of the Collateral Agent to the Liens securing any other Obligations (other than as contemplated under clause (13) of Section 9.01 hereof) or otherwise release all or substantially all of the Collateral, in each case other than in accordance with this Indenture, the Security Documents and the Intercreditor Agreement.

Section 9.03    Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04    Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05    Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the board of directors of the Company approves it. In executing any amended or supplemental indenture, the Trustee shall receive and (subject to Section 7.01 hereof) will be fully protected in conclusively relying upon, in addition to the documents required by Section 13.03 hereof, an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amended or supplemental indenture is the legal, valid and binding obligation of the Company and the Guarantors enforceable against them in accordance with its terms.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01    Security Interest.

The due and punctual payment of the principal of, premium on, if any, and interest, if any, on, the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any (to the extent permitted by law), on the Notes and performance of all other obligations of the Company and the Guarantors to the Holders of Notes or the Trustee under this Indenture and the Notes (including, without limitation, the Guarantees), according to the terms hereunder or thereunder, are secured as provided in the Security Documents. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral), the Intercreditor Agreement and the Junior Lien Intercreditor Agreement, in each case as the same may be in effect or may be amended from time to time in accordance with its terms, and authorizes and directs the Collateral Agent to enter into the Security Documents and the Trustee and the Collateral Agent to enter into the Intercreditor Agreement and, when effective, the Junior Lien Intercreditor Agreement and to perform their respective obligations and exercise their respective rights thereunder in accordance therewith. The Trustee and the Collateral Agent, each in its capacity as an Additional Senior Class Debt Representative (under and as defined in the Intercreditor Agreement) and each Holder of the Notes acknowledges and agrees that upon the Additional Senior Class Debt Representatives’ entry into the Intercreditor Joinder Agreement, the Additional Senior Class Debt Representatives and each Holder of the Notes, by its acceptance thereof, will be subject to and bound by the provisions of the Intercreditor Agreement as Additional First-Lien Secured Parties (as defined therein). The Company will deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Security Documents, the Intercreditor Agreement or, when effective, the Junior Lien Intercreditor Agreement, and will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company will take, and will cause its Subsidiaries to take any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations of the Company hereunder, a valid and enforceable perfected first priority Lien in and on all the Collateral, in favor of the Collateral Agent for the benefit of itself, the Trustee and the Holders of Notes, equally and ratably with all Indebtedness owing under the Senior Credit Facilities and the 2023 Secured Notes, superior to and prior to the rights of all third Persons and subject to no other Liens than Permitted Liens.

Section 10.02    Recording and Opinions.

(a)    The Company will furnish to the Trustee and the Collateral Agent simultaneously with the execution and delivery of this Indenture an Opinion of Counsel either:

(1)    stating that, in the opinion of such counsel, upon the filing of the applicable financing statements in the office of the Secretary of State of Delaware, all action will have been taken with respect to the recording, registering and filing of this Indenture, financing statements or other instruments necessary to make effective and perfect the Lien intended to be created by the Security Documents, and reciting with respect to the security interests in the Collateral, the details of such action; or

(2)    stating that, in the opinion of such counsel, no such action is necessary to make such Lien effective and/or perfected.

(b)    The Company will furnish to the Collateral Agent and the Trustee on May 15 in each year beginning with May 15, 2021, an Opinion of Counsel, dated as of such date, either:

(1)    (A) stating that, in the opinion of such counsel, action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain and/or perfect the Lien of the Security Documents and reciting with respect to the security interests in the Collateral the details of such action or referring to prior Opinions of Counsel in which such details are given, and (B) stating that, in the opinion of such counsel, based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve, protect and perfect, to the extent such protection, preservation and perfection are possible by filing, the rights of the Holders of Notes and the Collateral Agent and the Trustee hereunder and under the Security Documents with respect to the security interests in the Collateral;

(2)    stating that, in the opinion of such counsel, no such action is necessary to maintain such Lien and assignment.

Section 10.03    After-Acquired Property

(a)    As long as the Senior Credit Facilities have not been repaid and all commitments terminated, subject to certain exceptions provided in the Security Documents, the Company and the Guarantors shall grant to the Collateral Agent, for the benefit of itself, the Trustee and the Holders of the Notes, a lien equally and ratably with any lien granted on additional assets (other than LC Assets) to secure the holders of Indebtedness under the Senior Credit Facilities subsequent to the Issue Date.

(b)    Following termination of the Senior Credit Facilities, the Company and the Guarantors shall grant to the Collateral Agent, for the benefit of itself, the Trustee and the Holders of the Notes, a lien on assets or property (other than LC Assets) acquired by the Company or a Guarantor after the Issue Date, which would have constituted Collateral had such assets and property been owned by the Company or such Guarantor on the Issue Date, as provided in the Security Documents.

Section 10.04    Release of Collateral.

(a)    As long as the Senior Credit Facilities have not been repaid and all commitments terminated, the Notes will automatically cease to be secured by Liens on the Collateral if and when those liens no longer secure the Senior Credit Facilities as provided below:

(1)    the liens on any particular Collateral (but not all or substantially all of the Collateral) will be released if a release of the liens on such Collateral that secure the Senior Credit Facilities were approved by the requisite lenders under the Senior Credit Facilities (except in the context of the repayment and termination of the Senior Credit Facilities), and the consent of the Holders would not be required for such a release; and

(2)    the liens on any particular Collateral (but not all or substantially all of the Collateral) will be released automatically if the lien on such Collateral that secures the Senior Credit Facilities is released pursuant to the terms of the Senior Credit Facilities (except in the context of the repayment and termination of the Senior Credit Facilities).

(b)    If the Senior Credit Facilities are repaid in full and the related commitments terminated thereunder without being replaced, the Liens on the Collateral in favor of the Collateral Agent for the benefit of itself, the Trustee and the Holders of the Notes will not be released at such time, except to the extent the Collateral or any portion thereof was disposed of in order to repay the Obligations under the Senior Credit Facilities secured by the Collateral in compliance with Section 4.10 hereof. Thereafter, until any new Senior Credit Facilities are entered into, the following provisions will apply:

(1)    Liens securing the Notes will be released in certain circumstances as provided for in the Security Documents and upon the receipt of an Officer’s Certificate and, at the reasonable request of the Trustee and the Collateral Agent, an Opinion of Counsel certifying that all conditions precedent under this Indenture have been met, including under the following circumstances:

(A)    upon payment in full of principal, interest and all other Obligations on the Notes issued under this Indenture or upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture in accordance with Article 12 hereof;

(B)    upon release of a Subsidiary Guarantee (with respect to the Liens securing such Guarantee granted by such Guarantor); or

(C)    in connection with any disposition of Collateral to any Person other than the Company or any of its Restricted Subsidiaries (but excluding any transaction subject to Section 5.01(a)) that is not prohibited by this Indenture (with respect to the Lien on such Collateral).

(2)    Each of these releases shall be effected by the Collateral Agent at the direction of the Trustee without the consent of the Holders. Upon receipt of such Officer’s Certificate and Opinion of Counsel the Collateral Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents.

(c)    At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of the Security Documents will be effective as against the Holders of Notes.

(d)    Neither the Company nor any of its Restricted Subsidiaries is permitted to assert that any security interest in the Collateral is not a valid and perfected security interest or to take any action, or knowingly or negligently omit to take any action, which action or omission would have the result of impairing the security interest with respect to a material portion of the Collateral. The release of any Collateral from the terms of this Indenture and the Security Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the Security Documents thereof.

Section 10.05    Authorization of Actions to Be Taken by the Trustee Under the Security Documents.

(a)    Subject to the provisions of Section 7.01 and 7.02 hereof, the Trustee may, in its sole discretion and without the consent of the Holders of Notes, direct, on behalf of the Holders of Notes, the Collateral Agent to, take all actions it deems necessary or appropriate in order to:

(1)    enforce any of the terms of the Security Documents; and

(2)    collect and receive any and all amounts payable in respect of the Obligations of the Company hereunder.

The Trustee will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes or of the Trustee).

(b)    The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence (or gross negligence in the case of the Collateral Agent) or willful misconduct on the part of the Trustee or the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Notwithstanding the foregoing, neither the Trustee nor the Collateral Agent shall have responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents relating to the Notes or otherwise.

(c)    Where any provision of the Security Documents relating to the Notes requires that additional property or assets be provided as Collateral, the Company shall, or shall cause the applicable Guarantors to, take any and all actions reasonably required to cause such additional property or assets to be provided as Collateral and to create and perfect a valid and enforceable first-priority security interest in such property or assets (subject to Permitted Liens and other exceptions in the Security Documents relating to the Notes) in favor of the Collateral Agent for the benefit of itself, the Trustee and the Holders of the Notes in accordance with and to the extent required under the Security Documents relating to the Notes.

(d)    The Trustee, in giving any consent or approval under this Indenture or the Security Documents relating to the Notes, shall (unless it otherwise agrees) receive, as a condition to such consent or approval, an Officer’s Certificate or an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) or both to the effect that the action or omission for which consent or approval is to be given does not violate this Indenture or the Security Documents relating to the Notes, and the Trustee shall be fully protected in giving such consent or approval on the basis of such Officer’s Certificate or Opinion of Counsel.

Section 10.06    Authorization of Receipt of Funds by the Trustee Under the Security Documents.

The Trustee is authorized to receive any funds for the benefit of the Holders of Notes distributed under the Security Documents, and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

Section 10.07    Termination of Security Interest.

Upon the full and final payment and performance of all Obligations of the Company under this Indenture and the Notes or upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture in accordance with Article 12 hereof, the Trustee will, at the request of the Company, deliver a certificate to the Collateral Agent stating that such Obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Security Documents.

Section 10.08    Junior Lien Intercreditor Agreement.

Upon request of the Company in connection with the incurrence of any Liens securing Junior Lien Obligations permitted to be incurred under Sections 4.09 and 4.12 hereof, the Trustee and the Collateral Agent shall enter into the Junior Lien Intercreditor Agreement.

ARTICLE 11

GUARANTEES

Section 11.01    Guarantee.

(a)    Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1)    the principal of, premium, if any, on, and interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any, on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)    in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)    The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)    If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)    Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02    Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03    Execution and Delivery of Guarantee.

To evidence its Guarantee set forth in Section 11.01 hereof, each Guarantor hereby agrees that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Guarantee set forth in Section 11.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.17 hereof, the Company will cause such Subsidiary to comply with the provisions of Section 4.17 hereof and this Article 11, to the extent applicable.

Section 11.04    Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 11.05 hereof, no Guarantor will, and the Company will not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its consolidated properties or assets taken as a whole, in one or more related transactions, to any Person (other than the Company or a Guarantor) unless:

(1)    (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such surviving Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(b)    the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(c)    immediately after such transaction, no Default exists; and

(d)    the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with this Indenture; or

(2)    with respect to the Subsidiary Guarantors, the transaction is not prohibited by Section 4.10(a) hereof.

Subject to certain limitations described in this Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may (1) merge or consolidate with or into, wind up into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Company, (2) merge with an Affiliate of the Company solely for the purpose of reincorporating the Subsidiary Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (3) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the Successor Guarantor, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Guarantee set forth in this Article 11 and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such Successor Guarantor will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such Successor Guarantor thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses 1(a) and (b) of this Section 11.04, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 11.05    Releases.

Each Guarantee by a Subsidiary Guarantor will provide by its terms that it will be automatically and unconditionally released and discharged under its Guarantee upon:

(1)    (a) any sale, exchange or transfer (by merger, amalgamation, consolidation or otherwise) of (i) the Capital Stock of such Subsidiary Guarantor, after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Subsidiary Guarantor, in each case if such sale, exchange or transfer is made in compliance with this applicable provisions of this Indenture;

(b)    the release or discharge by such Subsidiary Guarantor of Indebtedness under (i) the Senior Credit Facilities, except a discharge or release in connection with the repayment in full and termination of commitments under the Senior Credit Facilities without being replaced with another Senior Credit Facility or (ii) in the case of a Guarantee made by a Subsidiary Guarantor (each, an “Other Guarantee”) as a result of its guarantee of Additional First Lien Obligations, Junior Lien Obligations, or capital markets debt securities of the Company or a Guarantor pursuant to Section 4.17 hereof, the relevant Additional First Lien Obligations, Junior Lien Obligations, or capital markets debt securities, except, in the case of clause (i) or (ii), a discharge or release by or as a result of payment by such Subsidiary Guarantor under the Indebtedness specified in such clause (i) or (ii) (it being understood that a release subject to a contingent reinstatement is still a release, and if any such Indebtedness of such Subsidiary Guarantor under the Senior Credit Facilities or any Other Guarantee is so reinstated, such Guarantee shall also be reinstated);

(c)    the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture; or

(d)    the exercise by the Company of its legal defeasance option or covenant defeasance option as described under Article 8 hereof or the satisfaction and discharge of the Company’s obligations under this Indenture in accordance with Article 12 hereof; and

(2)    delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

The Guarantee by Holdings will be automatically and unconditionally released and discharged upon (1) the exercise by the Company of its legal defeasance option or covenant defeasance option as described under Article 8 hereof or the satisfaction and discharge of the Company’s obligations under this Indenture in accordance with Article 12 hereof and (2) Holdings delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

Any Guarantor not released from its obligations under its Guarantee as provided in this Section 11.05 will remain liable for the full amount of principal of, premium on, if any, and interest, if any, on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12

SATISFACTION AND DISCHARGE SECTION

Section 12.01    Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when either:

(1)    all Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(2)    (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)    such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, or any other material agreement or instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(c)    the Company has paid or caused to be paid all sums payable by it under this Indenture;

(d)    the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(e)    if U.S. dollar-denominated Government Obligations shall have been deposited in connection with such satisfaction and discharge, then as a further condition to such satisfaction and discharge, the Trustee shall have received a certificate from a nationally recognized investment bank, appraisal firm or firm of independent accountants to the effect set forth in Section 8.04(1).

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (a) of clause (2) of this Section 12.01, the provisions of Sections 12.02 and 8.06 hereof will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02    Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Company has made any payment of principal of, premium on, if any, or interest, if any, on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01    Notices.

Any notice or communication by the Company, any Guarantor, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor: Sabre GLBL Inc.

3150 Sabre Drive,

Southlake, TX 76092

Facsimile No.: (682) 605-7820

Attention: Aimee Williams-Ramey

With a copy to:

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza

New York, NY 10006

Facsimile No.: (212) 225-3999

Attention: David Lopez

If to the Trustee or the Collateral Agent:

Wells Fargo Bank, National Association

333 S Grand Ave – Floor 05

Los Angeles, CA 90071-1504

Facsimile No.: (214) 253-7598

Attention: Corporate Municipal and Escrow Services, Administrator—Sabre GLBL Inc.

The Company, any Guarantor, the Trustee or the Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile or e-mail in pdf format; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 13.02    Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

Section 13.03    Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1)    an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)    an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Notwithstanding the foregoing, such Opinion of Counsel shall not be required in the case of the initial issuance of the Notes hereunder on the date hereof.

Section 13.04    Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1)    a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(4)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied; provided that with respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 13.05    Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.06    No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor or any of their direct or indirect parent companies (other than the Company and the Guarantors), as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Guarantees or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.07    Governing Law; Waiver of Jury Trial; Consent to Jurisdiction

(a)    THIS INDENTURE, THE NOTES, THE GUARANTEES AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE SECURITY DOCUMENTS WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)    To the fullest extent permitted by applicable law, the Company and each Guarantor hereby irrevocably submits to the jurisdiction of any Federal or State court located in the Borough of Manhattan in The City of New York, New York in any suit, action or proceeding based on or arising out of or relating to this Indenture or any Securities and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court. The Company and each Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in an inconvenient forum.

(c)    EACH OF THE COMPANY, THE GUARANTORS, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.08    No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.09    Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.04 hereof.

Section 13.10    Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.11    Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.12    Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.13    Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.14    U.S.A. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 13.15    Copies of Transaction Documents.

Upon written request from a Holder, the Company shall provide copies of this Indenture or the Security Documents to such Holder.

[Signatures on following page]

SIGNATURES

Dated as of April 17, 2020

Sabre GLBL Inc.

By:	/s/ Brian Evans
Name:	Brian Evans
Title:	Treasurer

Sabre Holdings Corporation

By:	/s/ Brian Evans
Name:	Brian Evans
Title:	Treasurer

GetThere Inc.

By:	/s/ Brian Evans
Name:	Brian Evans
Title:	Treasurer

GetThere L.P.

By:	GetThere Inc., its General Partner

By:	/s/ Brian Evans
Name:	Brian Evans
Title:	Treasurer

lastminute.com LLC

By:	/s/ Brian Evans
Name:	Brian Evans
Title:	Treasurer

[Signature Page to the Indenture]

lastminute.com Holdings, Inc.

By:	/s/ Brian Evans
Name:	Brian Evans
Title:	Treasurer

PRISM Group, Inc.

By:	/s/ Brian Evans
Name:	Brian Evans
Title:	Treasurer

PRISM Technologies, LLC

By:	/s/ Brian Evans
Name:	Brian Evans
Title:	Treasurer

Sabre International Newco, Inc.

By:	/s/ Brian Evans
Name:	Brian Evans
Title:	Treasurer

SabreMark G.P., LLC

By:	/s/ Steven W. Milton
Name:	Steven W. Milton
Title:	Corporate Secretary

IHS US Inc.

By:	/s/ Brian Evans
Name:	Brian Evans
Title:	Treasurer

SabreMark Limited Partnership

By:	SabreMark G.P., LLC, its General Partner

By:	/s/ Steven W. Milton
Name: Title:	Steven W. Milton Corporate Secretary

Innlink, LLC

By:	/s/ Brian Evans
Name:	Brian Evans
Title:	Treasurer

Nexus World Services, Inc.

By:	/s/ Brian Evans
Name:	Brian Evans
Title:	Treasurer

TravLynx LLC

By:	/s/ Brian Evans
Name:	Brian Evans
Title:	Treasurer

TVL HOLDINGS I, LLC

By:	/s/ Brian Evans
Name:	Brian Evans
Title:	Treasurer

TVL HOLDINGS, INC.

By:	/s/ Brian Evans
Name:	Brian Evans
Title:	Treasurer

TVL LLC

By:	/s/ Brian Evans
Name:	Brian Evans
Title:	Treasurer

TVL LP

By:	TVL LLC, its General Partner

By:	/s/ Brian Evans
Name:	Brian Evans
Title:	Treasurer

TVL Common, Inc.

By:	/s/ Brian Evans
Name:	Brian Evans
Title:	Treasurer

RSI Midco, Inc.

By:	/s/ Brian Evans
Name:	Brian Evans
Title:	Treasurer

Radixx Solutions International, Inc.

By:	/s/ Brian Evans
Name:	Brian Evans
Title:	Treasurer

Wells Fargo Bank, National Association as Trustee and Collateral Agent

By:	/s/ Patrick Giordano
Name:	Patrick Giordano
Title:	Vice President

[Signature Page to the Indenture]

EXHIBIT A1

[Face of Note]

CUSIP/CINS

9.250% SENIOR SECURED NOTES DUE 2025

No.	$

SABRE GLBL INC.

promises to pay to                  or registered assigns,

the principal sum of                                                                                                                DOLLARS on April 15, 2025

Interest Payment Dates: April 15 and October 15

Record Dates: April 1 and October 1

Dated:

SABRE GLBL INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION as Trustee

By:

Authorized Signatory

[BACK OF NOTE]

9.250% SENIOR SECURED NOTES DUE 2025

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)    INTEREST. Sabre GLBL Inc., a Delaware corporation (the “Company”), promises to pay or cause to be paid interest on the principal amount of this Note at 9.250% per annum from October 15, 2020 until maturity. The Company will pay interest, if any, semi-annually in arrears on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be October 15, 2020. If any interest payment date falls on a day that is not a Business Day, the required payment will be made on the succeeding Business Day and no interest on such payment will accrue in respect of the delay. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2)    METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at the close of business on April 1 or October 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Company, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

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(3)    PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(4)    INDENTURE AND SECURITY DOCUMENTS. The Company issued the Notes under an Indenture dated as of April 17, 2020 (the “Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company. The Notes are secured by a lien equally and ratably with all indebtedness owing under the Senior Credit Facilities and the Secured Notes pursuant to the Security Documents referred to in the Indenture. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5)    OPTIONAL REDEMPTION.

Except as set forth below, the Notes will not be redeemable at the Company’s option prior to March 16, 2025. At any time prior to March 16, 2025, the Company may redeem all or a part of the Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to the redemption date (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. In addition, on and after March 16, 2025, the Company may, at its option, on one or more occasions, redeem the Notes at a redemption price equal to 100.000% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

At any time, in connection with any tender offer or other offer to purchase any series of Notes (including pursuant to a Change of Control Offer or Asset Sale Offer), if not less than 90% in aggregate principal amount of the outstanding Notes of such series validly tender and do not withdraw such Notes in such offer, all of the holders of such series of Notes will be deemed to have consented to such tender or other offer and accordingly, the Company or any third party purchasing or acquiring the Notes in lieu of the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase, to redeem all Notes of such series that remain outstanding following such purchase at a price equal to the price paid to holders in such purchase, plus accrued and unpaid interest, if any, on such Notes to (but not including) the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date).

A1-3

Notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, without limitation, the consummation of an incurrence or issuance of debt or equity or a Change of Control. If any Notes are listed on an exchange, and the rules of such exchange so require, the Company will notify the exchange of any such notice of redemption. In addition, the Company will notify the exchange of the principal amount of any Notes outstanding following any partial redemption of Notes.

(6)    MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)    REPURCHASE AT THE OPTION OF HOLDER.

(a)    Upon the occurrence of a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)    If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, within ten Business Days of each date on which the aggregate amount of Excess Proceeds exceeds $100,000,000, the Company will make an Asset Sale Offer to all Holders of Notes and if required by the terms of any Indebtedness that is pari passu in right of payment with the Notes, to holders of such Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Company shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

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(8)    NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 12 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(9)    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(10)    PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(11)    AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes or the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of Notes, the Indenture, the Notes or the Guarantees may be amended or supplemented to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes and Guarantees by a successor to the Company or such Guarantor pursuant to the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially and adversely affect the legal rights under the Indenture of any Holder, to conform the text of the Indenture, the Notes, or the

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Guarantees or the Security Documents to any provision of the “Description of Notes” section of the Company’s Offering Circular dated April 13, 2020, relating to the initial offering of the Notes, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, or the Guarantees or the Security Documents, which intent may be evidenced by an Officer’s Certificate to that effect, to enter into additional or supplemental Security Documents, to release Collateral in accordance with the terms of this Indenture and the Security Documents, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture, or to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Guarantee with respect to the Notes.

(12)    DEFAULTS AND REMEDIES. Events of Default include: (i) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium on, if any, the Notes, (ii) default for 30 days in the payment when due of interest, if any, on, the Notes; (iii) failure by the Company or any of its Restricted Subsidiaries for 60 days after receipt of notice to the Company by the Trustee or the Holders of at least 30% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of its obligations, covenants or agreements in the Indenture or the Security Documents; (iv) default under certain other agreements relating to Indebtedness of Holdings, the Company or any of the Company’s Restricted Subsidiaries which default is a Payment Default or results in the acceleration of such Indebtedness prior to its express maturity, the principal amount of such Indebtedness aggregating in excess of $65,000,000; (v) failure by Holdings, the Company or any of the Company’s Restricted Subsidiaries to pay certain final judgments aggregating in excess of $65,000,000, which judgments are not paid, discharged or stayed, for a period of 60 days; (vi) any Guarantee of Holdings or any Significant Subsidiary ceases to be in full force and effect or to be declared null and void or the repudiation in writing by any responsible officer of Holdings or any Subsidiary Guarantor that is a Significant Subsidiary; (vii) with respect to any Collateral constituting more than $80,000,000 individually or in the aggregate, any Security Document ceases to be in full force and effect, or the repudiation in writing by Holdings, the Company or any of its Restricted Subsidiaries of any of its material obligations under the Security Documents; and (viii) certain events of bankruptcy or insolvency with respect to Holdings, the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Holdings, the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the

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Trustee or exercising any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if any) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all the Holders of Notes, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (including in connection with an offer to purchase). The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within five Business Days of becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(13)    TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14)    NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor or any of their direct or indirect parent companies (other than the Company and any Guarantor), as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Guarantees or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(15)    AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16)    Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17)    CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18)    GOVERNING LAW. THE INDENTURE, THIS NOTE AND THE GUARANTEES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Sabre GLBL Inc.

3150 Sabre Drive,

Southlake, TX 76092

Attention: Aimee Williams-Ramey

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                                                                                              to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this
Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ SECTION 4.10                         ☐ SECTION 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this

Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

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EXHIBIT A2

[Face of Regulation S Temporary Global Note]

CUSIP/CINS

9.250% SENIOR SECURED NOTES DUE 2025

No.	$

Sabre GLBL INC.

promises to pay to                  or registered assigns,

the principal sum of                                                                                                                DOLLARS on April 15, 2025

Interest Payment Dates: April 15 and October 15

Record Dates: April 1 and October 1

Dated:

SABRE GLBL INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION as Trustee

By:

Authorized Signatory

[Back of Regulation S Temporary Global Note]

9.250% Senior Secured Notes due 2025

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS

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OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S)IN RELIANCE ON REGULATION S, ONLY (A) (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B)IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)    INTEREST. Sabre GLBL Inc., a Delaware corporation (the “Company”), promises to pay or cause to be paid interest on the principal amount of this Note at 9.250% per annum from October 15, 2020 until maturity. The Company will pay interest, if any, semi-annually in arrears on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be October 15, 2020. If any interest payment date falls on a day that is not a Business Day, the required payment will be made on the succeeding Business Day and no interest on such payment will accrue in respect of the delay. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any, (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

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(2)    METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at the close of business on April 1 and October 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Company, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)    PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(4)    INDENTURE AND SECURITY DOCUMENTS. The Company issued the Notes under an Indenture dated as of April 17, 2020 (the “Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company. The Notes are secured by a lien equally and ratably with all indebtedness owing under the Senior Credit Facilities and the Secured Notes pursuant to the Security Documents referred to in the Indenture. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5)    OPTIONAL REDEMPTION.

Except as set forth below, the Notes will not be redeemable at the Company’s option prior to March 16, 2025. At any time prior to March 16, 2025, the Company may redeem all or a part of the Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to the redemption date (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. In addition, on and after March 16, 2025, the Company may, at its option, on one or more occasions, redeem the Notes at a redemption price equal to 100.000% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

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At any time, in connection with any tender offer or other offer to purchase any series of Notes (including pursuant to a Change of Control Offer or Asset Sale Offer), if not less than 90% in aggregate principal amount of the outstanding Notes of such series validly tender and do not withdraw such Notes in such offer, all of the holders of such series of Notes will be deemed to have consented to such tender or other offer and accordingly, the Company or any third party purchasing or acquiring the Notes in lieu of the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase, to redeem all Notes of such series that remain outstanding following such purchase at a price equal to the price paid to holders in such purchase, plus accrued and unpaid interest, if any, on such Notes to (but not including) the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date).

Notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, without limitation, the consummation of an incurrence or issuance of debt or equity or a Change of Control. If any Notes are listed on an exchange, and the rules of such exchange so require, the Company will notify the exchange of any such notice of redemption. In addition, the Company will notify the exchange of the principal amount of any Notes outstanding following any partial redemption of Notes.

(6)    MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)    REPURCHASE AT THE OPTION OF HOLDER.

(a)    Upon the occurrence of a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)    If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, within ten Business Days of each date on which the aggregate amount of Excess Proceeds exceeds $100,000,000, the Company will make an Asset Sale Offer to all Holders of Notes and if required by the terms of any Indebtedness that is pari passu in right of payment with the Notes, to holders of such Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the

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Indenture. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Company shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8)    NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 12 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(9)    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

This Regulation S Temporary Global Note is exchangeable in whole or in part for one or more Global Notes only (i) on or after the termination of the 40-day distribution compliance period (as defined in Regulation S) and (ii) upon presentation of certificates (accompanied by an Opinion of Counsel, if applicable) required by Article 2 of the Indenture. Upon exchange of this Regulation S Temporary Global Note for one or more Global Notes, the Trustee shall cancel this Regulation S Temporary Global Note

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(10)    PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(11)    AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes or the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of Notes, the Indenture, the Notes or the Guarantees may be amended or supplemented to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes and Guarantees by a successor to the Company or such Guarantor pursuant to the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially and adversely affect the legal rights under the Indenture of any Holder, to conform the text of the Indenture, the Notes, or the Guarantees or the Security Documents to any provision of the “Description of Notes” section of the Company’s Offering Circular dated April 13, 2020, relating to the initial offering of the Notes, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, or the Guarantees or the Security Documents, which intent may be evidenced by an Officer’s Certificate to that effect, to enter into additional or supplemental Security Documents, to release Collateral in accordance with the terms of this Indenture and the Security Documents, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture, or to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Guarantee with respect to the Notes.

(12)    DEFAULTS AND REMEDIES. Events of Default include: (i) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium on, if any, the Notes, (ii) default for 30 days in the payment when due of interest, if any, on, the Notes; (iii) failure by the Company or any of its Restricted Subsidiaries for 60 days after receipt of notice to the Company by the Trustee or the Holders of at least 30% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of its obligations, covenants or agreements in the Indenture or the Security Documents; (iv) default under certain other agreements relating to Indebtedness of Holdings, the Company or any of the Company’s Restricted Subsidiaries which default is a Payment Default or results in the acceleration of such Indebtedness prior to its express maturity, the principal amount of such Indebtedness aggregating in excess of $65,000,000; (v) failure by Holdings, the Company or any of the Company’s Restricted Subsidiaries to pay certain final judgments aggregating in excess of $65,000,000, which judgments are not paid, discharged or stayed, for a period of 60 days; (vi) any Guarantee of Holdings or any Significant Subsidiary ceases to be in full force and effect or to be declared null and void or the repudiation in writing by any

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responsible officer of Holdings or any Subsidiary Guarantor that is a Significant Subsidiary; (vii) with respect to any Collateral constituting more than $80,000,000 individually or in the aggregate, any Security Document ceases to be in full force and effect, or the repudiation in writing by Holdings, the Company or any of its Restricted Subsidiaries of any of its material obligations under the Security Documents; and (viii) certain events of bankruptcy or insolvency with respect to Holdings, the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Holdings, the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if any) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all the Holders of Notes, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (including in connection with an offer to purchase). The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within five Business Days of becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(13)    TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14)    NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor or any of their direct or indirect parent companies (other than the Company and any Guarantor), as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Guarantees or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

A2-8

(15)    AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16)    ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17)    CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18)    GOVERNING LAW. THE INDENTURE, THIS NOTE AND THE GUARANTEES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Sabre GLBL Inc.

3150 Sabre Drive,

Southlake, TX 76092

Attention: Aimee Williams-Ramey

A2-9

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                                                                                              to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this
Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

ASSIGNMENT FORM

To assign this Note, fill in the form below:

A2-10

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ SECTION 4.10                         ☐ SECTION 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this

Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A2-11

SCHEDULE OF EXCHANGES OF INTERESTS IN THE REGULATION S TEMPORARY GLOBAL NOTE

The following exchanges of a part of this Regulation S Temporary Global Note for an interest in another Global Note or exchange of a part of another other Restricted Global Note for an interest in this Regulation S Temporary Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

A2-12

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Sabre GLBL Inc.

3150 Sabre Drive

Southlake, TX 76092

Wells Fargo Bank – DAPS Reorg.

MAC N9303-121

6th Street and Marquette Avenue, 12 Floor

Minneapolis, MN 55479

Telephone No.: (800) 344-5128

Fax No.: (866) 969-1290

Email: DAPSReorg@wellsfargo.com

Re: 9.250% Senior Secured Notes due 2025 (the “Notes”)

(CUSIP [                    ])

Reference is hereby made to the Indenture, dated as of April 17, 2020 (the “Indenture”), among Sabre GLBL Inc., as issuer (the “Company”), the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                     , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $             in such Note[s] or interests (the “Transfer”), to                                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Note, the Regulation S Permanent Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note, the Regulation S Temporary Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)    ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)    ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c)    ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)    ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)    ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)    ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ Unrestricted Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Sabre GLBL Inc.

3150 Sabre Drive

Southlake, TX 76092

Wells Fargo Bank – DAPS Reorg.

MAC N9303-121

6th Street and Marquette Avenue, 12 Floor

Minneapolis, MN 55479

Telephone No.: (800) 344-5128

Fax No.: (866) 969-1290

Email: DAPSReorg@wellsfargo.com

Re: 9.250% Senior Secured Notes due 2025 (the “Notes”)

(CUSIP [                    ])

Reference is hereby made to the Indenture, dated as of April 17, 2020 (the “Indenture”), among Sabre GLBL Inc., as issuer (the “Company”), the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                     , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $             in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.    Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a)    ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)    ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)    ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)    ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.    Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a)    ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)    ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ï,¨ 144A Global Note, ï,¨ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of             ,among (the “Guaranteeing Subsidiary”), a subsidiary of Sabre GLBL Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and certain Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of April 17, 2020 providing for the issuance of 9.250% Senior Secured Notes due 2025 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Guarantee and in the Indenture including but not limited to Article 11 thereof.

4.    NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor or any of their direct or indirect parent companies (other than the Company and the Guarantors), as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Guarantees or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5.    NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

7.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

SABRE GLBL INC.

By:
Name: Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT E

[FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT]

E-1

EXHIBIT E

TO THE INDENTURE

[FORM OF]

JUNIOR LIEN INTERCREDITOR AGREEMENT1

among

SABRE GLBL INC.,

SABRE HOLDINGS CORPORATION,

THE GRANTORS,

BANK OF AMERICA, N.A,

as Credit Agreement Administrative Agent for the Credit Agreement Secured Parties and as

Authorized Representative for the Credit Agreement Secured Parties

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Initial Additional First-Lien Collateral Agent for the Initial Additional First-Lien Secured

Parties and as Initial Additional First-Lien Authorized Representative for the Initial Additional

First-Lien Secured Parties

[            ]

as Initial Junior-Lien Collateral Agent for the Initial Junior-Lien Secured Parties and as Initial|

Junior-Lien Authorized Representative for the Initial Junior-Lien Secured Parties

and

each additional Authorized Representative and Collateral Agent from time to time party hereto

dated as of [    ], 20[    ]

[1]

This form shall be modified, as necessary, to properly reflect the Authorized Representatives and the Collateral Agents of the then-outstanding First-Lien Obligations, at the time this Agreement is entered into.

(i)

(ii)

(iii)

JUNIOR-LIEN INTERCREDITOR AGREEMENT dated as of [    ], 20[ ] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among SABRE GLBL INC., a Delaware corporation (the “Company”), SABRE HOLDINGS CORPORATION, a Delaware corporation (“Holdings”), the Grantors (as defined below), BANK OF AMERICA, N.A., as administrative agent and collateral agent for itself and on behalf of the Credit Agreement Secured Parties (as defined below) (in such capacity, together with its successors and assigns in such capacity the “Credit Agreement Administrative Agent”), Bank of America, N.A., as Authorized Representative for itself and on behalf of the Credit Agreement Secured Parties (as each such term is defined below), Wells Fargo Bank, National Association, as collateral agent for the Initial Additional First-Lien Secured Parties (as defined below) (in such capacity, together with its successors and assigns in such capacity, the “Initial Additional First-Lien Collateral Agent”), Wells Fargo Bank, National Association, as Authorized Representative for itself and on behalf of the Initial Additional First- Lien Secured Parties (in such capacity and together with its successors and assigns in such capacity, the “Initial Additional First-Lien Authorized Representative”), [ ], as collateral agent for the Initial Junior-Lien Secured Parties (as defined below) (in such capacity, together with its successors and assigns in such capacity, the “Initial Junior-Lien Collateral Agent”), [ ], as Authorized Representative for the Initial Junior-Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Junior-Lien Authorized Representative”), and each additional Authorized Representative and Collateral Agent that from time to time becomes a party hereto pursuant to Section 8.8.

WHEREAS, Holdings and the Company (i) are party to the Amended and Restated Credit Agreement, dated as of February 19, 2013, as the same has been, or may from time to time in the future be, further amended, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, among Holdings, the Company, the other parties thereto, the lenders from time to time parties thereto and the Credit Agreement Administrative Agent (which agreement, on the date hereof, is the Credit Agreement as hereinafter defined), (ii) are party to that certain Indenture, dated as of April 17, 2020, among the Company, the Grantors identified therein, Wells Fargo Bank, National Association, as trustee and as collateral agent, as the same has been or may from time to time in the future be, amended, amended and restated, extended, supplemented or otherwise modified from time to time (the “Initial Additional First-Lien Agreement”), and (iii) may from time to time become (or may have already become) a party to Additional First-Lien Documents;

WHEREAS, Holdings and the Company (i) are party to the [insert description of Initial Junior-Lien Debt Document], and (ii) may become a party to other Junior-Lien Debt Documents governing future Junior-Lien Debt.

Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

Section 1.1    Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or the First-Lien Intercreditor Agreement, as specified herein, or, if defined in the UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional First-Lien Debt” means any Indebtedness of the Company (including Indebtedness constituting Initial Additional First-Lien Obligations but excluding Indebtedness constituting Credit Agreement Obligations) incurred by Holdings, the Company or any other Grantor and secured by the First-Lien Collateral (or a portion thereof) on a pari passu basis (but without regard to control of remedies) with the Credit Agreement Obligations and any other outstanding First-Lien Obligations; provided that (i) such Indebtedness is permitted (at the time of incurrence thereof) to be incurred and secured on such basis by each First-Lien Debt Document and Junior-Lien Debt Document and (ii) the Authorized Representative for the holders of such Indebtedness shall have become party to the First-Lien Intercreditor Agreement in accordance with the terms thereof . Additional First-Lien Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Grantors issued in exchange therefor.

“Additional First-Lien Debt Facility” means each indenture or other governing agreement with respect to any Additional First-Lien Debt, including, without limitation, the Initial Additional First-Lien Agreement.

“Additional First-Lien Debt Obligations” means all amounts owing to any Additional First-Lien Secured Party (as defined in the First-Lien Intercreditor Agreement) (including the Initial Additional First-Lien Secured Parties) pursuant to the terms of any Additional First-Lien Document (including the Initial Additional First-Lien Documents (as defined in the First-Lien Intercreditor Agreement)), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Additional First- Lien Document), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts and any amounts reinstated pursuant to Section 2.06 of the First-Lien Intercreditor Agreement.

“Additional First-Lien Debt Representative” has the meaning assigned to such term in Section 8.8(b).

“Additional First-Lien Documents” has the meaning assigned to such term in the First-Lien Intercreditor Agreement.

“Additional First-Lien Secured Parties” means the holders of any Additional First-Lien Debt Obligations and any Authorized Representative with respect thereto, and shall include the Initial Additional First-Lien Secured Parties.

“Additional First-Lien Security Documents” has the meaning assigned to such term in the First-Lien Intercreditor Agreement.

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“Additional Junior-Lien Collateral Agent” means, at any time, (i) in the case of the Initial Junior-Lien Obligations or the Initial Junior-Lien Secured Parties, the Initial Junior- Lien Collateral Agent and (ii) in the case of any other additional class or series of Additional Junior-Lien Debt or Additional Junior-Lien Secured Parties that become subject to this Agreement after the date hereof, the collateral agent named for such class or series in the applicable Joinder Agreement.

“Additional Junior-Lien Debt” has the meaning assigned to such term in Section 8.8(a).

“Additional Junior-Lien Debt Representative” has the meaning assigned to such term in Section 8.8(a).

“Additional Junior-Lien Secured Parties” has the meaning assigned to such term in Section 8.8(a).

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to such term in the introductory paragraph hereof.

“Applicable First-Lien Authorized Representative” means “Applicable Authorized Representative”, as such term is defined in the First-Lien Intercreditor Agreement.

“Applicable First-Lien Collateral Agent” means “Applicable Collateral Agent”, as such term is defined in the First-Lien Intercreditor Agreement.

“Authorized Representatives” means the First-Lien Authorized Representatives and the Junior-Lien Authorized Representatives.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized required by law to close.

“Collateral” means the First-Lien Collateral and the Junior-Lien Collateral.

“Collateral Agent” means (i) in the case of any First-Lien Obligations, each (or the respective) First-Lien Collateral Agent and (ii) in the case of Junior-Lien Obligations, each (or the respective) Junior-Lien Collateral Agent.

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“Collateral Documents” means the First-Lien Collateral Documents and the Junior-Lien Collateral Documents.

“Company” has the meaning assigned to such term in the introductory paragraph hereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlling First-Lien Parties” means “Controlling Secured Parties” as such term is defined in the First-Lien Intercreditor Agreement.

“Credit Agreement” means “Credit Agreement” as such term is defined in the First-Lien Intercreditor Agreement.

“Credit Agreement Administrative Agent” has the meaning assigned to such term in the introductory paragraph hereof.

“Credit Agreement Documents” has the meaning assigned to such term in the First-Lien Intercreditor Agreement.

“Credit Agreement Obligations” means all “Obligations” as such term is defined in the Credit Agreement (including, for the avoidance of doubt, any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, and any amounts reinstated pursuant to Section 2.06 of the First-Lien Intercreditor Agreement).

“Credit Agreement Secured Parties” has the meaning assigned to such term in the First-Lien Intercreditor Agreement.

“Debt Facility” means any First-Lien Facility and any Junior-Lien Debt Facility.

“Deposit Account Collateral” means that part of the Shared Collateral comprised of or contained in Deposit Accounts or Securities Accounts.

“Designated Junior-Lien Authorized Representative” means (i) the Initial Junior- Lien Authorized Representative, until such time as the Junior-Lien Debt Facility under the Initial Junior-Lien Debt Documents ceases to be the only Junior-Lien Debt Facility under this Agreement and (ii) thereafter, the Junior-Lien Authorized Representative designated from time to time by the Junior-Lien Instructing Group, in a notice to the First-Lien Collateral Agents and the Company hereunder, as the “Designated Junior-Lien Authorized Representative” for purposes hereof.

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“Designated Junior-Lien Collateral Agent” means (i) the Initial Junior-Lien Collateral Agent, until such time as the Junior-Lien Debt Facility under the Initial Junior-Lien Debt Documents ceases to be the only Junior-Lien Debt Facility under this Agreement and (ii) thereafter, the Junior-Lien Collateral Agent designated from time to time by the Junior-Lien Instructing Group, in a notice to the First-Lien Authorized Representatives, the First-Lien Collateral Agents and the Company hereunder, as the “Designated Junior-Lien Collateral Agent” for purposes hereof.

“DIP Financing” has the meaning assigned to such term in Section 6.2.

“Discharge of First-Lien Obligations” means the payment in full in cash of all First-Lien Obligations and the termination or cash collateralization (to the satisfaction of the respective issuers or counterparties, as the case may be) of all letters of credit and Secured Hedge Agreements issued or entered into, as the case may be, by a First-Lien Secured Party and the termination of all other commitments of the First-Lien Secured Parties under the First-Lien Debt Documents.

“Disposition” shall mean any sale, lease, exchange, transfer or other disposition. “Dispose” shall have a correlative meaning.

“Enforcement Action” means, with respect to the First-Lien Obligations or the Junior-Lien Obligations, the exercise of any rights and remedies with respect to any Shared Collateral or the commencement or prosecution of enforcement of any of the rights and remedies with respect to any Shared Collateral under, as applicable, the First-Lien Debt Documents or the Junior-Lien Debt Documents, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under any Bankruptcy Law.

“Enforcement Notice” has the meaning assigned to such term in Section 3.7(a).

“Event of Default” means an “Event of Default” as such term is defined in any First-Lien Debt Document.

“First-Lien” means the Liens on the First-Lien Collateral in favor of the First-Lien Secured Parties under the First-Lien Collateral Documents.

“First-Lien Authorized Representative” means “Authorized Representative”, as such term is defined in the First-Lien Intercreditor Agreement.

“First-Lien Collateral” means any “Collateral” as such term is defined in any Credit Agreement Document, any Initial Additional First-Lien Document (as defined in the First- Lien Intercreditor Agreement) or any other First-Lien Debt Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a First-Lien Collateral Document as security for any First-Lien Obligation.

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“First-Lien Collateral Agent” means “Collateral Agent”, as such term is defined in the First-Lien Intercreditor Agreement.

“First-Lien Collateral Documents” means “First-Lien Security Documents”, as such term is defined in the First-Lien Intercreditor Agreement

“First-Lien Debt Documents” means (a) the Credit Agreement Documents and (b) any Additional First-Lien Documents.

“First-Lien Facilities” means the Credit Agreement Documents (and the facilities and Credit Agreement Obligations pursuant thereto) and the Additional First-Lien Debt Facilities.

“First-Lien Intercreditor Agreement” means that certain intercreditor agreement dated as of May 9, 2012 among Holdings, the Company, Bank of America, N.A. as the Credit Agreement Administrative Agent and the Authorized Representative for the Credit Agreement Secured Parties, Wells Fargo Bank, National Association, as the Initial Additional First-Lien Collateral Agent and Initial Additional First-Lien Authorized Representative, and each additional Authorized Representative and each Additional First-Lien Collateral Agent from time to time party thereto, as amended, amended and restated, supplemented or otherwise modified from time to time.

“First-Lien Obligations” means “First-Lien Obligations”, as such term is defined in the First-Lien Intercreditor Agreement.

“First-Lien Secured Parties” means the “First-Lien Secured Parties”, as such term is defined in the First-Lien Intercreditor Agreement.

“Grantors” shall mean the Company, Holdings, each other Loan Party (as defined in the Credit Agreement) and each of the Company’s Subsidiaries and each other direct or indirect parent company or subsidiary of the Company which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Holdings” has the meaning assigned to such term in the introductory paragraph hereof.

“Initial Additional First-Lien Agreement” has the meaning assigned to such term in the first recital hereof.

“Initial Additional First-Lien Authorized Representative” has the meaning assigned to such term in the introductory paragraph hereof.

“Initial Additional First-Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph hereof.

“Initial Additional First-Lien Obligations” has the meaning assigned to such term in the First-Lien Intercreditor Agreement.

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“Initial Additional First-Lien Secured Parties” has the meaning assigned to such term in the First-Lien Intercreditor Agreement.

“Initial Junior-Lien Authorized Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Junior-Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Junior-Lien Collateral Documents” means any collateral agreements, security agreements and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure the Initial Junior-Lien Obligations.

“Initial Junior-Lien Debt” means the Junior-Lien Debt incurred pursuant to the Initial Junior-Lien Debt Documents.

”Initial Junior-Lien Debt Documents” means the [    ] and any notes, guaranties, security documents and other operative agreements evidencing or governing such Indebtedness, including the Initial Junior-Lien Collateral Documents.

“Initial Junior-Lien Obligations” means the Junior-Lien Obligations arising pursuant to the Initial Junior-Lien Debt Documents.

“Initial Junior-Lien Secured Parties” means the holders of any Initial Junior-Lien Obligations, the Initial Junior-Lien Collateral Agent and the Initial Junior-Lien Authorized Representative, in each case, solely in such party’s capacity as a holder of, or agent, trustee or similar representative for the holders of, Initial Junior-Lien Debt.

“Insolvency or Liquidation Proceeding” means: (a) any case commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary; (b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or (c) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” means trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights, license rights with respect to the foregoing and other intellectual property rights.

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“Joinder Agreement” means, as applicable, (a) a joinder to this Agreement in the form of Annex III hereto required to be delivered pursuant to Section 8.8(a) hereof in order to include an Junior-Lien Debt Facility hereunder and add Authorized Representatives hereunder for the Junior-Lien Secured Parties under such Junior-Lien Debt Facility and (b) a joinder to this Agreement in the form of Annex IV hereto delivered pursuant to Section 8.8(b) hereof to add Authorized Representatives hereunder for the First-Lien Secured Parties under any Additional First-Lien Debt.

“Junior-Lien” means the Liens on the Junior-Lien Collateral in favor of Junior- Lien Secured Parties under Junior-Lien Collateral Documents.

“Junior-Lien Authorized Representative” means (i) in the case of any Junior-Lien Obligations or the Initial Junior-Lien Secured Parties, the Initial Junior-Lien Authorized Representative and (ii) in the case of any other additional class or series of Junior-Lien Obligations or Junior-Lien Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such additional class or series in the applicable Joinder Agreement.

“Junior-Lien Collateral” means any “Collateral” as such term is defined in any Junior-Lien Debt Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Junior-Lien Collateral Document as security for any Junior-Lien Obligation.

“Junior-Lien Collateral Agent” means (i) in the case of the Initial Junior-Lien Obligations, the Initial Junior-Lien Collateral Agent and (ii) in the case of Additional Junior-Lien Debt, the Additional Junior-Lien Collateral Agent for such class or series. If at any time, the Authorized Representative for a given class or series of Junior-Lien Debt is also acting as the Collateral Agent for such class or series, then any reference to a Collateral Agent contained herein will be deemed to include such Authorized Representative acting as such.

“Junior-Lien Collateral Documents” means the Initial Junior-Lien Collateral Documents and each of the security agreements and other instruments and documents executed and delivered by the Company or any other Grantor for purposes of providing collateral security for any Junior-Lien Obligation.

“Junior-Lien Debt” means the Initial Junior-Lien Debt and any other Indebtedness of the Company, which is secured by the Junior-Lien Collateral on a pari passu basis (but without regard to control of remedies, other than as provided by the terms of the applicable Junior-Lien Debt Documents) with any other Junior-Lien Obligations (if any other Junior-Lien Debt Obligations are then outstanding) and the applicable Junior-Lien Debt Documents of which provide that such Indebtedness is to be secured by such Junior-Lien Collateral on a junior and subordinate basis to the Liens securing the First-Lien Obligations (and which is not secured by Liens on any assets of the Company or any Subsidiary or other Grantor which are not included in the First-Lien Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, and secured on such basis by each First-Lien Debt Document and Junior-Lien Debt Document and (ii) except in the case of the Initial Junior-Lien Debt hereunder, the Authorized Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.8(a). Junior-Lien Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Grantors issued in exchange therefor.

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“Junior-Lien Debt Documents” means the Initial Junior-Lien Debt Documents and, with respect to any series, issue or class of Junior-Lien Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Junior-Lien Collateral Documents.

“Junior-Lien Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Junior-Lien Debt.

“Junior-Lien Instructing Group” means holders of at least a majority of the aggregate principal amount of Junior-Lien Obligations then outstanding.

“Junior-Lien Obligations” means all amounts owing to any Junior-Lien Secured Party (including the Initial Junior-Lien Secured Parties) pursuant to the terms of any Junior-Lien Debt Document (including the Initial Junior-Lien Debt Documents), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Junior-Lien Debt Document, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Junior-Lien Debt), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“Junior-Lien Secured Parties” means the Initial Junior-Lien Secured Parties and, with respect to any series, issue or class of Junior-Lien Debt, the holders of such Indebtedness, the Authorized Representative and the Collateral Agent with respect thereto, any trustee or agent therefor under any related Junior-Lien Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any Grantor under any related Junior- Lien Debt Documents, in each case, solely in such party’s capacity as a holder of, or agent, trustee or similar representative for holders of, Junior-Lien Secured Debt.

“LC Cash Collateral” has the meaning assigned to such term in Section 3.7(c).

“Lien” means any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement or any lease in the nature thereof.

“Payment Discharge” has the meaning assigned to such term in Section 5.1(a).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.8(a).

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“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral, any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case and any amounts received by any First-Lien Collateral Agent or any First-Lien Secured Party from a Junior-Lien Secured Party in respect of Shared Collateral pursuant to this Agreement or any other intercreditor agreement.

“Purchase” has the meaning assigned to such term in Section 3.7(b).

“Purchase Notice” has the meaning assigned to such term in Section 3.7(a).

“Purchase Price” has the meaning assigned to such term in Section 3.7(c).

“Purchasing Parties” has the meaning assigned to such term in Section 3.7(b).

“Recovery” has the meaning assigned to such term in Section 6.5.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a private placement transaction pursuant to the exemption from registration provided by Rule 144A or another rule or regulation under the Securities Act of 1933, as amended, substantially identical notes (having the same Guarantees) issued in a dollar for dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Secured Obligations” means the First-Lien Obligations and the Junior-Lien Obligations.

“Secured Parties” means the First-Lien Secured Parties and the Junior-Lien Secured Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of First- Lien Obligations under at least one First-Lien Facility and the holders of Junior-Lien Obligations under at least one Junior-Lien Debt Facility (or, in each case, their Authorized Representatives) hold a security interest at such time, including, without limitation, any assets in which the First- Lien Collateral Agents are automatically deemed to have a Lien pursuant to the provisions of Section 2.4. If, at any time, any portion of the First-Lien Collateral under one or more First-Lien Facilities does not constitute Junior-Lien Collateral under one or more Junior-Lien Debt Facilities, then such portion of such First-Lien Collateral shall constitute

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Shared Collateral only with respect to the Junior-Lien Debt Facilities for which it constitutes Junior-Lien Collateral and shall not constitute Shared Collateral for any Junior-Lien Debt Facility which does not have a security interest in such Collateral at such time.

“Standstill Period” has the meaning assigned to such term in Section 3.2.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Surviving Obligations” has the meaning assigned to such term in Section 3.7(b).

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

Section 1.2    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, and (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

Section 2.1    Subordination of Liens. Notwithstanding the date, time, method, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Junior-Lien Collateral Agent or any Junior-Lien Secured Parties on the Shared Collateral or of any Liens granted to the First-Lien Collateral Agents or the First-Lien Secured Parties on the Shared Collateral (or any actual or alleged defect or deficiency in any of the foregoing) and notwithstanding any provision of the UCC, any Bankruptcy Law, any other applicable law, any Junior-Lien Debt Document or any First-Lien Debt Document,

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whether any First-Lien Collateral Agent, either directly or through agents, holds possession of, or has control over, all or any part of the Shared Collateral, the fact that any such Liens may be subordinated, voided, avoided, invalidated or lapsed or any other circumstance whatsoever, each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent, on behalf of itself and each Junior-Lien Secured Party under its Junior-Lien Debt Facility, hereby agrees that (i) any Lien on the Shared Collateral securing any First-Lien Obligations now or hereafter held by or on behalf of any First-Lien Collateral Agent, any First-Lien Secured Parties or any First-Lien Authorized Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Junior-Lien Obligations and (ii) any Lien on the Shared Collateral securing any Junior-Lien Obligations now or hereafter held by or on behalf of any Junior-Lien Authorized Representative, any Junior-Lien Collateral Agent or any Junior-Lien Secured Parties or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any First- Lien Obligations. All Liens on the Shared Collateral securing any First-Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Junior-Lien Obligations for all purposes, whether or not such Liens securing any First-Lien Obligations are (x) subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person or (y) otherwise subordinated, voided, avoided, invalidated or lapsed. Notwithstanding any failure by any First-Lien Secured Party or Junior-Lien Secured Party to perfect its security interests in the Shared Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the security interests in the Shared Collateral granted to the First-Lien Secured Parties or the Junior-Lien Secured Parties, the priority and rights as between the First-Lien Secured Parties and the Junior-Lien Secured Parties with respect to the Shared Collateral shall be as set forth herein.

Section 2.2    Nature of First-Lien Lender Claims. Each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent, on behalf of itself and each Junior-Lien Secured Party under its Junior-Lien Debt Facility, acknowledges that (a) a portion of the First- Lien Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the First-Lien Debt Documents and the First-Lien Obligations may be amended, supplemented or otherwise modified, and the First-Lien Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the First-Lien Obligations may be increased, in each case, without notice to or consent by the Junior-Lien Authorized Representatives, the Junior-Lien Collateral Agents or the Junior-Lien Secured Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.1 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of any of the First-Lien Obligations or any of the Junior-Lien Obligations, or any portion thereof. As between the Company and the other Grantors and the Junior-Lien Secured Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Company and the other Grantors contained in any Junior-Lien Debt Document with respect to the incurrence of Additional First-Lien Debt Obligations.

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Section 2.3    Prohibition on Contesting Liens. Each of the Junior-Lien Authorized Representatives and each of the Junior-Lien Collateral Agents, for itself and on behalf of each Junior-Lien Secured Party under its Junior-Lien Debt Facility, agrees that it shall not (and hereby waives any right to) take any action to challenge, contest or support any other Person in contesting or challenging, directly or indirectly, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any First-Lien Obligations held (or purported to be held) by or on behalf of any First- Lien Collateral Agent or any of the First-Lien Secured Parties or any First-Lien Authorized Representative or other agent or trustee therefor in any First-Lien Collateral, and each First-Lien Collateral Agent and each First-Lien Authorized Representative, for itself and on behalf of each First-Lien Secured Party under its First-Lien Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Junior-Lien Obligations held (or purported to be held) by or on behalf of any Junior-Lien Authorized Representative, any Junior-Lien Collateral Agent or any of the Junior-Lien Secured Parties in the Junior-Lien Collateral; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First-Lien Collateral Agent or any First-Lien Authorized Representative to enforce this Agreement (including the priority of the Liens securing the First-Lien Obligations as provided in Section 2.1) or any of the First-Lien Debt Documents.

Section 2.4    No New Liens. The parties hereto agree that, so long as the Discharge of First-Lien Obligations has not occurred, (a) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Junior-Lien Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the First-Lien Obligations; and (b) each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent agrees, for itself and on behalf of each applicable Junior-Lien Secured Party, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, that it shall not acquire or hold any Lien on any assets of the Company or any other Grantor securing any Junior-Lien Obligations that are not also subject to the first-priority Lien in respect of the First- Lien Obligations under the First-Lien Debt Documents (other than with respect to Additional First-Lien Debt Obligations that, by their terms, are not intended to be secured by all of the First- Lien Collateral and, in particular, are not intended to be secured by such assets). If any Junior- Lien Authorized Representative, any Junior-Lien Collateral Agent or any Junior-Lien Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any Collateral that is not also subject to the first-priority Lien in respect of the First-Lien Obligations under the First- Lien Debt Documents, then such Junior-Lien Authorized Representative, Junior-Lien Collateral Agent or Junior-Lien Secured Party shall, without the need for any further consent of any party and notwithstanding anything to the contrary in any other document, be deemed to also hold and have held such Lien for the benefit of the First-Lien Collateral Agents as security for the applicable First-Lien Obligations (subject to the lien priority and other terms hereof) and shall promptly notify the First-Lien Collateral Agents in writing of the existence of such Lien and in any event take such actions as may be requested by the First-Lien Collateral Agents to assign or release such Liens to the First-Lien Collateral Agents (and/or its designees) as security for the applicable First-Lien Obligations (but may retain a Junior-Lien on such assets or property

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subject to the terms hereof) and until such release or assignment, shall be deemed to hold and have held such Lien for the benefit of the First-Lien Collateral Agents as security for the First-Lien Obligations. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First-Lien Secured Parties, the Junior-Lien Authorized Representatives, the Junior-Lien Collateral Agents and the other Junior- Lien Secured Parties agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.4 shall be subject to Section 4.2.

Section 2.5    Perfection of Liens. Except for the agreements of the First-Lien Collateral Agents pursuant to Section 5.8, none of the First-Lien Collateral Agents, the First-Lien Authorized Representatives or the First-Lien Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Junior-Lien Authorized Representatives, the Junior-Lien Collateral Agents or the Junior-Lien Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First-Lien Secured Parties and the Junior-Lien Secured Parties and such provisions shall not impose on the First-Lien Collateral Agents, the First-Lien Authorized Representatives, the First-Lien Secured Parties, the Junior-Lien Collateral Agents, the Junior- Lien Authorized Representatives, the Junior-Lien Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

Section 2.6    Waiver of Marshalling. Until the Discharge of First-Lien Obligations, each Junior-Lien Authorized Representative and each the Junior-Lien Collateral Agents, on behalf of itself and the applicable Junior-Lien Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Shared Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE III

Enforcement

Section 3.1    Exclusive Enforcement. Until the Discharge of First-Lien Obligations has occurred, whether or not an Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the First-Lien Secured Parties shall have the exclusive right to take and continue any Enforcement Action with respect to the Shared Collateral, without any consultation with or consent of any Junior-Lien Secured Party, but subject to the provisos set forth in Section 3.2 and Section 6.1. Upon the occurrence and during the continuance of a default or an event of default under the First-Lien Debt Documents, the First-Lien Collateral Agents and the other First-Lien Secured Parties shall control all decisions related to the exercise and continuance of any Enforcement Action with respect to the First-Lien Obligations and the Shared Collateral and shall do so in such order and manner as they may determine in their sole discretion without any consultation with, or the consent of any of the Junior-Lien Secured Parties.

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Section 3.2    Standstill and Waivers. Each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent, on behalf of itself and the other Junior-Lien Secured Parties, agrees that, until the Discharge of First-Lien Obligations has occurred, subject to the proviso set forth in this Section 3.2:

(a)    they will not take or cause to be taken any Enforcement Action with respect to the Shared Collateral;

(b)    they will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Junior-Lien Obligation pari passu with or senior to, or to give any Junior-Lien Secured Party any preference or priority relative to, the Liens with respect to the First-Lien Obligations or the First-Lien Secured Parties with respect to any of the Shared Collateral;

(c)    they will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing (including on the basis of a deficiency claim, unsecured claim or otherwise) of an Insolvency or Liquidation Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Shared Collateral by any First-Lien Secured Party or any other Enforcement Action taken with respect to the Shared Collateral (or any forbearance from taking any Enforcement Action with respect to the Shared Collateral) by or on behalf of any First-Lien Secured Party;

(d)    they have no right to (i) direct either any First-Lien Collateral Agent or any other First-Lien Secured Party to exercise any right, remedy or power with respect to the Shared Collateral or pursuant to the First-Lien Collateral Documents or (ii) consent or object to the exercise by any First-Lien Collateral Agent or any other First-Lien Secured Party of any right, remedy or power with respect to the Shared Collateral or pursuant to the First-Lien Collateral Documents or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (d), whether as a Junior-Lien creditor or otherwise, they hereby irrevocably waive such right);

(e)    they will not institute any suit or other proceeding or assert in any suit, Insolvency or Liquidation Proceeding or other proceeding any claim against any First- Lien Secured Party seeking damages from or other relief by way of specific performance, injunction or otherwise, with respect to, and no First-Lien Secured Party shall be liable for, any action taken or omitted to be taken by any First-Lien Secured Party with respect to the Shared Collateral or pursuant to the First-Lien Debt Documents;

(f)    they will not make any judicial or nonjudicial claim or demand or commence any judicial or non-judicial proceedings against any Grantor or any of their respective subsidiaries or affiliates under or with respect to any Junior-Lien Collateral Document seeking payment or damages from or other relief by way of specific performance, instructions or otherwise under or with respect to any Junior-Lien Collateral Document (other than filing a proof of claim) or exercise any right, remedy or power under or with respect to, or otherwise take any action to enforce, other than filing a proof of claim, any Junior-Lien Collateral Document; and

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(g)    they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of any Shared Collateral, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the Shared Collateral or pursuant to the Junior-Lien Collateral Documents;

provided that, notwithstanding the foregoing, the Junior-Lien Secured Parties may exercise their rights and remedies in respect of the Shared Collateral under the Junior-Lien Collateral Documents or applicable law after the passage of a period of 180 days (the “Standstill Period”) from the date of delivery of a notice in writing to the First-Lien Collateral Agents certifying that an acceleration of the Junior-Lien Obligations has occurred (and so long as such acceleration has not been rescinded); provided, further, however, that, notwithstanding the foregoing, in no event shall any Junior-Lien Secured Party exercise or continue to exercise any such rights or remedies if, notwithstanding the expiration of the Standstill Period, (i) any First-Lien Secured Party shall have commenced the exercise of any of its rights and remedies with respect to any material portion of the Shared Collateral (or attempted to commence such exercise and are stayed by an Insolvency or Liquidation Proceeding) or (ii) an Insolvency or Liquidation Proceeding in respect of any Grantor shall have been commenced; and provided, further, that in any Insolvency or Liquidation Proceeding commenced by or against any Grantor, the Junior-Lien Authorized Representative, the Junior-Lien Collateral Agents and the Junior-Lien Secured Parties may take any action expressly permitted by Section 6.1. Without limiting the generality of the foregoing, unless and until the Discharge of First-Lien Obligations has occurred, except as expressly provided in Section 6.1, the sole right of the Junior-Lien Authorized Representatives, the Junior- Lien Collateral Agents and the Junior-Lien Secured Parties with respect to the Shared Collateral or any other Collateral is to hold a Lien on the Shared Collateral or such other Collateral in respect of the applicable Junior-Lien Obligations pursuant to the Junior-Lien Debt Documents, as applicable, for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First-Lien Obligations has occurred. For the avoidance of doubt, nothing in this Agreement prohibits the acceleration of the Junior-Lien Obligations in accordance with the terms of the Junior-Lien Debt Documents.

Section 3.3    Judgment Creditors. In the event that any Junior-Lien Secured Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor, any such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First-Lien and the First-Lien Obligations) to the same extent as other Liens securing the Junior-Lien Obligations are subject to the terms of this Agreement.

Section 3.4    Cooperation. Each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent, on behalf of itself and the other Junior-Lien Secured Parties under the Junior-Lien Debt Facility to which it is a party, agrees that each of them shall take such actions as any First-Lien Authorized Representative or First-Lien Collateral Agent shall request in connection with the exercise by the First-Lien Secured Parties of their rights set forth herein.

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Each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any applicable Junior-Lien Debt Document shall be deemed to restrict in any way the rights and remedies of the First-Lien Authorized Representatives, First-Lien Collateral Agents or First-Lien Secured Parties with respect to the First-Lien Collateral as set forth in this Agreement and the First-Lien Debt Documents.

Section 3.5    No Additional Rights for the Grantors Hereunder. Except as provided in Section 3.6, if any First-Lien Secured Party or Junior-Lien Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, no Grantor shall be entitled to use such violation as a defense to any action by any First-Lien Secured Party or Junior-Lien Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any First-Lien Secured Party or Junior-Lien Secured Party.

Section 3.6    Actions upon Breach. (a) If any Junior-Lien Secured Party, contrary to this Agreement, commences, participates or supports any Person commencing or participating in any action or proceeding against or with respect to any Grantor or the Shared Collateral, such Grantor, with the prior written consent of the Applicable First-Lien Collateral Agent, may interpose as a defense or dilatory plea the making of this Agreement, and any First-Lien Secured Party may intervene and interpose such defense or plea in its or their name or in the name of such Grantor.

(b)    Should any Junior-Lien Authorized Representative, any Junior-Lien Collateral Agent or any Junior-Lien Secured Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any First-Lien Collateral Agent or any First-Lien Authorized Representative or other First-Lien Secured Party (in its or their own name or in the name of the Company or any other Grantor) or the Company or any other Grantor may obtain relief against such Junior-Lien Authorized Representative, such Junior-Lien Collateral Agent or such Junior- Lien Secured Party by injunction, specific performance and/or other appropriate equitable relief. Each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent, on behalf of itself and each Junior-Lien Secured Party under its Junior-Lien Debt Facility, hereby (i) agrees that the First-Lien Secured Parties’ damages from the actions of any Junior-Lien Authorized Representatives, any Junior-Lien Collateral Agent or any Junior-Lien Secured Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Company, any other Grantor or the First-Lien Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any First-Lien Collateral Agent, any First-Lien Authorized Representative or and First-Lien Secured Party.

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Section 3.7    Option to Purchase. (a) The Applicable First-Lien Collateral Agent agrees that it will give the Designated Junior-Lien Collateral Agent written notice (the “Enforcement Notice”) promptly following (i) its commencement of any Enforcement Action with respect to Shared Collateral (which notice shall be effective for all Enforcement Actions taken after the date of such notice so long as the Applicable First-Lien Collateral Agent is diligently pursuing in good faith the exercise of its default or enforcement rights or remedies against, or diligently attempting in good faith to vacate any stay of enforcement rights of its First-Liens on a material portion of the Shared Collateral, including, without limitation, all Enforcement Actions identified in such notice), (ii) its acceleration of the First-Lien Obligations in accordance with the terms of the First-Lien Debt Documents; or (iii) its commencement of an Insolvency or Liquidation Proceeding. Any Junior-Lien Secured Party shall have the option, by irrevocable written notice (the “Purchase Notice”) delivered by the Designated Junior-Lien Collateral Agent to each First-Lien Collateral Agent no later than thirty days after the earlier to occur of (a) the Designated Junior-Lien Collateral Agent’s receipt of the Enforcement Notice and (b) the Designated Junior-Lien Collateral Agent becoming aware of the Enforcement Action, to purchase all (but not less than all) of the First-Lien Obligations from the First-Lien Secured Parties. Notwithstanding anything to the contrary contained herein, neither the Applicable First- Lien Collateral Agent nor any other First-Lien Secured Party shall have any liability to any party hereto for any failure or delay on the part of the Applicable First-Lien Collateral Agent in delivering any Enforcement Notice or terminating any existing Enforcement Action.

(b)    On the date specified by the Designated Junior-Lien Collateral Agent in the Purchase Notice (which shall be a Business Day not less than five days, nor more than ten days, after receipt by the Applicable First-Lien Collateral Agent of the Purchase Notice), the First-Lien Secured Parties shall, subject to any required approval of any court or other governmental authority then in effect, sell to the Junior-Lien Secured Parties electing to purchase pursuant to Section 3.7(a) (the “Purchasing Parties”), and the Purchasing Parties shall purchase (the “Purchase”) from the First-Lien Secured Parties, all the First-Lien Obligations; provided that the First-Lien Obligations purchased shall not include any rights of First-Lien Secured Parties with respect to indemnification and other obligations of the Grantors under the First-Lien Debt Documents that are expressly stated to survive the termination of the First-Lien Debt Documents (the “Surviving Obligations”).

(c)    Without limiting the obligations of the Grantors under the First-Lien Debt Documents to the First-Lien Secured Parties with respect to the Surviving Obligations (which shall not be transferred in connection with the Purchase), on the date of the Purchase, the Purchasing Parties shall (i) pay in cash to the First-Lien Secured Parties as the purchase price (the “Purchase Price”) therefor the full amount of all First-Lien Obligations then outstanding and unpaid at par (including principal, any prepayment premiums, accrued but unpaid interest and fees and any other unpaid amounts, including, breakage costs, attorneys’ fees and expenses, and, in the case of any Secured Hedge Agreement, the amount that would be payable by the relevant Grantors thereunder if it were to terminate such Secured Hedge Agreement on the date of the Purchase or, if not terminated, an amount determined by the relevant First-Lien Secured Party to be necessary to collateralize its credit risk arising out of such Secured Hedge Agreement, (ii) furnish cash collateral (the “LC Cash Collateral”) to the First-Lien Secured Parties in such amounts as the relevant First-Lien Secured Parties determine is

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reasonably necessary to secure such First-Lien Secured Parties in connection with any outstanding Letters of Credit, (iii) agree in writing in form and substance satisfactory to the Applicable First-Lien Collateral Agent to reimburse the First-Lien Secured Parties for any loss, cost, damage or expense (including attorneys’ fees and expenses) in connection with any fees, costs or expenses related to any checks or other payments provisionally credited to the First-Lien Obligations and/or as to which the First-Lien Secured Parties have not yet received final payment and (iv) agree in writing in form and substance satisfactory to the Applicable First-Lien Collateral Agent, after written request from the Applicable First-Lien Collateral Agent, to reimburse the First-Lien Secured Parties in respect of indemnification obligations of the Grantors under the First-Lien Debt Documents as to matters or circumstances known to the Purchasing Parties at the time of the Purchase which could reasonably be expected to result in any loss, cost, damage or expense to any of the First-Lien Secured Parties; provided that in no event shall any Purchasing Party have any liability for such amounts in excess of proceeds of Shared Collateral received by the Purchasing Parties.

(d)    The Purchase Price and LC Cash Collateral shall be remitted by wire transfer in immediately available funds to such account of the Applicable First-Lien Collateral Agent as it shall designate to the Purchasing Parties. The Applicable First-Lien Collateral Agent shall, promptly following its receipt thereof, distribute the amounts received by it in respect of the Purchase Price to the First-Lien Secured Parties in accordance with the First-Lien Debt Documents. Interest shall be calculated to but excluding the day on which the Purchase occurs if the amounts so paid by the Purchasing Parties to the account designated by the Applicable First- Lien Collateral Agent are received in such account prior to 12:00 noon, New York City time, and interest shall be calculated to and including such day if the amounts so paid by the Purchasing Parties to the account designated by the Applicable First-Lien Collateral Agent are received in such account later than 12:00 noon, New York City time.

(e)    The Purchase shall be made without representation or warranty of any kind by the First-Lien Secured Parties as to the First-Lien Obligations, the Shared Collateral or otherwise and without recourse to the First-Lien Secured Parties, except that the First-Lien Secured Parties shall represent and warrant: (i) the amount of the First-Lien Obligations being purchased, (ii) that the First-Lien Secured Parties own the First-Lien Obligations free and clear of any liens or encumbrances and (iii) that the First-Lien Secured Parties have the right to assign the First-Lien Obligations and the assignment is duly authorized.

(f)    For the avoidance of doubt, the parties hereto hereby acknowledge and agree that in no event shall the Designated Junior-Lien Collateral Agent (i) be deemed to be a Purchasing Party for purposes of this Section 3.7, (ii) be subject to or liable for any obligations of a Purchasing Party pursuant to this Section 3.7 or (iii) incur any liability to any First-Lien Secured Party or any other Person in connection with any Purchase pursuant to this Section 3.7.

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ARTICLE IV

Payments

Section 4.1    Application of Proceeds. All Shared Collateral and Proceeds thereof received in connection with the Disposition or collection of the Shared Collateral in connection with an Enforcement Action, whether or not pursuant to an Insolvency or Liquidation Proceeding, shall be distributed as follows: FIRST, to the First-Lien Obligations in accordance with the terms of the First-Lien Debt Documents and the First-Lien Intercreditor Agreement (if and to the extent the First-Lien Intercreditor Agreement is applicable in accordance with its terms) until the Discharge of First-Lien Obligations has occurred; SECOND, to the Designated Junior-Lien Collateral Agent for application in accordance with the Junior-Lien Debt Documents until the discharge of the Junior-Lien Obligations has occurred; and THIRD, the balance, if any, to the Grantors, their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as writ of competent jurisdiction may direct. Upon the Discharge of First-Lien Obligations, the Applicable First-Lien Collateral Agent shall deliver promptly to the Designated Junior-Lien Collateral Agent any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Junior-Lien Collateral Agent to the Junior-Lien Obligations in such order as specified in the relevant Junior-Lien Debt Documents.

Section 4.2    Payments Over. So long as the Discharge of First-Lien Obligations has not occurred, any Shared Collateral or Proceeds thereof received by any Junior-Lien Authorized Representative, any Junior-Lien Collateral Agent or any Junior-Lien Secured Party shall be segregated and held in trust for the benefit of and forthwith paid over to the Applicable First-Lien Collateral Agent for the benefit of the First-Lien Secured Parties in the same form as received, with any necessary endorsements and each Junior-Lien Secured Party hereby authorizes the Applicable First-Lien Collateral Agent to make any such endorsements as agent for each of the Junior-Lien Authorized Representatives, the Junior-Lien Collateral Agents and the Junior-Lien Secured Parties (which authorization, being coupled with an interest, is irrevocable).

ARTICLE V

Other Agreements

Section 5.1    Releases. (a) If, at any time any Grantor or any First-Lien Secured Party delivers notice to the Designated Junior-Lien Collateral Agent with respect to any specified Shared Collateral (including for such purpose, in the case of the sale or other disposition of all or substantially all of the equity interests in any Subsidiary, any Shared Collateral held by such Subsidiary or any direct or indirect Subsidiary thereof) that:

(i)    such specified Shared Collateral has been or is being sold, transferred or otherwise disposed of in connection with a Disposition by the owner of such Shared Collateral in a transaction permitted under the First-Lien Debt Documents; or

(ii)    the First-Liens thereon have been or are being released in connection with a Subsidiary that is released from its guarantee under the First-Lien Debt Documents; or

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(iii)    the First-Liens thereon have been or are being otherwise released as permitted by the First-Lien Debt Documents or by the Applicable First-Lien Collateral Agent on behalf of the First-Lien Secured Parties (unless, in the case of clause (ii) or (iii) of this Section 5.1(a) such release occurs in connection with, and after giving effect to, a Discharge of First-Lien Obligations, which discharge is not in connection with a foreclosure of, or other exercise of remedies with respect to, Shared Collateral by the First-Lien Secured Parties (such discharge not in connection with any such foreclosure or exercise of remedies or a sale or other disposition generating sufficient proceeds to cause the Discharge of First-Lien Obligations, a “Payment Discharge”)),

then the Junior-Lien upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens on such Shared Collateral securing First-Lien Obligations are released and discharged (provided that in the case of a Payment Discharge, the Liens on any Shared Collateral disposed of in connection with the satisfaction in whole or in part of First-Lien Obligations shall be automatically released but any proceeds thereof not used for purposes of the Discharge of First-Lien Obligations or otherwise in accordance with the Junior- Lien Debt Documents shall be subject to Junior-Liens and shall be applied pursuant to Section 4.1). Upon delivery to the Designated Junior-Lien Collateral Agent of a notice from the Applicable First-Lien Collateral Agent stating that any such release of Liens securing or supporting the First-Lien Obligations has become effective (or shall become effective upon the Designated Junior-Lien Collateral Agent’s release), the Designated Junior-Lien Collateral Agent will promptly, at the Company’s expense, execute and deliver such instruments, releases, termination statements or other documents confirming such release on customary terms, which instruments, releases and termination statements shall be substantially identical to the comparable instruments, releases and termination statements executed by the Applicable First- Lien Collateral Agent in connection with such release (and shall be prepared by the Applicable First-Lien Collateral Agent). In the case of the sale of capital stock of a Subsidiary or any other transaction resulting in the release of such Subsidiary’s guarantee under the First-Lien Debt Documents in accordance with the Credit Agreement, the guarantee in favor of the Junior-Lien Secured Parties, if any, made by such Subsidiary will automatically be released and discharged as and when, but only to the extent, the guarantee by such Subsidiary of First-Lien Obligations is released and discharged.

(b)    If, at any time any Grantor or any First-Lien Secured Party delivers notice to the Designated Junior-Lien Collateral Agent with respect to any Grantor that is a Subsidiary that:

(i)    all or substantially all of the equity interests in such Grantor have been or are being sold, transferred or otherwise disposed of in connection with a Disposition by the owner of such Grantor in a transaction permitted under the First-Lien Debt Documents; or

(ii)    such Grantor is released from its guarantee under the First-Lien Debt Documents (unless, such release occurs in connection with, and after giving effect to, a Discharge of First-Lien Obligations, which discharge is a Payment Discharge),

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then such Grantor will automatically be released and discharged under its guaranty of the Junior- Lien Obligations as and when, but only to the extent, such Grantor is also released and discharged under its guaranty of the First-Lien Obligations. Upon delivery to the Designated Junior-Lien Collateral Agent of a notice from the Applicable First-Lien Collateral Agent stating that any such release of Subsidiary that is a Grantor guarantying the First-Lien Obligations has become effective (or shall become effective upon the Designated Junior-Lien Collateral Agent’s release), the Designated Junior-Lien Collateral Agent will promptly, at the Company’s expense, execute and deliver such instruments, releases, termination statements or other documents confirming such release on customary terms, which instruments, releases and termination statements shall be substantially identical to the comparable instruments, releases and termination statements executed by the Applicable First-Lien Collateral Agent in connection with such release (and shall be prepared by the Applicable First-Lien Collateral Agent).

(c)    Each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent, for itself and on behalf of each Junior-Lien Secured Party under its Junior-Lien Debt Facility, hereby irrevocably constitutes and appoints the Applicable First-Lien Collateral Agent and any officer or agent of the Applicable First-Lien Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Junior-Lien Authorized Representative, such Junior-Lien Collateral Agent or such Junior-Lien Secured Party or in the Applicable First-Lien Collateral Agent’s own name, from time to time in the Applicable First-Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Section 5.1, including any termination statements, endorsements or other instruments of transfer or release (which appointment, being coupled with an interest, is irrevocable); provided that such appointment shall terminate automatically, without any action by the Applicable First-Lien Collateral Agent or any Junior-Lien Secured Party, upon the Discharge of First-Lien Obligations, and provided, further, that the Applicable First-Lien Collateral Agent shall notify such Junior-Lien Authorized Representative, such Junior-Lien Collateral Agent or such Junior-Lien Secured Party of any action taken by such Applicable First- Lien Collateral Agent as attorney-in-fact for such Junior-Lien Authorized Representative, such Junior-Lien Collateral Agent or such Junior-Lien Secured Party pursuant to this clause (c).

(d)    Unless and until the Discharge of First-Lien Obligations has occurred, each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent, for itself and on behalf of each Junior-Lien Secured Party under its Junior-Lien Debt Facility, hereby consents to the application, whether prior to or after an Event of Default under any First-Lien Debt Document, of Deposit Account Collateral or proceeds of Shared Collateral to the repayment of First-Lien Obligations pursuant to the First-Lien Debt Documents.

(e)    Notwithstanding anything to the contrary in any Junior-Lien Collateral Document, in the event the terms of a First-Lien Collateral Document and a Junior-Lien Collateral Document each require any Grantor to (i) make payment in respect of any item of Shared Collateral to, (ii) deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the

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rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of, or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both any First-Lien Collateral Agent and any Junior-Lien Authorized Representative, any Junior-Lien Collateral Agent or Junior-Lien Secured Party, such Grantor may, until the applicable Discharge of First-Lien Obligations has occurred, comply with such requirement under the Junior-Lien Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the First-Lien Collateral Agents (or the Applicable First-Lien Collateral Agent, subject to the terms of the First-Lien Intercreditor Agreement).

Section 5.2    Inspection; Insurance and Condemnation Awards. (a) Any First- Lien Secured Party and its Authorized Representatives and invitees may at any time inspect, repossess, remove and otherwise deal with the Shared Collateral, and any First-Lien Collateral Agent may advertise and conduct public auctions or private sales of the Shared Collateral, in each case without notice to, the involvement of or interference by any Junior-Lien Secured Party or liability to any Junior-Lien Secured Party.

(b)    Unless and until the Discharge of First-Lien Obligations has occurred, the First-Lien Collateral Agents and the First-Lien Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the First-Lien Debt Documents, (i) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor (except that to the extent provided for in the Junior-Lien Debt Documents, the Junior-Lien Collateral Agents shall have the right to be named as additional insureds and loss payees so long as their Junior-Lien status is identified in a manner satisfactory to the First-Lien Collateral Agents), (ii) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder, and to make, adjust or settle any claim under any title insurance policy covering any Shared Collateral (including any such policy issued in favor of any Junior-Lien Collateral Agents, any Junior-Lien Authorized Representative and/or any Junior-Lien Secured Party (and each Junior-Lien Secured Party hereby authorizes the First-Lien Collateral Agents to make, adjust or settle any such claim with respect thereto as agent for each of the Junior-Lien Authorized Representatives, Junior-Lien Collateral Agents or Junior-Lien Secured Parties, which authorization, being coupled with an interest, is irrevocable) and (iii) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of First-Lien Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (A) first, prior to the occurrence of the Discharge of First-Lien Obligations, to the First-Lien Collateral Agents for the benefit of First-Lien Secured Parties pursuant to the terms of the First-Lien Debt Documents (and subject to the First-Lien Intercreditor Agreement to the extent applicable), (B) second, after the occurrence of the Discharge of First-Lien Obligations, to the Designated

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Junior- Lien Collateral Agent for the benefit of the Junior-Lien Secured Parties pursuant to the terms of the applicable Junior-Lien Debt Documents and (C) third, if no Junior-Lien Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. So long as the Discharge of First-Lien Obligations has not occurred, if any Junior-Lien Authorized Representative, any Junior-Lien Collateral Agent or any Junior-Lien Secured Party shall, at any time, receive any proceeds of any such policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Applicable First-Lien Collateral Agent in accordance with the terms of Section 4.2.

Section 5.3    Junior-Lien Collateral Documents. (a) Each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent, for itself and on behalf of each Junior- Lien Secured Party under its Junior-Lien Debt Facility, agrees that, unless otherwise agreed in writing by the First-Lien Collateral Agents, each Junior-Lien Collateral Document under its Junior-Lien Debt Facility shall include the following language (or language to a similar effect reasonably approved by the First-Lien Collateral Agents):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Junior-Lien Collateral Agent] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the First-Lien Secured Parties (as defined in the Intercreditor Agreement referred to below), including, without limitation, liens and security interests granted to Bank of America, N.A., as administrative agent, pursuant to or in connection with the Amended and Restated Credit Agreement, dated as of February 19, 2013, as the same has been or may from time to time in the future be, further amended, amended and restated, supplemented or otherwise modified from time to time, among Holdings, the Company, the other guarantors party thereto, the lenders from time to time parties thereto and Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and to the liens and security interests granted to Wells Fargo Bank, National Association, as collateral agent, pursuant to the Indenture dated as of May 9, 2012, among the Company, Holdings, the Guarantors identified therein, Wells Fargo Bank, National Association, as trustee and as collateral agent (as amended, supplemented or otherwise modified from time to time) and (ii) the exercise of any right or remedy by the [Junior-Lien Collateral Agent] hereunder is subject to the limitations and provisions of the Junior-Lien Intercreditor Agreement dated as of [            ], 20[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Company, Holdings, the other Grantors party thereto, Bank of America, N.A., as Credit Agreement Administrative Agent and Authorized Representative for the Credit Agreement Secured Parties, Wells Fargo Bank, National Association, as Initial Additional First-Lien Collateral Agent and Initial Additional First- Lien Authorized Representative, [    ], as Initial Junior-Lien Collateral Agent, [ ], as Initial Junior-Lien Authorized Representative and each additional Authorized Representative that becomes party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

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In addition, each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent, on behalf of the Junior-Lien Secured Parties, agree that each mortgage, if applicable, covering any Shared Collateral shall contain such other language as the Applicable First-Lien Collateral Agent may reasonably request to reflect the subordination of such mortgage to the First-Liens in respect of such Shared Collateral.

(b)    In the event any First-Lien Collateral Agent enters into any amendment, waiver or consent in respect of any of the First-Lien Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First-Lien Collateral Document or changing in any manner the rights of any parties thereunder, in each case solely with respect to any Shared Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Junior-Lien Collateral Document without the consent of or action by any Junior-Lien Secured Party; provided that notice of such amendment, waiver or consent shall be given to the Designated Junior-Lien Authorized Representative no later than 30 days after its effectiveness and, provided, further, that the failure to give such notice shall not affect the effectiveness and validity thereof.

(a)    Anything contained herein to the contrary notwithstanding, until the Discharge of First-Lien Obligations has occurred, no Junior-Lien Collateral Document shall be entered into unless the Collateral covered thereby is also subject to a perfected first-priority interest in favor of each First-Lien Collateral Agent for the benefit of the First-Lien Secured Parties pursuant to the First-Lien Collateral Documents (other than with respect to Additional First-Lien Debt Obligations that, by their terms, are not intended to be secured by all of the First- Lien Collateral and, in particular, are not intended to be secured by such Collateral).

Section 5.4    Amendments to First-Lien Debt Documents; First-Lien Obligations. Each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent, on behalf of itself and the Junior-Lien Secured Parties, agrees that, without affecting the obligations of the Junior-Lien Secured Parties hereunder, the First-Lien Collateral Agents, the First-Lien Authorized Representatives and the First-Lien Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior-Lien Secured Party, and without incurring any liability to such Junior-Lien Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure or otherwise modify any of the First-Lien Debt Documents in any manner whatsoever, including to (i) change the manner, place, time or terms of payment, or renew, alter or increase, all or any of the First-Lien Obligations, or otherwise amend, restate, supplement or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the First-Lien Obligations or any of the First-Lien Debt Documents, (ii) retain or obtain a Lien on any Property of any Person to secure any of the First- Lien Obligations, and in connection therewith to enter into any additional First-Lien Debt Documents, (iii) amend, or grant any waiver, compromise or release with respect to, or consent to any departure from, any guaranty or other obligation of any Person obligated in any manner under or in respect of the First-Lien Obligations, (iv) release its Lien on any Shared Collateral or other Property, (v) exercise or refrain from exercising any rights against any Grantor or any other Person, (vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the First-Lien Obligations, and (vii) otherwise manage and supervise the First-Lien Obligations as the applicable First-Lien Collateral Agents or First-Lien Authorized Representatives shall deem appropriate.

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Section 5.5    Amendments to Junior-Lien Debt Documents. Each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent, on behalf of themselves and the Junior-Lien Secured Parties, agree that they shall not at any time execute or deliver any amendment or other modification to any of the Junior-Lien Debt Documents inconsistent with or in violation of this Agreement or any then effective First-Lien Debt Document. Subject to the immediately preceding sentence, each First-Lien Collateral Agent, on behalf of itself and the First-Lien Secured Parties represented thereby, agrees that, without affecting the obligations of the First-Lien Secured Parties hereunder, the Junior-Lien Authorized Representatives, the Junior- Lien Collateral Agents and the Junior-Lien Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to any First-Lien Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to such First-Lien Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure or otherwise modify any of the Junior-Lien Debt Documents in any manner whatsoever, including to (i) change the manner, place, time or terms of payment, or renew, alter or increase, all or any of the Junior-Lien Obligations, or otherwise amend, restate, supplement or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior-Lien Obligations or any of the Junior-Lien Debt Documents, (ii) retain or obtain a Lien on any Property of any Person to secure any of the Junior-Lien Obligations, and in connection therewith to enter into any additional Junior-Lien Debt Documents, (iii) amend, or grant any waiver, compromise or release with respect to, or consent to any departure from, any guaranty or other obligation of any Person obligated in any manner under or in respect of the Junior-Lien Obligations, (iv) release its Lien on any Shared Collateral or other Property, (v) exercise or refrain from exercising any rights against any Grantor or any other Person, (vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior-Lien Obligations, and (vii) otherwise manage and supervise the Junior-Lien Obligations as the relevant Junior-Lien Authorized Representative shall deem appropriate.

Section 5.6    Copies of Amendment Documentation. The Company agrees to promptly deliver to the First-Lien Collateral Agents copies of (i) any amendments, supplements or other modifications to the Junior-Lien Collateral Documents and (ii) any new Junior-Lien Collateral Documents promptly after effectiveness thereof.

Section 5.7    Rights as Unsecured Creditors. Subject to Section 3.2 and Articles VI and VIII, the Junior-Lien Authorized Representatives, the Junior-Lien Collateral Agents and the Junior-Lien Secured Parties may exercise rights and remedies as unsecured creditors against the Company and any other Grantor in accordance with the terms of the Junior-Lien Debt Documents, applicable law and this Agreement. Nothing in this Agreement shall prohibit the receipt by any Junior-Lien Authorized Representative, any Junior-Lien Collateral Agent or any Junior-Lien Secured Party of the required payments of interest and principal so long as such receipt is not the direct or indirect result of (a) the exercise in contravention of this Agreement by any Junior-Lien Authorized Representative, any Junior-Lien Collateral Agent or any Junior-Lien

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Secured Party of rights or remedies as a secured creditor in respect of Shared Collateral or other Collateral or (b) enforcement in contravention of this Agreement of any Lien in respect of Junior-Lien Obligations held by any of them. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the First-Lien Collateral Agents, the First-Lien Authorized Representatives or the First-Lien Secured Parties may have with respect to the First- Lien Collateral.

Section 5.8    Gratuitous Bailee for Perfection. (a) Each First-Lien Collateral Agent acknowledges and agrees that if it shall at any time hold a Lien securing any First-Lien Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such First-Lien Collateral Agent, or of agents or bailees of such First-Lien Collateral Agent (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, such First-Lien Collateral Agent shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Junior-Lien Collateral Agent, in each case solely for the purpose of perfecting the Liens granted under the relevant Junior-Lien Collateral Documents and subject to the terms and conditions of this Section 5.8.

(b)    In the event that any First-Lien Collateral Agent (or its agents or bailees) has Lien filings against Intellectual Property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, such First-Lien Collateral Agent agrees to hold such Liens as sub-agent and gratuitous bailee for the relevant Junior-Lien Collateral Agent and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Junior-Lien Collateral Documents, subject to the terms and conditions of this Section 5.8 (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC).

(c)    Except as otherwise specifically provided herein, until the Discharge of First-Lien Obligations has occurred, the First-Lien Collateral Agents shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the First-Lien Debt Documents as if the Liens under the Junior-Lien Collateral Documents did not exist. The rights of the Junior-Lien Authorized Representatives, the Junior-Lien Collateral Agents and the Junior- Lien Secured Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d)    No First-Lien Collateral Agent shall have any obligation whatsoever to any Junior-Lien Authorized Representative, any Junior-Lien Collateral Agent or any Junior-Lien Secured Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.8. The duties or responsibilities of the First-Lien Collateral Agents under this Section 5.8 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.8 as sub-agent and gratuitous bailee for the relevant Junior-Lien Collateral Agent for purposes of perfecting the Lien held by such Junior-Lien Collateral Agent.

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(e)    No First-Lien Collateral Agent shall have by reason of the Junior-Lien Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Junior-Lien Authorized Representative, any Junior-Lien Collateral Agent or any Junior-Lien Secured Party, and each Junior-Lien Authorized Representative and each Junior- Lien Collateral Agent, for itself and on behalf of each Junior-Lien Secured Party under its Junior-Lien Debt Facility, hereby waives and releases each First-Lien Collateral Agent from all claims and liabilities arising pursuant to such First-Lien Collateral Agent’s role under this Section 5.8 as sub-agent and gratuitous bailee with respect to the Shared Collateral.

(f)    Upon the Discharge of First-Lien Obligations, the Applicable First-Lien Collateral Agent shall, at the Grantors’ sole cost and expense, (A) deliver to the Designated Junior-Lien Collateral Agent all Shared Collateral, including all proceeds thereof, held or controlled by the Applicable First-Lien Collateral Agent or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral (including pursuant to the delivery of change of agent notices under deposit account control agreements and similar agreements) or (B) if the Junior-Lien Obligations are not outstanding at such time, direct and deliver such Shared Collateral to the respective Grantors or as a court of competent jurisdiction may otherwise direct. The Company and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each First-Lien Collateral Agent for loss or damage suffered by such First-Lien Collateral Agent as a result of such transfer, except to the extent such loss or damage is determined by a court of competent jurisdiction by a final and non appealable judgment to have been suffered by such First-Lien Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith. No First-Lien Collateral Agent has any obligation to follow instructions from the Designated Junior-Lien Collateral Agent in contravention of this Agreement.

(g)    None of the First-Lien Collateral Agents nor any of the First-Lien Authorized Representatives or First-Lien Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Company or any Subsidiary or other Grantor to any First-Lien Collateral Agent, any First-Lien Authorized Representative or any First-Lien Secured Party under the First-Lien Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

Section 5.9    When Discharge of First-Lien Obligations Deemed to Not Have Occurred. If, in connection with the Discharge of First-Lien Obligations, the Company or any other Grantor enters into any substantially concurrent Refinancing of any First-Lien Obligations, then such Discharge of First-Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement and the applicable agreement governing such

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First- Lien Obligations shall automatically be treated as a First-Lien Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the granting by the Applicable First-Lien Collateral Agent of amendments, waivers and consents hereunder and the agent, representative or trustee for the holders of such First-Lien Obligations shall be a First-Lien Collateral Agent for all purposes of this Agreement. Upon receipt of notice that the Company has entered into a new First-Lien Debt Document (which notice shall include the identity of a new First-Lien Collateral Agent), each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent shall promptly (a) enter into such documents and agreements (at the expense of the Company), including amendments or supplements to this Agreement, as the Company or such new First-Lien Collateral Agent shall reasonably request in writing in order to provide the new First-Lien Collateral Agent the rights of a First-Lien Collateral Agent contemplated hereby, in each case consistent in all material respects with this Agreement, (b) to the extent required pursuant to the terms of the First-Lien Intercreditor Agreement, deliver to the new First-Lien Collateral Agent all Shared Collateral, including all proceeds thereof, held or controlled by such Junior-Lien Authorized Representative or such Junior-Lien Collateral Agent or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new First-Lien Collateral Agent is entitled to approve any awards granted in such proceeding.

ARTICLE VI

Insolvency or Liquidation Proceedings

Section 6.1    Filing of Motions. Until the Discharge of First-Lien Obligations has occurred, each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent agrees on behalf of itself and the other Junior-Lien Secured Parties that no Junior-Lien Secured Party shall, in or in connection with any Insolvency or Liquidation Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, join with or support any other Person doing so, or otherwise take any action whatsoever, including without limitation any such action that (a) violates, or is prohibited by, this Article VI (or, in the absence of an Insolvency or Liquidation Proceeding, otherwise would violate or be prohibited by this Agreement), (b) asserts any right, benefit or privilege that arises in favor of the Junior-Lien Authorized Representative, the Junior-Lien Collateral Agents or Junior-Lien Secured Parties, in whole or in part, as a result of their interest in the Shared Collateral (unless the assertion of such right is expressly permitted by this Agreement) or (c) challenges the validity, priority, enforceability or voidability of any Liens or claims held by any First-Lien Collateral Agent or any other First-Lien Secured Party with respect to the Shared Collateral, or the extent to which the First-Lien Obligations constitute secured claims or the value thereof under Section 506(a) of the Bankruptcy Code or otherwise; provided that the Designated Junior-Lien Authorized Representative or the Designated Junior-Lien Collateral Agent may (i) file a proof of claim in an

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Insolvency or Liquidation Proceeding and (ii) file any necessary responsive or defensive pleadings in opposition of any motion or other pleadings made by any Person objecting to or otherwise seeking the disallowance of the claims of the Junior-Lien Secured Parties on the Shared Collateral, subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations on the Junior-Lien Authorized Representatives and Junior-Lien Collateral Agents imposed hereby.

Section 6.2    Financing Issues. Until the Discharge of First-Lien Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding, and if any First-Lien Secured Parties (or their respective Authorized Representative) or the Controlling First-Lien Parties (or the Applicable First-Lien Authorized Representative), shall desire to consent (or not object) to the sale, use or lease of collateral under the Bankruptcy Code or to provide financing to any Grantor under the Bankruptcy Code or to consent (or not object) to the provision of such debtor-in-possession financing to any Grantor by any third party (any such financing, “DIP Financing”), then each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent agrees, on behalf of itself and the other Junior-Lien Secured Parties, that each Junior-Lien Secured Party (a) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, and will not otherwise contest, the sale, use or lease of such collateral or to such DIP Financing, (b) will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such DIP Financing except as set forth in Section 6.4 and (c) will subordinate (and will be deemed hereunder to have subordinated) the Junior-Liens on any Shared Collateral (i) to such DIP Financing on the same terms as the First-Liens are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (ii) to any adequate protection provided to the First-Lien Secured Parties or the Junior-Lien Secured Parties, (iii) to any “carve- out” for professional and United States Trustee fees agreed to by the Applicable First-Lien Collateral Agent or the other First-Lien Secured Parties, and (iv) agrees that notice received two (2) calendar days prior to the entry of an order approving such usage of cash collateral or approving such financing shall be adequate notice. Nothing herein shall prohibit the Junior-Lien Secured Parties from (A) proposing any post-petition financing so long as the First-Lien Secured Parties are receiving post-petition interest in at least the same form being requested by the Junior-Lien Secured Parties or (B) other than with respect to any DIP Financing, objecting to any provision in any post-petition financing.

Section 6.3    Relief from the Automatic Stay. Until the Discharge of First-Lien Obligations has occurred, each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent, for itself and on behalf of each Junior-Lien Secured Party under its Junior-Lien Debt Facility, agrees that (a) none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Applicable First-Lien Collateral Agent and (b) it will raise no objection to, and will not support any objection to, and will not otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of First-Lien Obligations made by any First-Lien Collateral Agent or any holder of First-Lien Obligations.

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Section 6.4    Adequate Protection. Each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent, for itself and on behalf of each Junior-Lien Secured Party under its Junior-Lien Debt Facility, agrees that none of them shall object, contest, support or join with any other Person objecting to or contesting (a) any request by any First-Lien Collateral Agent, First-Lien Authorized Representative or First-Lien Secured Party for adequate protection, (b) any objection by any First-Lien Collateral Agent, First-Lien Authorized Representative or First-Lien Secured Party to any motion, relief, action or proceeding based on any First-Lien Collateral Agent’s or any First-Lien Authorized Representative’s or First-Lien Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of any First-Lien Collateral Agent, any First-Lien Authorized Representative or any other First-Lien Secured Party. Each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent, on behalf of itself and the other Junior-Lien Secured Parties, further agrees that, prior to the Discharge of First-Lien Obligations, none of them shall (i) assert or enforce any claim under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise that is senior to or on a parity with the First-Liens for costs or expenses of preserving or disposing of any Shared Collateral or (ii) seek or accept any form of adequate protection under any of Sections 362, 363 and/or 364 of the Bankruptcy Code. Notwithstanding anything contained in this Section 6.4 or Section 6.2, in any Insolvency or Liquidation Proceeding, (i) the Junior-Lien Authorized Representatives, the Junior-Lien Collateral Agents and the Junior-Lien Secured Parties may seek, support, accept or retain adequate protection (A) only if the First-Lien Secured Parties are granted adequate protection that includes replacement liens on additional collateral and superpriority claims and the First-Lien Collateral Agents do not object to the adequate protection being provided to the First-Lien Secured Parties and (B) solely in the form of (1) a replacement Lien on such additional collateral, subordinated to the Liens securing the First-Lien Obligations and such DIP Financing on the same basis as the other Liens securing the Junior- Lien Obligations are so subordinated to the First-Lien Obligations under this Agreement and (2) superpriority claims junior in all respects to the superpriority claims granted to the First-Lien Secured Parties; provided, however, that the relevant Junior-Lien Authorized Representative or relevant Junior-Lien Collateral Agent, as applicable, shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and the Junior-Lien Secured Parties for which it is acting, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid, under any plan of reorganization under Chapter 11 of the Bankruptcy Code that the First-Lien Secured Parties and First-Lien Agent support, in any combination of cash, debt, equity or other property, and (ii) in the event any Junior-Lien Authorized Representative or any Junior-Lien Collateral Agent, on behalf of itself and the Junior-Lien Secured Parties, receives adequate protection, including in the form of additional collateral, then such Junior-Lien Authorized Representative or Junior-Lien Collateral Agent, on behalf of itself and the Junior-Lien Secured Parties, agrees that the First-Lien Secured Parties shall have a senior Lien and claim on such adequate protection as security for the First- Lien Obligations and that any Lien on any additional collateral securing the Junior-Lien Obligations shall be subordinated to the Liens on such Collateral securing the First-Lien Obligations and any DIP Financing (and all Obligations relating thereto) and any other Liens granted to the First-Lien Secured Parties as adequate protection, with such subordination to be on the same terms that the other Liens securing the Junior-Lien Obligations are subordinated to such First-Lien Obligations under this Agreement.

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Section 6.5    Avoidance Issues. If any First-Lien Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Grantor, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the First-Lien Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Discharge of First-Lien Obligations shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Junior-Lien Secured Parties agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement. Any Shared Collateral or proceeds thereof received by any Junior-Lien Secured Party prior to the time of such Recovery shall be deemed to have been received prior to the Discharge of First-Lien Obligations and subject to the provisions of Section 4.2.

Section 6.6    Application. This Agreement shall be applicable prior to and after the commencement of any Insolvency or Liquidation Proceeding. All references herein to any Grantor shall apply to any trustee for such Person and such Person as debtor in possession. The relative rights as to the Shared Collateral and other Collateral and proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Grantor.

Section 6.7    Waivers. Until the Discharge of First-Lien Obligations has occurred, each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent, on behalf of itself and each applicable Junior-Lien Secured Party, (a) will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or seek to recover any amounts that any Grantor may obtain by virtue of any claim under such Section 506(c) for costs or expenses of preserving or disposing of any Shared Collateral or other Collateral, and (b) will not seek to exercise any rights under Section 1111(b) of the Bankruptcy Code and waives any claim it may now or hereafter have against any First-Lien Secured Party arising out of the election by any First-Lien Secured Parties of the application to the claims of any First-Lien Secured Party of Section 1111(b)(2) of the Bankruptcy Code.

Section 6.8    Asset Dispositions in an Insolvency Proceeding. In an Insolvency or Liquidation Proceeding or otherwise, neither the Junior-Lien Authorized Representatives, the Junior-Lien Collateral Agents nor any other Junior-Lien Secured Party shall oppose any sale or disposition of any Shared Collateral that is consented to or supported by the requisite First-Lien Secured Parties (or their respective Authorized Representative), and each Junior-Lien Authorized Representative, each Junior-Lien Collateral Agent and each other Junior-Lien Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported by the requisite First-Lien Secured Parties and to have released their Liens on such assets.

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Section 6.9    Separate Grants of Security and Separate Classifications. Each party to this Agreement acknowledges and agrees that (a) the grants of Liens pursuant to the First-Lien Collateral Documents and the Junior-Lien Collateral Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Junior-Lien Obligations are fundamentally different from the First-Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding, and the First-Lien Secured Parties and the Junior- Lien Secured Parties shall be entitled to vote as separate classes on any plan of reorganization. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First-Lien Secured Parties and the Junior-Lien Secured Parties in respect of the Shared Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent, for itself and on behalf of each Junior-Lien Secured Party under its Junior-Lien Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Junior-Lien Secured Parties), the First-Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest (whether or not allowed or allowable) before any distribution is made in respect of the Junior-Lien Obligations, with each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent, for itself and on behalf of each Junior-Lien Secured Party under its Junior-Lien Debt Facility, hereby acknowledging and agreeing to turn over to the Applicable First-Lien Collateral Agent amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this Section 6.9, even if such turnover has the effect of reducing the claim or Recovery of the Junior-Lien Secured Parties. Neither any Junior-Lien Authorized Representative, any Junior-Lien Collateral Agent nor any Junior-Lien Secured Party shall oppose or seek to challenge any claim by any First-Lien Collateral Agent or any First-Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of First-Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the First-Lien Secured Party’s Lien, without regard to the existence of the Lien of any Junior-Lien Authorized Representative or any Junior-Lien Collateral Agent on behalf of the Junior-Lien Secured Parties on the Shared Collateral.

Section 6.10    No Waivers of Rights of First-Lien Secured Parties. Nothing contained herein shall prohibit or in any way limit any First-Lien Collateral Agent, any First- Lien Authorized Representative or any other First-Lien Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior-Lien Secured Party, any Junior-Lien Collateral Agent or any Junior-Lien Authorized Representative, including the seeking by any Junior-Lien Secured Party of adequate protection or the assertion by any Junior-Lien Secured Party of any of its rights and remedies under the Junior-Lien Debt Documents or otherwise.

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Section 6.11    Plans of Reorganization. No Junior-Lien Secured Party shall file, propose, support or vote in favor of any plan of reorganization (and each shall vote and shall be deemed to have voted to reject any plan of reorganization) that is inconsistent with the terms of this Agreement. To the extent that any Junior-Lien Secured Party attempts to vote or votes in favor of any plan of reorganization in a manner inconsistent with this Section 6.11, such Junior- Lien Secured Party irrevocably agrees that the Applicable First-Lien Collateral Agent may be, and may be deemed, an “authorized agent” of such party under Bankruptcy Rules 3018(c) and 9010, and that the Applicable First-Lien Collateral Agent shall be authorized and entitled to submit a superseding ballot on behalf of such Junior-Lien Secured Party that is consistent herewith.

Section 6.12    Other Matters. Except as set forth in Sections 6.1, 6.2, 6.4 and 6.8 hereof, to the extent that any Junior-Lien Authorized Representative, any Junior-Lien Collateral Agent or any Junior-Lien Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Junior-Lien Authorized Representative or Junior-Lien Collateral Agent, on behalf of itself and each Junior-Lien Secured Party under its Junior-Lien Debt Facility, agrees not to assert any such rights without the prior written consent of the Applicable First-Lien Collateral Agent; provided that if requested by the First-Lien Collateral Agent, such Junior-Lien Authorized Representative or such Junior-Lien Collateral Agent, as applicable, shall timely exercise such rights in the manner requested by the Applicable First-Lien Collateral Agent, including any rights to payments in respect of such rights. Notwithstanding the foregoing, nothing in this Section 6.12 shall be interpreted to broaden or expand the rights provided in, or waive any limitations, restrictions or prohibitions contained in, Sections 6.1, 6.2, 6.4 or 6.8 hereof.

Section 6.13    Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of any reorganized debtor secured by Liens upon any property of such reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the First-Lien Obligations and the Junior-Lien Obligations, then, to the extent the debt obligations distributed on account of the First-Lien Obligations and on account of the Junior-Lien Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

Section 6.14    Effectiveness in Insolvency Proceeding. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding.

ARTICLE VII

Reliance; etc.

Section 7.1    Reliance. All loans and other extensions of credit made or deemed made on and after the date hereof by the First-Lien Secured Parties to Holdings, the Company or any other Grantor shall be deemed to have been given and made in reliance upon this

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Agreement. Each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent, on behalf of itself and each Junior-Lien Secured Party under its Junior-Lien Debt Facility, acknowledges that it and such Junior-Lien Secured Parties have, independently and without reliance on any First-Lien Collateral Agent or any First-Lien Authorized Representative or other First-Lien Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Junior-Lien Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Junior-Lien Debt Documents or this Agreement.

Section 7.2    No Warranties or Liability. Each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent, on behalf of itself and each Junior-Lien Secured Party under its Junior-Lien Debt Facility, acknowledges and agrees that neither any First-Lien Collateral Agent nor any First-Lien Authorized Representative or other First-Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First-Lien Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The First-Lien Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the First-Lien Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the First-Lien Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Junior-Lien Authorized Representatives, the Junior-Lien Collateral Agents and the Junior-Lien Secured Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any First-Lien Collateral Agent nor any First- Lien Authorized Representative or other First-Lien Secured Party shall have any duty to any Junior-Lien Authorized Representative, any Junior-Lien Collateral Agent or Junior-Lien Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Company or any other Grantor (including the Junior-Lien Debt Documents), regardless of any knowledge thereof that they may have or be charged with.

Except as expressly set forth in this Agreement, the First-Lien Collateral Agents, the First-Lien Authorized Representatives, the First-Lien Secured Parties, the Junior-Lien Authorized Representatives, the Junior-Lien Collateral Agents and the Junior-Lien Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the First-Lien Obligations, the Junior- Lien Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

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Section 7.3    Obligations Unconditional. All rights, interests, agreements and obligations of the First-Lien Collateral Agents, the First-Lien Authorized Representatives, the First-Lien Secured Parties, the Junior-Lien Authorized Representatives, the Junior-Lien Collateral Agents and the Junior-Lien Secured Parties hereunder shall remain in full force and effect irrespective of:

(a)    any lack of validity or enforceability of any First-Lien Debt Document or any Junior-Lien Debt Document;

(b)    any change in the time, manner or place of payment of, or in any other terms of, all or any of the First-Lien Obligations or Junior-Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other First-Lien Debt Document or of the terms of any Junior-Lien Debt Document;

(c)    any exchange of any security interest in any Shared Collateral or any other Collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First-Lien Obligations or Junior-Lien Obligations or any guarantee thereof;

(d)    the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e)    any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Company or any other Grantor in respect of the First-Lien Obligations or (ii) any Junior-Lien Authorized Representative, any Junior-Lien Collateral Agent or any Junior-Lien Secured Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

Section 8.1    Conflicts. Subject to Section 8.17, in the event of any conflict between the provisions of this Agreement and the provisions of any First-Lien Debt Document or any Junior-Lien Debt Document, the provisions of this Agreement shall govern. In the event of any conflict between this Agreement and the First-Lien Intercreditor Agreement, the provisions of the First-Lien Intercreditor Agreement shall govern.

Section 8.2    Continuing Nature of this Agreement; Severability. Subject to Section 6.5, this Agreement shall continue to be effective until Discharge of First-Lien Obligations and the indefeasible payment in full of the Junior-Lien Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the First-Lien Secured Parties may continue, at any time and without notice to the Junior-Lien Authorized Representatives, the Junior-Lien Collateral Agents or any Junior-Lien Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any other Grantor constituting First-Lien Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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Section 8.3    Amendments; Waivers. (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 8.3, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)    Each First-Lien Authorized Representative and each Junior-Lien Authorized Representative may from time to time amend, modify, supplement or waive any provision hereof. Any such amendment, modification supplement or waiver shall be in writing and shall be binding upon the First-Lien Secured Parties and the Junior-Lien Secured Parties and their respective successors and assigns; provided that (x) the Applicable First-Lien Authorized Representative may, without the written consent of any other First-Lien Authorized Representative or any Junior-Lien Authorized Representative, modify this Agreement for the purpose of securing Additional First-Lien Debt Obligations and (y) additional Grantors may be added as parties to this Agreement in accordance with Section 8.7 hereof without the consent of any First-Lien Authorized Representative or Junior-Lien Authorized Representative; provided further that such amendment, modification, supplement or waiver (other than as provided in the immediately preceding proviso) will require the Company’s consent if it amends, modifies, supplements or waives the rights, interests or liabilities, or directly affects the privileges of, any Grantor.

(c)    Notwithstanding the foregoing, without the consent of any Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.8 and upon such execution and delivery, such Authorized Representative and the Secured Parties and First-Lien Obligations or Junior-Lien Obligations of the Debt Facility for which such Authorized Representative is acting shall be subject to the terms hereof. The parties hereto agree that, notwithstanding any failure by any First-Lien Authorized Representative to take the actions described in the immediately preceding sentence, each Person which becomes a New Credit Agreement Agent or an Additional Senior Class Debt Representative, as applicable, under, and as defined in, the First-Lien Intercreditor Agreement shall automatically benefit from the provisions hereof as fully as if same constituted an Additional First-Lien Debt Representative party hereto and had complied with the requirements of the immediately preceding sentence.

Section 8.4    Information Concerning Financial Condition of the Company and the Subsidiaries. Neither any First-Lien Collateral Agent, any First-Lien Authorized Representative nor any other First-Lien Secured Party shall have any obligation to any Junior-Lien Authorized Representative, any Junior-Lien Collateral Agent or any other Junior-Lien Secured Party to keep the Junior-Lien Authorized Representative, any Junior-Lien Collateral Agent or any Junior-Lien Secured Party informed of, and the Junior-Lien Authorized

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Representatives, the Junior-Lien Collateral Agents and the Junior-Lien Secured Parties shall not be entitled to rely on the First- Lien Collateral Agents, the First-Lien Authorized Representatives or the First-Lien Secured Parties with respect to, (a) the financial condition of the Grantors or any endorsers or guarantors of the First-Lien Obligations or the Junior-Lien Obligations or (b) any other circumstances bearing upon the risk of nonpayment of the First-Lien Obligations or the Junior-Lien Obligations. The First-Lien Collateral Agents, the First-Lien Authorized Representatives, the First-Lien Secured Parties, the Junior-Lien Authorized Representatives, the Junior-Lien Collateral Agents and the Junior-Lien Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any First-Lien Collateral Agent, any First-Lien Authorized Representative, any First-Lien Secured Party, any Junior-Lien Authorized Representative, any Junior-Lien Collateral Agent or any Junior-Lien Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the First-Lien Collateral Agents, the First-Lien Authorized Representatives, the First-Lien Secured Parties, the Junior-Lien Authorized Representatives, the Junior-Lien Collateral Agents and the Junior-Lien Secured Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

Section 8.5    Subrogation. Each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent, on behalf of itself and each Junior-Lien Secured Party under its Junior-Lien Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First-Lien Obligations has occurred.

Section 8.6    Application of Payments. Except as otherwise provided herein, all payments received by the First-Lien Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the First-Lien Obligations as the First-Lien Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the First-Lien Debt Documents and Section 4.1. Each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent, on behalf of itself and each applicable Junior-Lien Secured Party, assents to any such extension or postponement of the time of payment of the First-Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the First-Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

Section 8.7    Additional Grantors. It is understood and agreed that Holdings, the Company and each other Grantor on the date of this Agreement shall constitute the original Grantors party hereto. The original Grantors hereby covenant and agree to cause each Subsidiary of the Company which becomes a Loan Party after the date hereof to contemporaneously become a party hereto (as a Grantor) by executing and delivering to the then Applicable First-Lien Authorized Representative and Designated Junior-Lien Authorized Representative an assumption agreement substantially in the form of Annex II hereto (with such

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changes as may be reasonably approved by then Applicable First-Lien Authorized Representative, Designated Junior-Lien Authorized Representative and the Company). The parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person which becomes a Grantor at any time (and any security granted by any such Person) shall be subject to the provisions hereof as fully as if same constituted a Grantor party hereto and had complied with the requirements of the immediately preceding sentence.

Section 8.8    Additional Debt Facilities. (a) To the extent, but only to the extent, permitted by the provisions of the First-Lien Debt Documents and the Junior-Lien Debt Documents which are then in effect, the Company may incur or issue and sell one or more series or classes of Junior-Lien Debt after the date hereof. Any such additional class or series of Junior-Lien Debt (the “Additional Junior-Lien Debt”) may be secured by a junior Lien on Shared Collateral, in each case under and pursuant to the relevant Junior-Lien Collateral Documents for such Additional Junior-Lien Debt, if and subject to the condition that the Junior-Lien Authorized Representative and the Junior-Lien Collateral Agent of any such Additional Junior-Lien Debt (such Junior-Lien Authorized Representative and such Junior-Lien Collateral Agent, each an “Additional Junior-Lien Debt Representative”), acting on behalf of the holders of such Additional Junior-Lien Debt (such Additional Junior-Lien Debt Representatives and holders in respect of any Additional Junior-Lien Debt being referred to as the “Additional Junior-Lien Secured Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), of the immediately succeeding paragraph.

In order for an Additional Junior-Lien Debt Representative to become a party to this Agreement:

(i)    each Additional Junior-Lien Debt Representative of the respective class or series of Additional Junior-Lien Debt and each Grantor then party hereto shall have executed and delivered to the Applicable First-Lien Authorized Representative a Joinder Agreement substantially in the form of Annex III hereto (with such changes as may be reasonably approved by the Applicable First-Lien Authorized Representative and such Additional Junior-Lien Debt Representative) pursuant to which such Additional Junior- Lien Debt Representative (or each such Additional Junior-Lien Debt Representative, as appropriate) becomes an Authorized Representative hereunder, and the Additional Junior-Lien Debt in respect of which such Additional Junior-Lien Debt Representative is the Authorized Representative and the related Additional Junior-Lien Secured Parties become subject hereto and bound hereby;

(ii)    the Company shall have delivered to the Applicable First-Lien Collateral Agent (x) true and complete copies of each of the Junior-Lien Debt Documents relating to such Additional Junior-Lien Debt (which shall be secured by all or any portion of Shared Collateral), certified as being true and correct by a Responsible Officer of the Company, and (y) a certificate of an authorized officer (A) identifying the obligations to be designated as additional Junior-Lien Obligations and the initial aggregate principal amount or face amount thereof and (B) certifying that the incurrence of such Junior-Lien Obligations, the creation of the Liens securing such Junior-Lien Obligations and the designation of such Junior-Lien Obligations as “Junior-Lien Obligations” hereunder do not violate or result in a default under any provision of any First-Lien Debt Document or Junior-Lien Debt Document in effect at such time; and

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(iii)    the Junior-Lien Debt Documents, as applicable, relating to such Additional Junior-Lien Debt shall provide, in a manner reasonably satisfactory to the Applicable First-Lien Authorized Representative, that each Additional Junior-Lien Secured Party with respect to such Additional Junior-Lien Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Junior-Lien Debt.

(b)    Any class or series of Additional First-Lien Debt or any replacement Credit Agreement (and the related First-Lien Obligations) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the relevant First-Lien Collateral Documents and the First-Lien Intercreditor Agreement. The First-Lien Authorized Representative and the First-Lien Collateral Agent of any such First-Lien Facilities (such First-Lien Authorized Representative and such First-Lien Collateral Agent, each an “Additional First-Lien Debt Representative”), acting on behalf of the holders of such First-Lien Facilities, may become a party to this Agreement by satisfying the conditions set forth in the immediately succeeding sentence. In order for an Additional First-Lien Debt Representative to become a party to this Agreement, such Additional First-Lien Debt Representative shall have executed and delivered to the Applicable First-Lien Authorized Representative a Joinder Agreement substantially in the form of Annex IV hereto (with such changes as may be reasonably approved by the Applicable First-Lien Authorized Representative and such Additional First-Lien Debt Representative) pursuant to which such Additional First-Lien Debt Representative becomes a First-Lien Authorized Representative and/or First-Lien Collateral Agent hereunder.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED ABOVE IN THIS SECTION 8.8(b) OR ELSEWHERE IN THIS AGREEMENT, EACH FIRST- LIEN AUTHORIZED REPRESENTATIVE WHICH AT ANY TIME IS AN “AUTHORIZED REPRESENTATIVE” UNDER, AND AS DEFINED IN, THE FIRST-LIEN INTERCREDITOR AGREEMENT, AND ALL “FIRST LIEN SECURED PARTIES” AS DEFINED IN THE FIRST-LIEN INTERCREDITOR AGREEMENT (WITH RESPECT TO THE FIRST LIEN OBLIGATIONS HELD BY THEM FROM TIME TO TIME), SHALL AUTOMATICALLY BE ENTITLED TO THE BENEFIT OF ALL PROVISIONS OF THIS AGREEMENT (AND SHALL CONSTITUTE THIRD-PARTY BENEFICIARIES HEREOF) WHETHER OR NOT THEIR RESPECTIVE AUTHORIZED REPRESENTATIVES (AS DEFINED IN THE FIRST- LIEN INTERCREDITOR AGREEMENT) SHALL HAVE BECOME PARTY HERETO OR TAKEN THE ACTIONS DESCRIBED ABOVE IN THIS SECTION 8.8(b). THE PROVISIONS OF THIS AGREEMENT (INCLUDING WITHOUT LIMITATION THE PROVISIONS OF THIS PARAGRAPH) ARE ENTERED INTO FOR THE EXPRESS BENEFIT OF THE FIRST-LIEN SECURED PARTIES AND MAY NOT BE MODIFIED TO THEIR DETRIMENT WITHOUT THE CONSENT OF THE AUTHORIZED REPRESENTATIVES FOR EACH CLASS OF FIRST-LIEN OBLIGATIONS THEN OUTSTANDING.

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Section 8.9    Consent to Jurisdiction; Waivers. Each First-Lien Collateral Agent and each Authorized Representative irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at the address referred to in Section 8.10;

(d)    agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.9 any special, exemplary, punitive or consequential damages.

Section 8.10    Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i)    if to the Company or any other Grantor, to the Company, at its address at HDQ Campus-Bldg. A, 3150 Sabre Drive, Southlake, TX 76092 Attention of: General Counsel, facsimile no. (682) 605-7820;

(ii)    if to the Initial Junior-Lien Authorized Representative to it at [            ], Attention of: [            ], facsimile no. [            ];

(iii)    if to the Initial Junior-Lien Collateral Agent to it at [            ], Attention of:[            ], facsimile no. [            ];

(iv)    if to the Credit Agreement Administrative Agent, to it at [            ], USA Attention of: [            ], facsimile no. [            ];

(v)    if to the Initial Additional First-Lien Authorized Representative, to it at Wells Fargo Bank, National Association, 333 S Grand Ave – Floor 05, Los Angeles, CA 90071-1404, Attention of: Corporate Municipal and Escrow Services, Administrator—Sabre GLBL Inc., facsimile no. (214) 253-7598;

(vi)    if to the Initial Additional First-Lien Collateral Agent, to it at Wells Fargo Bank, National Association, 333 S Grand Ave – Floor 05, Los Angeles, CA 90071-1404, Attention of: Corporate Municipal and Escrow Services, Administrator—Sabre GLBL Inc., facsimile no. (214) 253-7598; and

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(vii)    if to any other Junior-Lien Authorized Representative, Junior-Lien Collateral Agent, First-Lien Authorized Representative or First-Lien Collateral Agent to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.8.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among each First-Lien Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

Section 8.11    Further Assurances. Each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Applicable First-Lien Authorized Representative may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

Section 8.12    Governing Law; Waiver of Jury Trial. (A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(B)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 8.13    Binding on Successors and Assigns. This Agreement shall be binding upon the First-Lien Collateral Agents, the First-Lien Authorized Representatives, the First-Lien Secured Parties, the Junior-Lien Authorized Representatives, the Junior-Lien Collateral Agents, the Junior-Lien Secured Parties, the Company, the other Grantors party hereto and their respective successors and assigns. Any successor of any Collateral Agent or Authorized Representative will automatically succeed to and become vested with all the rights, powers, privileges and duties of a Collateral Agent or Authorized Representative hereunder, as applicable. Notwithstanding the immediately preceding sentence, any successor of any Collateral Agent or Authorized Representative will execute and deliver any documents and instruments as shall be reasonably requested by the Applicable First-Lien Authorized Representative to evidence its succession as a Collateral Agent or Authorized Representative, as applicable, and its becoming party to this Agreement.

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Section 8.14    Specific Performance. The First-Lien Collateral Agents may demand specific performance of this Agreement. Each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any First-Lien Collateral Agent.

Section 8.15    Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

Section 8.16    Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 8.17    Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. Each of the Initial Junior-Lien Authorized Representative and the Initial Junior-Lien Collateral Agent represents and warrants that this Agreement is binding upon the Initial Junior-Lien Authorized Representative, the Initial Junior- Lien Collateral Agent and the Initial Junior-Lien Secured Parties.

Section 8.18    No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the First-Lien Collateral Agents, the First-Lien Authorized Representatives, the First-Lien Secured Parties, the Junior-Lien Authorized Representatives, the Junior-Lien Collateral Agents and the Junior-Lien Secured Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.

Section 8.19    Effectiveness. This Agreement shall become effective when executed and delivered by the original parties hereto listed in the introductory paragraph hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding. All references to the Company or any other Grantor shall include the Company or any other Grantor as debtor and debtor-in-possession and any receiver or trustee for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

Section 8.20    First-Lien Collateral Agent and Trustee. It is understood and agreed that (a) the Credit Agreement Administrative Agent is entering into this Agreement in its capacities as administrative agent and collateral agent under the Credit Agreement and the provisions of Article X of the Credit Agreement applicable to it as administrative agent and collateral agent thereunder shall also apply to it as a First-Lien Collateral Agent hereunder, (b) the Initial Additional First-Lien Collateral Agent is entering into this Agreement in its capacities as trustee and collateral agent under the Initial Additional First-Lien Agreement and the provisions of Sections 7 and 10 thereunder shall also apply to it as a First-Lien Collateral Agent hereunder and (c) the Initial Junior-Lien Collateral Agent is entering into this Agreement in its

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capacity as [trustee and collateral agent] under the indenture referred to the definition of “Initial Junior-Lien Debt Documents” and the provisions of [            ] of such indenture applicable to such [trustee] thereunder shall also apply to such [trustee] hereunder.

Section 8.21    Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.1(a) or 5.1(d)), nothing in this Agreement is intended to or will (a) permit the Company or any other Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement or any other First-Lien Debt Document or any Junior-Lien Debt Documents, (b) change the relative priorities of the First-Lien Obligations or the Liens granted under the First-Lien Collateral Documents on the Shared Collateral (or any other assets) as among the First-Lien Secured Parties, (c) otherwise change the relative rights of the First-Lien Secured Parties in respect of the Shared Collateral as among such First-Lien Secured Parties or (d) obligate the Company or any other Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement or any other First-Lien Debt Document or any Junior-Lien Debt Document.

Section 8.22    Intercreditor Agreements. Each party hereto agrees that the First- Lien Secured Parties (as among themselves) and the Junior-Lien Secured Parties (as among themselves) may each enter into intercreditor agreements (or similar arrangements) with (x) in the case of First-Lien Obligations, the applicable First-Lien Collateral Agents and applicable First-Lien Authorized Representatives, or (y) in the case of Junior-Lien Obligations, the applicable Junior-Lien Authorized Representatives and applicable Junior-Lien Collateral Agents, governing the rights, benefits and privileges as among the First-Lien Secured Parties or the Junior-Lien Secured Parties, as the case may be, in respect of all or a portion of the Shared Collateral, this Agreement and the other First-Lien Collateral Documents or Junior-Lien Collateral Documents, as the case may be, including as to application of proceeds of the Shared Collateral, voting rights, control of the Shared Collateral and waivers with respect to the Shared Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement or the other First-Lien Collateral Documents or Junior-Lien Collateral Documents, as the case may be. In any event, if a respective intercreditor agreement (or similar arrangement) exists (except for the First-Lien Intercreditor Agreement), the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any other First-Lien Collateral Document or Junior-Lien Collateral Document, and the provisions of this Agreement and the other First-Lien Collateral Documents and Junior-Lien Collateral Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms thereof, including to give effect to any intercreditor agreement (or similar arrangement))

Section 8.23    Acknowledgement. Each Junior-Lien Authorized Representative and each Junior-Lien Collateral Agent hereby acknowledges that there are assets of the Company, the other Grantors and their Subsidiaries which are subject to Liens in favor of the First-Lien Secured Parties or other creditors but which do not constitute Shared Collateral, and nothing in this Agreement shall grant or imply the grant of any Lien or other security interest in such assets in favor of any Junior-Lien Secured Party to secure any Junior-Lien Obligations.

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Section 8.24    Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SABRE GLBL INC.

By:

Name:
Title:

SABRE HOLDINGS CORPORATION

By:

Name:
Title:

[GRANTORS]

By:

Name:
Title:

By:

Name:
Title:

BANK OF AMERICA, N.A. as Credit Agreement Administrative Agent and as Authorized Representative for the Credit Agreement Secured Parties

By:
Name:
Title:

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Initial Additional First-Lien Collateral Agent and as Initial Additional First-Lien Authorized Representative

By:
Name:
Title:

[ ],
as Initial Junior-Lien Authorized Representative

By:

Name:
Title:

[ ], as Initial Junior-Lien Collateral Agent

By:

Name:
Title:

ANNEX I

to the

Junior-Lien Intercreditor Agreement

GRANTORS

[Insert Grantors existing on the date of the Junior-Lien Intercreditor Agreement]

ANNEX II

to the

Junior-Lien Intercreditor Agreement

ASSUMPTION AGREEMENT TO THE JUNIOR-LIEN INTERCREDITOR AGREEMENT

The undersigned, [                    ], a [                                             ], hereby agrees to become party as a Grantor under the Junior-Lien Intercreditor Agreement dated as of [                                         ], 20[    ] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Junior-Lien Intercreditor Agreement”), among Sabre Holdings Corporation, a Delaware corporation, Sabre GLBL Inc., a Delaware corporation, the other Grantors from time to time party thereto, Deutsche Bank AG New York Branch, as Credit Agreement Administrative Agent, Bank of America, N.A., as Authorized Representative for the Credit Agreement Secured Parties, Wells Fargo Bank, National Association, as Initial Additional First-Lien Collateral Agent, Wells Fargo Bank, National Association, as Initial Additional First-Lien Authorized Representative, [    ], as Initial Junior- Lien Authorized Representative, [    ], as Initial Junior-Lien Collateral Agent and each additional Authorized Representative and Collateral Agent from time to time a party thereto, for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Junior-Lien Intercreditor Agreement as fully as if the undersigned had executed and delivered the Junior- Lien Intercreditor Agreement as of the date thereof. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior-Lien Intercreditor Agreement.

The provisions of Article VIII of the Junior-Lien Intercreditor Agreement will apply with like effect to this Assumption Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Assumption Agreement to be executed by their respective officers or representatives as of                     , 20    .

[ ]

By:

Name:

( )

Title:

ANNEX III

to the

Junior-Lien Intercreditor Agreement

ADDITIONAL JUNIOR-LIEN DEBT JOINDER AGREEMENT NO. [    ] dated as of [    ], 20[ ] (the “Joinder Agreement”) to the JUNIOR-LIEN INTERCREDITOR AGREEMENT (as defined below), among Sabre Holdings Corporation, a Delaware corporation (“Holdings”), Sabre GLBL Inc., a Delaware corporation (the “Company”), certain subsidiaries and affiliates of the Company (together with Holdings and the Company, each a “Grantor”) and each New Representative (as defined below) party hereto.

A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior-Lien Intercreditor Agreement dated as of [    ], 20[    ] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Junior-Lien Intercreditor Agreement”), among Holdings, the Company, each other Grantor from time to time party thereto, Bank of America, N.A., as Credit Agreement Administrative Agent, Deutsche Bank AG New York Branch, as Authorized Representative for the Credit Agreement Secured Parties, Wells Fargo Bank, National Association, as Initial Additional First-Lien Collateral Agent, Wells Fargo Bank, National Association, as Initial Additional First-Lien Authorized Representative, [    ], as Initial Junior-Lien Authorized Representative, [    ], as Initial Junior-Lien Collateral Agent, and each additional Authorized Representative and Collateral Agent from time to time a party thereto.

B.    As a condition to the ability of the Company to incur or issue Additional Junior-Lien Debt and to secure such Additional Junior-Lien Debt with the liens and security interests created by the Junior-Lien Collateral Documents for such Additional Junior-Lien Debt, each Additional Junior-Lien Debt Representative in respect of such Additional Junior-Lien Debt is required to become a Junior-Lien Authorized Representative and/or an Additional Junior-Lien Collateral Agent, as applicable, and such Additional Junior-Lien Debt and the Additional Junior- Lien Secured Parties in respect thereof are required to become subject to and bound by the Junior-Lien Intercreditor Agreement. Section 8.8(a) of the Junior-Lien Intercreditor Agreement provides that each such Additional Junior-Lien Debt Representative may become a Junior-Lien Authorized Representative and/or an Additional Junior-Lien Collateral Agent, as applicable, and such Additional Junior-Lien Debt and such Additional Junior-Lien Secured Parties may become subject to and bound by the Junior-Lien Intercreditor Agreement, upon the execution and delivery by each Additional Junior-Lien Debt Representative of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 8.8(a) of the Junior-Lien Intercreditor Agreement. Each undersigned Additional Junior-Lien Debt Representative (each, a “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the Junior-Lien Intercreditor Agreement and the Junior-Lien Collateral Documents.

ANNEX III

to

the Junior-Lien Intercreditor Agreement

Agreement Page 2

Accordingly, each New Representative party hereto agrees as follows:

Section 1.    Accession to the Intercreditor Agreement. In accordance with Section 8.8(a) of the Junior-Lien Intercreditor Agreement, each New Representative by its signature below becomes a Junior-Lien Authorized Representative and/or an Additional Junior-Lien Collateral Agent, as applicable, under, and the related Additional Junior-Lien Debt and Additional Junior-Lien Secured Parties become subject to and bound by, the Junior-Lien Intercreditor Agreement with the same force and effect as if such New Representative had originally been named therein as a Junior-Lien Authorized Representative and/or an Additional Junior-Lien Collateral Agent, as applicable, and each New Representative on its behalf and on behalf of such Additional Junior-Lien Secured Parties, hereby agrees to all the terms and provisions of the Junior-Lien Intercreditor Agreement applicable to it as a Junior-Lien Authorized Representative and/or Additional Junior-Lien Collateral Agent, as applicable, and to the Additional Junior-Lien Secured Parties that it represents as Junior-Lien Secured Parties. Each reference to a “Junior-Lien Authorized Representative” in the Junior-Lien Intercreditor Agreement shall be deemed to include each New Representative executing this Joinder Agreement as a Junior-Lien Authorized Representative and each reference to an “Additional Junior-Lien Collateral Agent” in the Junior-Lien Intercreditor Agreement shall be deemed to include each New Representative executing this Joinder Agreement as an Additional Junior-Lien Collateral Agent. The Junior-Lien Intercreditor Agreement is hereby incorporated herein by reference.

Section 2.    Representations, Warranties and Acknowledgment of each New Representative. Each New Representative represents and warrants to each First-Lien Secured Party and each Junior-Lien Secured Party, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, and (iii) the Junior-Lien Debt Documents relating to such Additional Junior-Lien Debt provide that, upon such New Representative’s entry into this Joinder Agreement, each Additional Junior-Lien Secured Party with respect to such Additional Junior-Lien Debt will be subject to and bound by the provisions of the Junior-Lien Intercreditor Agreement as Additional Junior-Lien Secured Parties.

Section 3.    Counterparts. This Joinder Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when the Applicable First-Lien Authorized Representative shall have received a counterpart of this Joinder Agreement that bears the signature of each New Representative. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Joinder Agreement.

Section 4.    Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Junior-Lien Intercreditor Agreement. Except as expressly supplemented hereby, the Junior-Lien Intercreditor Agreement shall remain in full force and effect.

ANNEX III

to

the Junior-Lien Intercreditor Agreement

Agreement Page 3

Section 5.    Governing Law. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 6.    Severability. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior-Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.    Notices. All communications and notices hereunder shall be in writing and given as provided in Section 8.10 of the Junior-Lien Intercreditor Agreement. All communications and notices hereunder to each New Representative shall be given to it at its address set forth below its signature hereto.

Section 8.    Expenses. The Company agrees to reimburse each Collateral Agent and each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable fees, other charges and disbursements of counsel.

IN WITNESS WHEREOF, each undersigned New Representative has duly executed this Joinder Agreement to the Junior-Lien Intercreditor Agreement as of the day and year first above written.

[[NAME OF NEW REPRESENTATIVE], as Authorized Representative for the holders of
[ ],

By:

Name:
Title:

Address for notices:

attention of:

Facsimile:

[NAME OF NEW REPRESENTATIVE], as
Additional Junior-Lien Collateral Agent,

By:

Name:
Title:

Address for notices:

attention of:

Facsimile:	[1]

[1]

Appropriate signature blocks if the Authorized Representative of the relevant Additional Junior-Lien Debt is a different entity from the Additional Junior-Lien Collateral Agent of such Additional Junior-Lien Debt.

[[NAME OF NEW REPRESENTATIVE], as Authorized Representative and Additional Junior-Lien Collateral Agent for the holders of
[ ],

By:

Name:
Title:

Address for notices:

attention of:

Facsimile:	[2]

[2]

Appropriate signature block if the Authorized Representative of the relevant Additional Junior-Lien Debt is also acting as the Additional Junior-Lien Collateral Agent of such Additional Junior-Lien Debt.

Acknowledged by:
SABRE HOLDINGS CORPORATION, as Holdings

By:
Name:
Title:

SABRE GLBL INC., as Company

By:
Name:
Title:

THE OTHER GRANTORS LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

SCHEDULE I to ANNEX III

to the

Junior-Lien Intercreditor Agreement

GRANTORS

ANNEX IV

to the

Junior-Lien Intercreditor Agreement

ADDITIONAL FIRST-LIEN DEBT JOINDER AGREEMENT NO. [    ] TO THE

JUNIOR-LIEN INTERCREDITOR AGREEMENT

The undersigned, [                            ], hereby agrees to become party as a [First-Lien Authorized Representative][and][First-Lien Collateral Agent] under the Junior-Lien Intercreditor Agreement dated as of [                    ], 20[    ] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Junior-Lien Intercreditor Agreement”), among Sabre Holdings Corporation, a Delaware corporation, Sabre GLBL Inc., a Delaware corporation, the other Grantors from time to time party thereto, Bank of America, N.A., as Credit Agreement Administrative Agent, Bank of America, N.A., as Authorized Representative for the Credit Agreement Secured Parties, Wells Fargo Bank, National Association, as Initial Additional First-Lien Collateral Agent, Wells Fargo Bank, National Association, as Initial Additional First-Lien Authorized Representative, [            ], as Initial Junior-Lien Authorized Representative, [    ], as Initial Junior-Lien Collateral Agent and each additional Authorized Representative and Collateral Agent from time to time a party thereto, for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Junior-Lien Intercreditor Agreement as fully as if the undersigned had executed and delivered the Junior-Lien Intercreditor Agreement as of the date thereof. The undersigned is a [“New Credit Agreement Agent”][“Additional Senior Class Debt Representative”] under, and as defined in, the First-Lien Intercreditor Agreement. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior-Lien Intercreditor Agreement.

The provisions of Article VIII of the Junior-Lien Intercreditor Agreement will apply with like effect to this Assumption Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be executed by their respective officers or representatives as of             , 20     .

[Signature page follows]

[ ], as a [First- Lien Authorized Representative] [and] [First-Lien Collateral Agent] for the holders of
[ ]

By:

Name:

Title:

Address for notices:

attention of:

Facsimile: